As filed with the Securities and Exchange Commission on April 20, 2022

Registration No. 333-[        ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2195389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Natasha R. Luddington

Senior Executive Vice President, Chief Legal Officer and Corporate Secretary

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barley Snyder LLP 126 East King Street Lancaster, Pennsylvania 17602 Attn: Paul G. Mattaini, Esq. Kimberly J. Decker, Esq.	Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, D.C. 20007-4444 Attn: Philip R. Bevan, Esq. Hugh T. Wilkinson, Esq.

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an x in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Fulton Financial Corporation common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED APRIL 20, 2022 SUBJECT TO COMPLETION

Dear Shareholder:

You are cordially invited to a special meeting of the shareholders of Prudential Bancorp, Inc., a Pennsylvania corporation, which we refer to as Prudential. The special meeting will be held virtually via the Internet, on [    ·    ], 2022, at [    ·    ] [    ·    ].m., eastern time. At the special meeting, holders of Prudential shares of common stock, which we refer to as Prudential shares, will be asked to approve the Agreement and Plan of Merger, dated as of March 1, 2022, by and between Fulton Financial Corporation, which we refer to as Fulton, and Prudential, pursuant to which Prudential will merge with and into Fulton, with Fulton as the surviving corporation. We refer to the Agreement and Plan of Merger as the merger agreement, the merger between Prudential and Fulton as the merger and the proposal to approve the merger agreement as the merger proposal. Following the merger, Prudential Bank, a wholly owned subsidiary of Prudential, will merge with and into Fulton Bank, National Association, a wholly owned subsidiary of Fulton, which we refer to as Fulton Bank, with Fulton Bank as the surviving bank.

At the effective time of the merger, each Prudential common share, which we refer to as a Prudential share and collectively we refer to all such shares as the Prudential shares, other than canceled shares (as such term is defined in the merger agreement), will be converted into the right to receive (i) $3.65 in cash and (ii) 0.7974 of a share of Fulton common stock, with cash paid in lieu of each fractional share of Fulton common stock, subject to adjustment as described in the merger agreement.

The market value of the stock portion of the merger consideration described above will fluctuate with the price of Fulton common stock. Based on the closing price of Fulton common stock on March 1, 2022, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of Prudential shares was $17.52. Based on the closing price of Fulton common stock on [    ·    ], 2022, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Prudential shares was $[    ·    ]. You should obtain current price quotations for Prudential shares and Fulton common stock. Prudential shares are traded on the NASDAQ Global Market, under the symbol “PBIP”, and Fulton common stock is traded on the NASDAQ Global Select Market, under the symbol “FULT.” Although the number of shares of Fulton common stock that holders of Prudential shares will be entitled to receive for each Prudential share owned is fixed, the market value of the stock portion of the merger consideration will fluctuate with the market price of Fulton common stock and will not be known at the time Prudential shareholders vote on the merger. However, as described in more detail in this proxy statement/prospectus, under the terms of the merger agreement, if the value of the merger consideration to be paid per Prudential share decreases below $13.91 over a period ending shortly before the closing date, and if, over the same period, the percentage decline in Fulton’s stock value, comparing the signing date price of Fulton’s common stock to the volume weighted average price during such period, is 20% greater than the decline in the KBW NASDAQ Regional Banking Index over the same period, Prudential has the right to terminate the merger agreement, unless Fulton then elects to increase the exchange ratio or the cash to be paid in the merger.

The merger is intended to qualify, and the obligation of Fulton and Prudential to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Code. The receipt of the stock consideration in the merger is expected to qualify as a tax-free exchange for Prudential shareholders.

The Board of Directors of Prudential, which we refer to as the Prudential Board, has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Prudential and its shareholders. The Prudential Board recommends that the Prudential shareholders vote “FOR” the merger proposal.

Prudential shareholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Prudential named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which proposal we refer to as the compensation proposal. The Prudential Board recommends that the Prudential shareholders vote “FOR” the compensation proposal.

At the special meeting, Prudential shareholders will also be asked to vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the adjournment proposal. The Prudential Board recommends that the Prudential shareholders vote “FOR” the adjournment proposal.

Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly. Submitting a proxy now will not prevent you from being able to vote virtually at the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted and will not count toward the achievement of a quorum so that business can be conducted at the special meeting.

This proxy statement/prospectus provides you with detailed information about the proposed merger. You are encouraged to read the entire proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. In particular, you should read the “Risk Factors” section beginning on page [    ·    ] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

We thank you for your continued support and look forward to your attendance at the special meeting.

Sincerely,

Dennis Pollack

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Fulton common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

If you have any questions or need assistance in voting your shares, please call Jack E. Rothkopf, Senior Vice President and Chief Financial Officer of Prudential at (215) 755-1500, extension 8220.

This proxy statement/prospectus is dated [    ·    ], 2022 and is first being mailed to Prudential Bancorp, Inc. shareholders on or about [    ·    ], 2022.

WHERE YOU CAN FIND MORE INFORMATION

Both Fulton Financial Corporation and Prudential Bancorp, Inc., which we refer to as Fulton and Prudential, respectively, file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. Fulton and Prudential file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from Fulton at www.fultonbank.com under the “Investor Relations” tab and then the “Documents” drop down menu under the selection “SEC Filings”, or from Prudential at www.psbanker.com under the “About Us” drop down menu under the selection “Investor Relations” and then selecting the “SEC Filings” tab.

Fulton has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference documents that Fulton and Prudential have previously filed with the SEC. They contain important information about the companies and their financial condition. For more information, see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Fulton Financial Corporation Attn: Matt Jozwiak One Penn Square P.O. Box 4887 Lancaster, Pennsylvania 17604 Tel.: 717-291-2411	Prudential Bancorp, Inc. Attn: Jack Rothkopf 1834 West Oregon Avenue Philadelphia, Pennsylvania 19145 Tel.: (215) 755-1500

To obtain timely delivery of these documents, you must request the information no later than [5 business days before the meeting date].

Fulton common stock is traded on the NASDAQ Global Select Market under the symbol “FULT,” and Prudential shares are traded on the NASDAQ Global Market under the symbol “PBIP.” Both the NASDAQ Global Select Market and the NASDAQ Global Market are referred to herein as NASDAQ as the context requires.

PRUDENTIAL BANCORP, INC.

1834 West Oregon Avenue

Philadelphia, Pennsylvania 19145

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS

TIME	[ · ], 2022 at [ · ] [ · ].m.

PLACE	The special meeting will be held virtually via the Internet. For more information, visit [insert link to virtual meeting]. If you plan to attend the special meeting virtually on the Internet, please follow the instructions contained under the heading “Prudential Special Meeting of Shareholders – Date, Time and Place” in this proxy statement/prospectus.

ITEMS OF BUSINESS	1. Merger Proposal. To approve the Agreement and Plan of Merger, dated as of March 1, 2022, by and between Fulton Financial Corporation and Prudential Bancorp, Inc., as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus;

2. Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Prudential’s named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement; and

3. Adjournment Proposal. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

VOTE REQUIRED FOR APPROVAL	Shareholder approval of all proposals requires the affirmative vote of a majority of the votes cast by all Prudential shareholders entitled to vote on each matter at the special meeting.

BOARD RECOMMENDATION	The Prudential Board has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

RECORD DATE	Holders of Prudential Bancorp, Inc. common stock of record at the close of business on April 22, 2022 are entitled to vote at the special meeting.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting. You are urged to vote your shares by completing and returning the proxy card sent to you. Prudential shareholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or voting instruction form. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Sharon M. Slater

Corporate Secretary

Philadelphia, Pennsylvania

[    ·    ], 2022

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting of shareholders of Prudential Bancorp, Inc., which we refer to as the special meeting. You should carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	WHAT IS THE MERGER?

A.

Fulton Financial Corporation, a Pennsylvania corporation, which we refer to as Fulton, and Prudential Bancorp, Inc., a Pennsylvania corporation, which we refer to as Prudential, have entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which, and subject to the terms and conditions of the merger agreement, Prudential will merge with and into Fulton, with Fulton continuing as the surviving corporation, which transaction is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. Following the merger, Prudential Bank, a wholly owned subsidiary of Prudential, which we refer to as Prudential Bank, will merge with and into Fulton Bank, National Association, a wholly owned subsidiary of Fulton, which we refer to as Fulton Bank, with Fulton Bank continuing as the surviving bank, which we refer to as the bank merger. In order to complete these transactions, the Prudential shareholders must approve the merger agreement, and the applicable banking regulators must approve the merger.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.

Prudential is sending these materials to its shareholders to help them decide how to vote their Prudential shares with respect to the merger agreement and the other matters to be considered at the special meeting.

The merger cannot be completed unless Prudential shareholders approve the merger agreement. Prudential is holding a virtual special meeting of its shareholders to vote on the proposal to approve the merger agreement as well as other related matters. Information about this special meeting, the merger agreement, the merger and the other business to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Prudential and a prospectus of Fulton. It is a proxy statement because the Prudential Board is soliciting proxies from Prudential shareholders using this proxy statement/prospectus with respect to the matters to be considered at the special meeting. It is a prospectus because Fulton is offering shares of its common stock in exchange for outstanding Prudential shares in the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A:	In the merger, each Prudential share owned by a Prudential shareholder, other than canceled shares, will be converted into the right to receive:

•	$3.65 in cash, which we refer to as the cash consideration, and

•

0.7974 of a share of Fulton common stock, par value $2.50 per share, which we refer to as Fulton common stock, and which ratio is referred to as the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the following question and answer as well as in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

The cash consideration and Fulton common stock to be exchanged for each Prudential share is referred to collectively as the merger consideration. For each fractional share that would otherwise be issued, Fulton will pay cash in an amount equal to the fraction of a share of Fulton common stock which the holder would otherwise be entitled to receive multiplied by $18.25, which amount was agreed to by Prudential and Fulton shortly before the execution of the merger agreement. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Based on the closing price of Fulton common stock on March 1, 2022, the value of the per share merger consideration payable to holders of Prudential shares was $17.52. Based on the closing price of Fulton common stock on [    ·    ], 2022, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Prudential shares was $[    ·    ].

Q:	WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?

A:

Yes. The number of shares of Fulton common stock that Prudential shareholders will receive in the merger is fixed, and therefore, the value of the merger consideration may change between the date of this proxy statement/prospectus and the date of completion of the merger, which we refer to as the closing date, based upon the market value of Fulton common stock. However, the merger agreement provides that Prudential may terminate the merger agreement if:

•

the value of the merger consideration determined shortly before the closing date (using the volume weighted average price of Fulton common stock for the twenty (20) consecutive trading days ending immediately prior to the tenth calendar day before the closing date (or, if such day is not a trading day on NASDAQ, the trading day immediately preceding such calendar day) to value the stock portion of the consideration), is less than $13.91 per share; and

•

the percentage decline in Fulton’s stock value, comparing the signing date price of Fulton’s common stock to the volume weighted average price, is 20% greater than the decline in the KBW NASDAQ Regional Banking Index over the same period.

If Prudential exercises its termination right described above, Fulton will have the option of either increasing the exchange ratio or the per share cash consideration, in each case by an amount that would cause one of the foregoing conditions to no longer be met, in order to prevent the termination of the merger agreement by Prudential.

The 20 consecutive trading day volume weighted average price is referred to as the Fulton average closing price; the tenth day immediately prior to the closing date is referred to as the determination date; and the 20 consecutive trading day period ending on the determination date is referred to as the determination period.

For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Q:	WHAT HAPPENS TO PRUDENTIAL EQUITY AWARDS IN THE MERGER?

A:

Prudential Stock Options. On the closing date, each outstanding Prudential stock option (including unvested options, which will immediately vest on the closing date) will be canceled and converted into the right to receive a fixed amount in cash, without interest, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of $18.25 over the exercise price per share of such option. Because the cash-out price for options is fixed and payable in cash, Prudential’s directors and officers who hold options may receive consideration for each option that is, on a per share basis, more, less or the same as the merger consideration paid to shareholders for each Prudential share, which will fluctuate with the value of Fulton’s common stock between the date of this proxy statement/prospectus and the closing date. Each outstanding Prudential option with a per share exercise price equal to or greater than $18.25 will be canceled without payment. As of the date hereof, options covering 162,500 Prudential shares have exercise prices in excess of $18.25.

Prudential Restricted Stock Awards. At the effective time, any vesting conditions applicable to outstanding restricted stock awards under Prudential’s equity incentive plans will automatically accelerate in full and such Prudential restricted stock awards will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

Fulton and Prudential are working to complete the merger as soon as practicable. As of the date hereof, the parties anticipate that the merger will be consummated in the third quarter of 2022. However, neither Fulton nor Prudential know the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the Prudential shareholder approval will be received. For more information, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

Q:	WHO IS ENTITLED TO VOTE?

A:

Holders of record of Prudential shares at the close of business on April 22, 2022, which is the date that the Prudential Board has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	WHAT CONSTITUTES A QUORUM?

A:

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum as long as the shareholder has cast a vote on at least one non-procedural matter.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Prudential shareholders are being asked to vote on the following proposals:

1.

The Merger Proposal: to approve the Agreement and Plan of Merger, dated as of March 1, 2022, by and between Prudential and Fulton, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, which we refer to as the merger proposal;

2.

The Compensation Proposal: to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Prudential’s named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which we refer to as the compensation proposal;

3.

The Adjournment Proposal: to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which we refer as the adjournment proposal; and

4.	To transact such other business as may properly come before the meeting or at any adjournment or postponement thereof. Prudential is not aware of any other such business.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:	The Merger Proposal: The merger proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

The Compensation Proposal: The compensation proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

The Adjournment Proposal: The adjournment proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

Q:	ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?

A:

Yes. Each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in his capacity as a shareholder of Prudential, has entered into a voting agreement with Fulton. In the voting agreement, each director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (but excluding shares subject to a fiduciary duty that would conflict with them becoming subject to the voting agreement) in favor of the merger proposal and any other matter that is required to be approved by the Prudential shareholders to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, an aggregate of 190,641 Prudential shares were subject to the voting agreement, constituting approximately 2.5% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential restricted stock awards that were not outstanding as of the close of business on the record date).

Q:	WHAT DOES THE PRUDENTIAL BOARD RECOMMEND?

A:	The Prudential Board recommends that Prudential shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your Prudential shares as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your Prudential shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a Prudential shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•	use the telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote virtually at the special meeting.

If your Prudential shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. “Street name” shareholders who wish to vote at the virtual meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	HOW MANY VOTES DO I HAVE?

A:

You are entitled to one vote for each Prudential share that you owned as of the close of business on the record date. As of the close of business on the record date, there were [    ·    ] outstanding Prudential shares entitled to vote. As of that date, approximately [    ·    ]% of such outstanding Prudential shares were beneficially owned by the directors and executive officers of Prudential and their affiliates.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The special meeting will be held virtually, via the Internet, at [    ·    ], eastern time, on [    ·    ], 2022. All Prudential shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting virtually.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

No. If your Prudential shares are held in “street name” by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Prudential or by voting virtually at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.

If you are a Prudential shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on the merger proposal, the compensation proposal or the adjournment proposal, and your shares will not be represented at the meeting, and will not count towards achievement of a quorum. However, shares not represented will not otherwise affect the outcome of the proposals, each of which requires approval of a majority of the votes cast by all shareholders entitled to vote on the proposal at the special meeting.

Q:	WHAT IF I ABSTAIN FROM VOTING ON A MATTER?

A:

For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting, either virtually or represented by proxy, but abstains from voting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting so long as the shareholder votes on at least one non-procedural matter.

For all proposals, abstentions are not shares “voting” at the meeting and therefore, will have no effect on the outcome of voting on the proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you hold your Prudential shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the Prudential shares represented by your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the special meeting. If you hold your Prudential shares in your name as a shareholder of record, you may revoke a proxy by delivering a signed statement to Prudential’s Corporate Secretary at or prior to the special meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the special meeting and voting online, which will automatically cancel any proxy previously given. Attendance virtually at the special meeting, however, will not automatically revoke any proxy that you have given previously unless you vote online.

If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your Prudential shares, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	HOW CAN I ATTEND THE SPECIAL MEETING?

A:

The special meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the special meeting only if you were a shareholder of Prudential as of the close of business on April 22, 2022, which we refer to as the record date. No physical meeting will be held.

You will be able to attend the special meeting online and submit your questions during the meeting by visiting https://meetnow.global/[MeetingID]. You also will be able to vote your shares online by attending the special meeting by webcast.

To participate in the special meeting, you will need to review the information included in the Notice of Virtual Special Meeting of Shareholders in this proxy statement/prospectus and on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The virtual meeting will begin promptly at _:00 _.m., eastern time, on _____________ ___, 2022. We encourage you to access the meeting prior to the start time leaving ample time for check in. Please follow the registration instructions as outlined in this proxy statement/prospectus.

Q:	HOW DO I REGISTER TO ATTEND THE SPECIAL MEETING VIRTUALLY ON THE INTERNET?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., which we refer to as Computershare, you are considered the registered holder. As a registered holder, you will be able to attend the special meeting online, ask a question, and vote by visiting https://meetnow.global/[MeetingID] and following the instructions on the proxy card or the instructions accompanying the proxy materials.

If you are a registered shareholder (i.e., you hold your shares through Prudential’s transfer agent, Computershare), you do not need to register to attend the special meeting virtually on the Internet. Please follow the instructions on the proxy card that you received.

If you hold your Prudential shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting virtually on the Internet.

To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Prudential holdings along with your name and email address to Computershare.

Requests for registration must be labeled as “legal proxy” and be received no later than 5:00 p.m., eastern time, on                      , 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:

•	By email: Forward the email from your bank, broker or other nominee granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com.

•	By mail: Computershare

Prudential Bancorp, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q:	WHY IS PRUDENTIAL HOLDING A VIRTUAL MEETING INSTEAD OF A PHYSICAL MEETING?

A:

Virtual meetings embrace the latest technology to provide expanded access, improved communication and cost savings for shareholders. A virtual special meeting will enable more Prudential shareholders to attend and participate in the special meeting since they can participate from any location around the world with Internet access. We also believe holding the special meeting virtually will help safeguard the health of all meeting participants in view of the concerns regarding the ongoing Coronavirus pandemic.

Q:	WHAT IF I HAVE TROUBLE ACCESSING THE SPECIAL MEETING VIRTUALLY?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the special meeting. We encourage you to access the special meeting prior to the start time. For further assistance should you need it, you may call 1-888-724-2416.

Q:	ARE PRUDENTIAL SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:	Under Pennsylvania law, Prudential shareholders are not entitled to dissenters’ rights in connection with the merger.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF PRUDENTIAL SHARES?

A:

The merger is intended to qualify, and the obligation of Fulton and Prudential to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for Prudential shares pursuant to the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Fulton common stock received pursuant to the merger over your adjusted tax basis in the Prudential shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of Fulton common stock).

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The tax consequences of the merger to any particular Prudential shareholder will depend on such shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, Prudential shareholders will not receive any consideration for their Prudential shares that otherwise would have been received in connection with the merger. Instead, Prudential will remain an independent public company, and its common stock will continue to be listed and traded on NASDAQ.

Q:	WHAT HAPPENS IF I SELL MY PRUDENTIAL SHARES AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Prudential shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Prudential shareholders in the merger. In order to receive the merger consideration, you must hold your Prudential shares through completion of the merger.

Q:	WILL I BE ABLE TO SELL THE SHARES OF FULTON COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:	Yes. You may freely trade the shares of Fulton common stock issued in the merger.

Q:	ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?

A:

Yes. In evaluating the merger, Prudential shareholders should carefully consider the factors discussed in “Risk Factors” beginning on page [    ·    ] and other information about Prudential and Fulton included in the documents incorporated by reference into this proxy statement/prospectus.

Q:	SHOULD PRUDENTIAL SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:

No. Prudential shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to Prudential shareholders under separate cover promptly after completion of the merger and the stock certificates should be sent at that time.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Prudential shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold Prudential shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every Prudential share that you own.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THIS PROXY STATEMENT/PROSPECTUS OR VOTING?

A:

If you are a Prudential shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Jack E. Rothkopf, Senior Vice President and Chief Financial Officer of Prudential at (215) 755-2500, extension 8220.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about Prudential and Fulton into this proxy statement/prospectus. For a description of this information, see the section entitled “Incorporation of Certain Documents by Reference.” You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages 35 and 63)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Prudential will merge with and into Fulton, with Fulton being the surviving corporation.

Merger Consideration (page 35)

In the merger, each Prudential share owned by a Prudential shareholder, other than canceled shares (as such term is defined in the merger agreement), will be converted into the right to receive (i) the cash consideration, and (ii) a number of shares of Fulton common stock equal to the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement.” For each fractional share that would otherwise be issued, Fulton will pay cash in an amount equal to the fraction of a share of Fulton common stock which the holder would otherwise be entitled to receive multiplied by $18.25. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Recommendation of the Prudential Board (page 41)

After careful consideration, the Prudential Board unanimously recommends that Prudential shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

For a more complete description of Prudential’s reasons for the merger and the recommendations of the Prudential Board with respect to the merger, see the section entitled “The Merger—Recommendation of the Prudential Board and Reasons for the Merger.”

Opinion of Prudential’s Financial Advisor (page 44)

In connection with the merger, Prudential’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated March 1, 2022, to the Prudential Board opining as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Prudential shares of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Prudential Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Prudential to engage in the merger or enter into the merger agreement or constitute a recommendation to the Prudential Board in connection with the merger, and it does not constitute a recommendation to any holder of Prudential shares or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

For a description of the opinion that the Prudential Board received from Prudential’s financial advisor, see the section entitled “The Merger—Opinion of Prudential’s Financial Advisor.”

Special Meeting (page 25)

The special meeting will be held virtually via a live webcast at https://meetnow.global/[MeetingID] at [    ·    ] [    ·    ].m., eastern time, on [    ·    ], 2022. At the special meeting, holders of Prudential shares will be asked to approve the merger proposal, the compensation proposal and the adjournment proposal.

The Prudential Board has fixed the close of business on April 22, 2022 as the record date for determining the holders of Prudential shares entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were [    ·    ] Prudential shares outstanding and entitled to vote at the special meeting held by [    ·    ] shareholders of record. Each Prudential share entitles the holder to one vote on each proposal to be considered at the special meeting.

As of the close of business on the record date, directors and executive officers of Prudential and their affiliates owned and were entitled to vote [    ·    ] Prudential shares, representing approximately [    ·    ]% of the Prudential shares outstanding on that date. As of the close of business on the record date, Fulton beneficially held no Prudential shares.

In connection with the merger agreement, each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in his capacity as a shareholder of Prudential, has entered into a voting agreement with Fulton in which such director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (but excluding shares subject to a fiduciary duty that would conflict with such shares becoming subject to the voting agreement) in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Prudential to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, Prudential’s directors beneficially owned, in the aggregate, [190,641] Prudential shares, allowing them to exercise approximately [2.5]% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential restricted stock awards that were not outstanding as of the close of business on the record date).

Approval of all proposals requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal at the special meeting.

Interests of Prudential Directors and Executive Officers in the Merger (page 57)

In considering the recommendation of the Prudential Board with respect to the merger, Prudential shareholders should be aware that directors and certain executive officers of Prudential have interests in the merger that may be different from, or in addition to, the interests of Prudential shareholders generally. The Prudential Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that Prudential shareholders vote to approve the Prudential merger proposal. These interests include:

•

Outstanding unvested restricted stock awards held by Prudential’s employees (including executive officers) and directors will vest in full upon consummation of the merger and will be exchanged for the merger consideration;

•

On the closing date, each outstanding Prudential stock option (including unvested options, which will immediately vest on the closing date) will be canceled and converted into the right to receive a fixed amount in cash, without interest, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of $18.25 over the exercise price per share of such option. Because the cash-out price for options is fixed and payable in cash, Prudential’s directors and officers who hold options may receive consideration for each option that is, on a per share basis, more, less or the same as the merger consideration paid to shareholders for each Prudential share, which will fluctuate with the value of Fulton’s common stock between the date of this proxy statement/prospectus and the closing date. Each outstanding Prudential option with a per share exercise price equal to or greater than $18.25 will be canceled without payment. As of the date hereof, options covering 162,500 Prudential shares have exercise prices in excess of $18.25;

•

Messrs. Pollack and Migliorino, the President and CEO and the Executive Vice President and COO, respectively of Prudential, have employment agreements with Prudential and Prudential Bank which provide for the payment of certain benefits if the executive’s employment is terminated in connection with a change in control such as the merger;

•

Messrs. Graham and Rothkopf, the Senior Vice President and CLO and the Senior Vice President and CFO, respectively of Prudential Bank, have severance agreements with Prudential which provide for the payment of certain benefits in the event of an involuntary termination of employment;

•

Fulton will provide retention bonuses to select employees of Prudential and its subsidiaries, including certain executive officers who do not have an employment or severance agreements, are eligible to participate in the retention bonus pool;

•

The non-employee directors of Prudential will be invited to serve on the Fulton Bank Philadelphia Advisory Board following completion of the merger, and each member of the advisory board shall be paid $4,000 per year for service; and

•	Prudential directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of the interests of Prudential’s directors and executive officers in the merger, see “The Merger—Interests of Prudential Directors and Executive Officers in the Merger.”

Treatment of Prudential Stock Options (page 35)

At the effective time, each outstanding Prudential stock option, including unvested options, which will immediately vest on the closing date, will be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of Prudential shares subject to such option and (ii) the excess, if any, of (A) an amount equal to $18.25 in cash over (B) the exercise price per Prudential share underlying such option, less any applicable taxes required to be withheld with respect to such payment.

Treatment of Prudential Restricted Stock Awards (page 35)

At the effective time, any vesting conditions applicable to each outstanding Prudential restricted stock awards will automatically accelerate in full, and such Prudential restricted stock awards will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Board of Directors and Officers of Fulton After the Merger (page 57)

The directors and officers of Fulton immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Regulatory Approvals Required for the Merger (page 60)

Fulton and Prudential have each agreed to use commercially reasonable efforts to obtain all regulatory approvals required to complete the merger and the bank merger and the other transactions contemplated by the merger agreement. Regulatory approvals are required from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, the Office of the Comptroller of the Currency, which we refer as the OCC, and the Pennsylvania Department of Banking and Securities, which we refer as the PDBS. As of the date of this proxy statement/prospectus, Fulton has submitted applications and notifications to obtain the required regulatory approvals for the merger. Regulatory applications applicable to the bank merger are expected to be submitted in the near future. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of Fulton or Prudential to obtain the approvals on satisfactory terms or that there will not be litigation challenging such approvals. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger.”

Conditions to the Merger (page 71)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the merger by the requisite vote of Prudential’s shareholders; the receipt of all required regulatory approvals; the parties’ representations and warranties remaining correct in all material respects; the parties having performed all covenants in all material respects; and the receipt of a legal opinion from each of Barley Snyder LLP, counsel to Fulton, and Silver, Freedman, Taff & Tiernan LLP, counsel to Prudential, regarding the tax treatment of the merger.

We cannot be certain of when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

For more information, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

Acquisition Proposals (page 70)

Prudential has agreed not to, directly or indirectly:

•

initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”) from any person; or

•

engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

However, the above restriction would not prevent Prudential or the Prudential Board from:

•	complying with Rule 14d-9 and 14d-2 under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, regarding tender offer required disclosures;

•

at any time before, but not after the Prudential shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if Prudential receives from that person, an executed confidentiality agreement on terms not less restrictive to the other person than those contained in the confidentiality agreement between Fulton and Prudential; or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in the cases referred to in the second and third bullet points above, the Prudential Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law.

Further, the merger agreement provides that, subject to certain exceptions, the Prudential Board and each committee thereof will not:

•

except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Fulton, the recommendation of the Prudential Board that its shareholders approve the merger agreement; or

•

cause or permit Prudential to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

For more information, see the section entitled “The Merger Agreement—Acquisition Proposals.”

Termination of the Merger Agreement (page 73)

The merger agreement may be terminated and the merger may be abandoned:

•	by mutual consent of Prudential and Fulton, in writing;

•

by either party if there has been a breach of any representation, warranty, covenant or agreement made by the other party which, if continuing on the closing date of the merger, would cause a condition to closing to fail to be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to November 30, 2022, which date is referred to as the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•

by either party, in the event that the merger is not consummated by the end date, except that no party may terminate the merger agreement if the failure of the closing to have occurred on or before the end date was due to such party’s breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either Fulton or Prudential, in the event the Prudential shareholders fail to approve the merger, provided Prudential may not terminate the merger agreement in such circumstance if prior to the vote, Prudential modified its recommendation to shareholders in support of the merger in an adverse manner.

•

the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or any court or government entity shall take action to prohibit the merger, which action is final and binding;

•

by the Fulton Board of Directors, which we refer to as the Fulton Board, (i) if Prudential has received a superior proposal and (ii) in accordance with an acquisition proposal, the Prudential Board (A) enters into an acquisition agreement with respect to a superior proposal, (B) fails to make or modifies or qualifies its recommendation to shareholders to vote in favor of the Fulton merger in a manner adverse to Fulton, or (C) delivered notice that it intends to accept a superior proposal;

•

by the Prudential Board if Prudential has received a superior proposal and, in accordance with the merger agreement, the Prudential Board has delivered notice that it intends to accept a superior proposal; or

•	by Prudential if both of the following conditions are met:

○

the value of the merger consideration determined shortly before the closing date (using the Fulton average closing price to value the stock portion of the consideration), is less than $13.91 per share; and

○

the percent decline in Fulton’s stock value, comparing the signing date price of Fulton’s common stock to the Fulton average closing price, is 20% greater than the decline in the KBW NASDAQ Regional Banking Index over the same period.

If Prudential exercises its termination right described above, Fulton will have the option of either increasing the exchange ratio or the per share cash consideration, in each case by an amount that would cause one of the foregoing conditions to no longer be met, in order to prevent the termination of the merger agreement by Prudential.

For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee (page 74)

Prudential must pay Fulton a termination fee of $6.0 million in the following circumstances:

•

If Fulton terminates the merger agreement because the shareholders of Prudential fail to approve the transactions contemplated by the merger agreement at the special meeting and, prior to termination, there was a publicly proposed acquisition transaction and, within 12 months after termination, Prudential enters into an agreement with respect to an acquisition transaction or completes an acquisition transaction; or

•

If Fulton terminates the merger agreement because Prudential received a superior proposal and then Prudential either enters into an acquisition agreement with respect to that proposal or the Prudential Board fails to make or modifies its recommendation to Prudential shareholders to vote in favor of the Fulton merger in a manner adverse to Fulton, or delivered notice that it intends to accept a superior proposal.

For more information, see the section entitled “The Merger Agreement—Termination Fee.”

Voting Agreements (page 74)

Each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in his capacity as a shareholder of Prudential, has entered into a voting agreement with Fulton in which such director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (but excluding shares subject to a fiduciary duty that would conflict with them becoming subject to the voting agreement) in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Prudential to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, an aggregate of 190,641 Prudential shares were subject to the voting agreement, which shares constitute approximately 2.5% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential restricted stock awards that were not outstanding as of the close of business on the record date). Approval of the merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on each proposal at the special meeting.

The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

For more information, see the section entitled “The Merger Agreement—Voting Agreements.”

Material U.S. Federal Income Tax Consequences of the Merger (page 75)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a Prudential shareholder who receives Fulton common stock and cash (other than cash received in lieu of a fractional share of Fulton common stock) in exchange for Prudential shares pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Fulton common stock received pursuant to the merger over such holder’s adjusted tax basis in the Prudential shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of Fulton common stock). It is a condition to the completion of the merger that Fulton and Prudential receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are complicated and the tax consequences of the merger to each Prudential shareholder may depend on such shareholder’s particular facts and circumstances. Prudential shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

For more information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Comparison of Shareholders’ Rights (page 79)

The rights of Prudential shareholders who continue as Fulton shareholders after the merger will be governed by the articles of incorporation and bylaws of Fulton rather than by the articles of incorporation and bylaws of Prudential. The most significant differences between the parties’ respective articles of incorporation and bylaws include:

•	Fulton has extensive restrictions on transactions with related parties in its articles and Prudential has none;

•	Fulton requires a greater shareholder vote to approve certain fundamental transactions (mergers, asset sales and similar transactions) than does Prudential;

•	Fulton is authorized to issue significantly more common shares than Prudential;

•	Fulton has 10,000,000 shares of Preferred Stock authorized, with 200,000 shares of Series A Preferred Stock outstanding;

•

The Fulton Board is a single class that is elected annually for a one year term, while the Prudential Board is divided into three classes, with each class being elected in succeeding years for a three year term. In addition, the Prudential Board may only be removed for cause;

•

While both Prudential and Fulton have procedures for nomination of director candidates, only Prudential has procedures to be followed for shareholders to make a proposal for other items of business; and

•

Both Prudential and Fulton require “supermajority” shareholder approval to amend certain provisions of their articles of incorporation, but the affected articles and actual vote required are different.

For more information, see the section entitled “Comparison of Shareholders’ Rights.”

The Companies (page 31)

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Phone: (717) 291-2411

Fulton was incorporated under the laws of Pennsylvania on February 8, 1982 and became a bank holding company through the acquisition of all of the outstanding stock of Fulton Bank on June 30, 1982. In 2000, Fulton became a financial holding company as defined in the Gramm-Leach-Bliley Act, which gave Fulton the ability to expand its financial services activities under its holding company structure. Fulton is subject to regulation by the Federal Reserve and the PDBS. Fulton directly owns 100% of the common stock of Fulton Bank and eight non-bank entities.

Fulton, through its banking subsidiary, Fulton Bank, the deposit accounts of which are insured by the Federal Deposit Insurance Corporation up to applicable limits, delivers financial services within its five-state market area (Pennsylvania, Delaware, Maryland, New Jersey and Virginia) in a personalized, community-oriented style that emphasizes relationship banking. Fulton offers a full range of consumer and commercial banking products and services in its market area. Wealth management services, which include investment management, trust, brokerage, insurance and investment advisory services, are offered to consumer and commercial customers in Fulton’s market area by Fulton Financial Advisors, a division of Fulton Bank. Fulton Bank is a national banking association subject to the regulation of the OCC.

Fulton owns 100% of the common stock of five non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Financial Realty Company, which holds title to or leases certain properties where Fulton Bank financial centers and other facilities are located; (ii) Central Pennsylvania Financial Corp., which owns limited partnership interests in partnerships invested primarily in low- and moderate-income housing projects; (iii) FFC Management, Inc., which owns certain passive investments; (iv) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank; and (v) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products.

Fulton also owns 100% of the common stock of three non-bank subsidiaries that are not consolidated for financial reporting purposes.

As of March 31, 2022, Fulton had total assets of $[    ·    ] billion, loans and leases, net of deferred fees of $[    ·    ] billion, total deposits of $[    ·    ] billion, and stockholders’ equity of $[    ·    ] billion.

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, Pennsylvania 19145

Phone: (215) 255-1500

Prudential is a Pennsylvania corporation that was incorporated in June 2013. It is the successor corporation to Prudential Bancorp, Inc. of Pennsylvania, the former stock holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank, as a result of the completion, in October 2013, of the mutual-to-stock conversion of Prudential Mutual Holding Company, the former mutual holding company for Prudential Bank. The second-step mutual-to-stock conversion was completed on October 9, 2013.

In January 2017, Prudential completed its acquisition of Polonia Bancorp, Inc., which we refer to as Polonia Bancorp and Polonia Bank, Polonia’s wholly owned subsidiary. Polonia Bancorp and Polonia Bank were merged with and into Prudential and Prudential Bank, respectively.

Prudential’s business activity primarily consists of the ownership of Prudential Bank’s common stock. As a bank holding company, Prudential is subject to the regulation of the Federal Reserve and the PDBS.

Prudential Bank is a community-oriented savings bank headquartered in South Philadelphia which was originally organized in 1886 as a Pennsylvania-chartered building and loan association known as “The South Philadelphia Building and Loan Association No. 2.” Prudential Bank grew through a number of mergers with other institutions with the last merger being with Polonia Bank completed in January 2017. Prudential Bank converted to a Pennsylvania-chartered savings bank in August 2004. The banking office network currently consists of the headquarters and main office and nine additional full-service branch offices. Prudential Bank also provides on-line and mobile banking services. Prudential Bank is subject to the regulation of the PDBS.

Prudential is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities, including single-family residential mortgage loans, construction and land development loans, non-residential and commercial real estate mortgage loans, home equity loans and lines of credit, commercial business loans and consumer loans.

As of March 31, 2022, Prudential had consolidated total assets of $[    ·    ] billion, net loans of $[    ·    ] million, total deposits of $[    ·    ] million and total shareholders’ equity of $[    ·    ] million.

Risk Factors (page 16)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2021 and Prudential’s Annual Report on Form 10-K for the year ended on September 30, 2021, as amended, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

COMPARATIVE PER SHARE MARKET PRICE

The following table sets forth the closing sale prices per share of Fulton common stock and Prudential shares on March 1, 2022, the last trading day before the public announcement of the signing of the merger agreement, and on [    ·    ], 2022, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value per Prudential share on March 1, 2022 and [    ·    ], 2022 determined by adding $3.65 in cash plus the product of the share price of Fulton common stock on such dates and the exchange ratio of 0.7974.

	March 1, 2022	[ ], 2022
Fulton Common Stock	$17.39	$	[ ·	]
Prudential Share	$14.46	$	[ ·	]
Equivalent Market Value Per Prudential Share	$17.52	$	[ ·	]

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Prudential shareholders should carefully consider the following factors in deciding whether to vote for Prudential’s proposals. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risk Factors Relating to the Merger

Because the market price of Fulton common stock will fluctuate, the value of the merger consideration to be received by Prudential shareholders may change.

Upon completion of the merger, other than in certain circumstances described below, each Prudential share (other than canceled shares) will be converted into the right to receive the merger consideration, consisting of $3.65 in cash plus the number of Fulton common stock equal to the exchange ratio, pursuant to the terms of the merger agreement. The number of shares of Fulton common stock to be received by a Prudential shareholder will be determined based on the fixed exchange ratio of 0.7974 of a share of Fulton common stock for each Prudential share (other than canceled shares). Accordingly, the value of the merger consideration to be received by Prudential shareholders will be based in large part on the value of Fulton common stock at closing. The value of the Fulton common stock to be received by Prudential shareholders in the merger may vary from the value as of the date the merger was announced, the date that this proxy statement/prospectus was mailed to Prudential shareholders, the date of the special meeting and the determination period (as defined below). Any change in the market price of Fulton common stock prior to completion of the merger will affect the value of the merger consideration that Prudential shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Prudential shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in Fulton’s or Prudential’s businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Fulton and Prudential. Prudential shareholders should obtain current market quotations for Prudential shares and Fulton common stock before voting their shares at the special meeting.

If the volume weighted average price of Fulton common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, then Prudential has the right to terminate the merger agreement and, accordingly, the merger may not occur.

The merger agreement may be terminated by Prudential in the event that (i) the value of the merger consideration determined shortly before the closing date (using the Fulton average closing price to determine the value of the Fulton common stock portion of the merger consideration) is less than $13.91 per share; and (ii) the percentage decline in Fulton’s common stock value, comparing the signing date price of Fulton’s common stock to the Fulton average closing price, is 20% greater than the decline in the KBW NASDAQ Regional Banking Index over the same period. If Prudential exercises its termination right described in the preceding sentence, Fulton has the option of adjusting the exchange ratio or adding cash to the per share cash consideration determined in accordance with the merger agreement to increase the value of the merger consideration, to prevent the termination of the merger agreement by Prudential. The “determination period” is the twenty (20) consecutive trading days immediately preceding the determination date (which is the tenth calendar day immediately prior to the closing date or, if such date is not a trading date on NASDAQ, the next preceding trading date). Accordingly, at the time of the special meeting, Prudential shareholders may not know or be able to calculate the applicable metrics over the determination period to determine whether the termination triggers have been met.

For a more detailed discussion of potential adjustments to the merger consideration, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or the bank merger or of imposing additional costs or limitations on Fulton or Fulton Bank following the merger or the bank merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The ability of Fulton and Prudential to complete the merger is subject to the satisfaction (or waiver by the parties) of the closing conditions set forth in the merger agreement, some of which are outside of the parties’ control.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among others: (i) approval of the merger agreement by Prudential shareholders, (ii) absence of any governmental order or law prohibiting completion of the merger, and (iii) effectiveness of the registration statement of which this proxy statement/prospectus is a part.

The obligation of each party to consummate the merger is also conditioned upon (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) receipt by such party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement. The obligation of Fulton to consummate the merger is also conditioned upon the receipt of certain required regulatory approvals and such approvals not containing materially burdensome regulatory conditions. The obligation of Prudential to consummate the merger is also conditioned upon the receipt of certain required regulatory approvals.

In addition, if the merger is not completed by November 30, 2022, which we call the end date, either Fulton or Prudential may choose not to proceed with the merger. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the Prudential shareholder approval.

These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed.

In addition, in certain circumstances, Fulton may terminate the merger agreement prior to Prudential’s shareholder approval of the merger in the event that (i) Prudential receives an acquisition proposal that is “superior” under the criteria set forth in the merger agreement and (ii) the Prudential Board (A) enters into an acquisition agreement with respect to such superior proposal, (B) fails to recommend to Prudential’s shareholders the approval of the merger agreement or modifies or qualifies such recommendation in a manner adverse to Fulton or (C) Prudential determines to pursue such superior proposal in lieu of the merger. The merger agreement also provides that Prudential will be obligated to pay a termination fee of $6.0 million to Fulton if the merger agreement (i) is terminated by Fulton in the circumstances described in the preceding sentence or (ii) (A) if an acquisition proposal is made to Prudential or to its shareholders publicly, (B) the merger agreement is terminated for failure to consummate the merger by the end date without the approval of Prudential’s shareholders being obtained or for failure to obtain the approval of Prudential’s shareholders and (C) Prudential enters into a definitive agreement with respect to or consummates certain acquisition proposals within 12 months of termination of the merger agreement.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Fulton and Prudential.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

Additionally, the business of Fulton or Prudential may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of Fulton common stock or Prudential shares might change to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a party’s Board of Directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Fulton and Prudential will incur transaction and integration costs in connection with the merger and, if the merger is not completed, Fulton and Prudential will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Fulton and Prudential has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. Fulton also expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Prudential with those of Fulton.

If the merger is not completed, the parties would have to recognize these expenses, including, in the case of Prudential under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Prudential will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Prudential and, consequently, Fulton. It is currently contemplated that certain Prudential Bank branches are to be closed or consolidated into nearby Fulton Bank branches. These uncertainties and contemplated changes may impair Prudential’s ability to attract, retain and motivate key personnel and customers pending the consummation of the merger, as such personnel and customers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties and contemplated changes could cause customers, suppliers, vendors and others who deal with Prudential to seek to change existing business relationships with Prudential or fail to extend an existing relationship with Prudential. In addition, competitors may target Prudential’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Prudential has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on Prudential’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on Prudential’s business, financial condition and results of operations.

In addition, the merger agreement restricts Prudential from taking certain actions without Fulton’s consent while the merger is pending. These restrictions may, among other matters, and subject to certain exceptions, prevent Prudential from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures, entering into other transactions or making other changes to Prudential’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Prudential’s business, financial condition and results of operations. See the section entitled “ The Merger Agreement—Acquisition Proposals “ for a description of the restrictive covenants applicable to Prudential.

Prudential directors and officers have interests in the merger different from the interests of other Prudential shareholders.

Prudential’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Prudential shareholders generally. Such interests include the following: (1) Prudential directors and certain officers have unvested equity awards that will be accelerated and vest in full on the completion of the merger; Prudential directors and certain officers have options that, if not exercised prior to the closing date, will be cashed out at a fixed price of $18.25 per share. Because the cash-out price for options is fixed and payable in cash, Prudential’s directors and officers who hold options may receive consideration for each option that is, on a per share basis, more, less or the same as the merger consideration paid to shareholders for each Prudential share, which will fluctuate with the value of Fulton’s common stock between the date of this proxy statement/prospectus and the closing date; (2) certain Prudential executive officers are party to agreements that provide for severance payments and other benefits in the event of, or upon a termination of employment within 24 months following, a change in control of Prudential; (3) Prudential directors and executive officers are entitled to continued indemnification and insurance coverage following the closing of the merger; and (4) Fulton has agreed that, following the completion of the merger, Fulton will appoint the current non-employee directors of the Prudential Board to serve on the Fulton Philadelphia Advisory Board for a minimum term of two years (one year with respect to one non-employee director) (the annual fee payable to the members of the advisory board is anticipated to be approximately $4,000). These interests are described in more detail under the section entitled “The Merger—Interests of Prudential Directors and Executive Officers in the Merger.”

Shares of Fulton common stock to be received by Prudential shareholders as a result of the merger will have rights different from Prudential shares.

Upon completion of the merger, the rights of former Prudential shareholders will be governed by the articles of incorporation and bylaws of Fulton. The rights associated with Prudential shares are different from the rights associated with Fulton common stock. See the section entitled “Comparison of Shareholder Rights “ for a discussion of the different rights associated with Fulton common stock.

Prudential shareholders will have a reduced ownership and voting interest in Fulton after the merger and will exercise less influence over Fulton’s management.

Prudential shareholders currently have the right to vote in the election of the Prudential Board and on other matters affecting Prudential. Upon the completion of the merger, except for shareholders who own common shares in both Fulton and Prudential, each Prudential shareholder will be a shareholder of Fulton with a percentage ownership of Fulton that is smaller than such shareholder’s current percentage ownership of Prudential. It is currently expected that former shareholders of Prudential as a group will receive shares in the merger constituting approximately [3.8%] of the outstanding shares of Fulton’s common stock immediately after the merger. Because of this aspect of the merger, Prudential shareholders will have significantly less influence on the management and policies of Fulton than they now have on the management and policies of Prudential.

The merger agreement contains provisions that may discourage other companies from trying to acquire Prudential.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Prudential that might result in greater value to Prudential shareholders than the merger. These provisions include a general prohibition on Prudential from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, in some circumstances upon termination of the merger agreement, Prudential may be required to pay Fulton a $6.0 million termination fee. However, the failure of Prudential shareholders to approve the merger agreement will not in and of itself trigger Prudential’s obligation to pay a termination fee, unless other factors also exist, including a third-party proposal to acquire Prudential and entry into a definitive agreement with respect to an acquisition of Prudential, or consummation of an acquisition of Prudential, in each case within 12 months following termination.

Each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in his capacity as a shareholder of Prudential, has entered into a voting agreement with Fulton. In the voting agreement, each director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (but excluding shares subject to a fiduciary duty that would conflict with them becoming subject to the voting agreement) in favor of the merger and any other matter that is required to be approved by the Prudential shareholders to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, an aggregate of 190,641 Prudential shares were subject to the voting agreement, constituting approximately 2.5% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential restricted stock awards that were not outstanding as of the close of business on the record date). For more information, see the section entitled “The Merger Agreement—Voting Agreements.” Prudential also has an obligation to submit the merger to a vote of Prudential shareholders, even if Prudential receives a proposal that the Prudential Board believes is superior to the merger.

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of Fulton and Prudential to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from their respective counsel. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the United States Internal Revenue Service, which we refer to as the IRS, or the courts. The expectation that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflects assumptions and was prepared taking into account the relevant information available to Fulton and Prudential at the time. However, these assumptions are not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the

Code, then a Prudential shareholder may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of Fulton common stock received by the Prudential shareholder in the merger and the amount of cash received by the Prudential shareholder in the merger, and (2) the Prudential shareholder’s adjusted tax basis in the shares of Prudential shares exchanged. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinion of Prudential’s financial advisor delivered to the Prudential Board on the date of the merger agreement will not reflect changes in circumstances occurring after the date of the opinion.

The opinion of KBW, Prudential’s financial advisor, to the Prudential Board was delivered on, and dated, March 1, 2022. Subsequent changes in the operations and prospects of Prudential or Fulton, general market and economic conditions and other factors that may be beyond the control of Prudential or Fulton may significantly alter the value of Prudential or Fulton or the prices of Fulton common stock or Prudential shares by the time the merger is completed. KBW’s opinion does not speak as of the date of this proxy statement/prospectus or the time the merger is completed or as of any other date other than the date of such opinion. For a description of the opinion that the Prudential Board received from Prudential’s financial advisor, see the section entitled “The Merger—Opinion of Prudential’s Financial Advisor.”

Prudential shareholders will not have dissenters’ or appraisal rights in the merger.

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Pennsylvania corporate law, a Prudential shareholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement of merger or consolidation. Pursuant to Pennsylvania corporate law, holders of Prudential shares will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Prudential shares because Prudential shares are listed on NASDAQ. See “The Merger—Dissenters’ Rights.”

Risk Factors Relating to the Combined Company’s Business Following the Merger and the Bank Merger

The market price of Fulton common stock after the merger may be affected by factors different from those currently affecting the prices of Fulton common stock and Prudential shares.

Upon completion of the merger, holders of Prudential shares will become holders of Fulton common stock. Fulton’s businesses differ from those of Prudential, and accordingly the results of operations of Fulton will be affected by some factors that are different from those currently affecting the results of operations of Prudential. For example, Fulton Bank, Fulton’s bank subsidiary, operates in certain states of the United States, including Maryland and Virginia, where Prudential does not. Accordingly, the results of operations of Fulton will be affected by business and other developments in those other areas of the United States to a larger extent than those of Prudential. Moreover, Fulton operates in certain market segment areas in which Prudential does not. Accordingly, the results of operations of Fulton will be affected by the performance of these business segments, unlike the results of operations of Prudential. For a discussion of the businesses of Fulton and Prudential and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information”.

Sales of substantial amounts of Fulton’s common stock in the open market by former Prudential shareholders could depress Fulton’s stock price.

Shares of Fulton common stock that are issued to Prudential shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act of 1933, which we refer to as the Securities Act. As of the close of business on the record date, Fulton had approximately [160.5 million] shares of common stock outstanding and [    ·    ] shares of Fulton common stock were reserved for issuance under Fulton’s equity incentive plans. Based on the Prudential shares currently outstanding, Fulton currently expects to issue approximately [6.2 million] shares of its common stock in connection with the merger.

Because of the significantly enhanced liquidity of Fulton common stock as compared to Prudential shares due to the greater public float and trading volume of Fulton common stock relative to Prudential shares, if the merger is completed, Prudential’s former shareholders may be able to sell substantial amounts of Fulton common stock in the public market following completion of the merger. Any such sales may cause the market price of Fulton common stock to decrease. These sales might also make it more difficult for Fulton to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Fulton may fail to realize the anticipated benefits of the merger and the bank merger.

The success of the merger and the bank merger will depend on, among other things, Fulton’s ability to combine and integrate the business of Prudential into Fulton’s business. If Fulton is not able to successfully achieve this objective, the anticipated benefits of the merger and the bank merger may not be realized fully, or at all, or may take longer to realize than expected.

Fulton and Prudential have operated and, until the consummation of the merger and the bank merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Fulton or Prudential or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Prudential could choose to discontinue their relationships with Fulton post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of Fulton. These transition matters could have an adverse effect on Prudential during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.

Integrating the businesses of Fulton and Prudential and converting the two banks’ core operating systems may be more difficult, costly or time-consuming than expected, and the combined company may fail to realize the anticipated benefits and cost savings of the merger with Prudential may not be realized, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the merger and the bank merger.

Fulton and Prudential have operated and, until the completion of the merger, will continue to operate, independently from each other. The success of the merger and the bank merger, including anticipated benefits and cost savings, will depend, in part, on Fulton’s ability to successfully combine and integrate the businesses and convert the core operating systems of Fulton Bank and Prudential Bank within Fulton’s projected timeframe in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers.

A number of factors could affect Fulton’s ability to successfully integrate its businesses with the business of Prudential, including any significant delay in obtaining the necessary shareholder or bank regulatory approvals and/or the loss of key employees of Prudential, whose services will be needed to complete the integration and core operating system conversion processes, and who may elect to terminate their employment as a result of or in anticipation of the merger or for other reasons. The business integration and core operating system conversion could be disruptive to the ongoing businesses of Fulton or Prudential, causing loss of momentum in one or more of such businesses or inconsistencies or changes in standards, practices, business models, controls, procedures and policies that could adversely affect the ability of Fulton or Prudential to maintain relationships with customers and employees.

If Fulton encounters significant difficulties in the integration process and/or core operating system conversion processes, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve the anticipated benefits of the merger in the timeframes projected by Fulton could result in significantly increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

Fulton may not be able to generate incremental business, including expanded products and services offerings, to support the additional investment in Prudential’s market area.

Fulton’s incremental success in Prudential’s market area will depend, in part, on its ability to successfully offer products and services to consumers that Prudential does not currently offer, such as equipment lease financing, wealth management, trust services, investment advisory, foreign exchange, private banking and derivatives. This business strategy may require Fulton to attract and retain additional qualified and experienced personnel in Prudential’s market area to execute its strategies to support these new products and services. Competition for qualified personnel may be intense, and Fulton may be unable to retain additional key employees or recruit individuals from other banks and financial institutions, or Fulton may be unable to do so at a reasonable cost. Fulton could lose existing customers or fail to acquire new customers, may not adequately address Prudential’s customers in terms of the products and services it offers, and may fail to compete successfully with financial institutions that are already more established within the market area.

The merger may not be accretive, and may be dilutive, to Fulton’s earnings per share, which may negatively affect the market price of Fulton common stock.

Fulton currently expects the merger to be accretive to earnings per share beginning in the first year after closing (excluding one-time charges). This expectation, however, is based on preliminary estimates which may materially change, including the currently expected timing of the merger. Fulton may encounter additional transaction- and integration-related costs or other factors such as a delay in the closing of the merger, may fail to realize all of the benefits anticipated in the merger or may be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in Fulton’s earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of Fulton’s common stock.

Fulton’s decisions regarding the credit risk associated with Prudential Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the merger agreement, Fulton conducted extensive due diligence on a significant portion of the Prudential Bank loan portfolio. However, Fulton’s review did not encompass each and every loan in the Prudential Bank loan portfolio. In accordance with customary industry practices, Fulton evaluated the Prudential Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions. In this process, Fulton’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate securing the loans, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. Fulton will account for the merger using the acquisition method of accounting. Under the acquisition method, Fulton will record Prudential’s loans at the estimated fair market value of such loans, with each loan assessed for a “credit mark”, or discount, based on yield and audit adjustments. If Fulton’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, Fulton’s estimated credit mark against the Prudential Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Prudential Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside Fulton or Prudential’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease Fulton’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

Future issuances of Fulton equity securities could dilute shareholder ownership and voting interest.

Fulton’s articles of incorporation authorize the issuance of up to 600 million shares of common stock and 10 million shares of preferred stock. Any future issuance of equity securities by Fulton may result in dilution in the percentage ownership and voting interest of Fulton shareholders. Also, any securities Fulton issues in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Fulton shareholders. As noted under the caption “Comparison of Shareholders’ Rights,” Fulton shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by Fulton.

There is no assurance that Fulton will continue paying dividends at the current rate.

The Fulton Board has adopted a current dividend practice for the payment of a quarterly cash dividend. This practice can be changed at any time at the discretion of the Fulton Board, and Fulton’s shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations, and these outcomes could cause capital not to be available when needed in an amount sufficient to support Fulton’s dividend practice. The amount of dividends that Fulton may distribute will also be subject to restrictions under Pennsylvania law and applicable bank regulatory provisions. If the Fulton Board were to adopt a change to Fulton’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Fulton’s common stock.

The management teams of Fulton and Prudential may be required to dedicate significant time and effort to the integration of the two companies which could divert their attention from other business concerns.

It is possible that the integration process could result in the diversion of the attention of the management teams of Fulton and Prudential, the disruption or interruption of, or the loss of momentum in, the ongoing businesses of Fulton and Prudential or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the ability of Fulton or Prudential to maintain relationships with their respective customers and employees or the ability of Fulton or Prudential to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Fulton’s business and financial results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Safe Harbor Statement

This proxy statement/prospectus contains certain forward-looking information about Fulton, Prudential, and the combined company after the close of the merger and the bank merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of Fulton, Prudential and the combined company. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms and other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Fulton and Prudential with respect to the merger, the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on Fulton’s future financial performance (including anticipated accretion to earnings per share and other metrics), and the timing of the closing of the transaction.

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the businesses of Fulton and Prudential, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of either Fulton or Prudential, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements.

All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. Fulton and Prudential are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

In addition to the factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” forward-looking statements contained in this proxy statement/prospectus are subject to, among others, the following risks, uncertainties and assumptions:

•

the possibility that the anticipated benefits of the merger transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or challenges arising from, the integration of Prudential into Fulton or as a result of the strength of the economy, competitive factors in the areas where Fulton and Prudential do business, or as a result of other unexpected factors or events;

•

the timing and completion of the merger transaction is dependent on the satisfaction of customary closing conditions, including approval by Prudential shareholders, which cannot be assured, the satisfaction of certain other conditions that are specific to this transaction and various factors that cannot be predicted with precision at this point;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•

completion of the merger is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner, or at all, or may be subject to conditions that may cause additional significant expense or delay the consummation of the merger;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

•	the outcome of any legal proceedings related to the merger that may be brought against Fulton or Prudential;

•

unanticipated challenges or delays in the integration of Prudential’s business into Fulton’s business and or the conversion of Prudential’s operating systems and customer data onto Fulton’s operating systems may significantly increase the expense associated with the merger; and

•	other factors that may affect future results of Fulton and Prudential.

These forward-looking statements are also subject to the principal risks and uncertainties applicable to the respective businesses and activities of Fulton and Prudential generally that are disclosed in Fulton’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021 and in other documents Fulton files with the SEC, and in Prudential’s Annual Report on Form 10-K, as amended, for its fiscal year ended September 30, 2021, Prudential’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2021 and in other documents Prudential files with the SEC. SEC filings of both Fulton and Prudential are accessible on the SEC website at www.sec.gov.

PRUDENTIAL SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting will be held virtually, via the Internet as a live webcast at https://meetnow.global/[MeetingID], on [    ·    ], 2022, at [    ·    ] [    ·    ].m., eastern time. On or about [    ·    ], 2022, Prudential commenced mailing of this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote on the proposals at the special meeting.

The special meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the special meeting only if you were a shareholder of Prudential as of the close of business on April 22, 2022, the record date. No physical meeting will be held.

You will be able to attend the special meeting online and submit your questions during the meeting by visiting https://meetnow.global/[MeetingID]. You also will be able to vote your shares online by attending the special meeting by webcast.

To participate in the special meeting, you will need to review the information included below in the Notice of Virtual Special Meeting of Shareholders and on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

If your shares are registered directly in your name with Computershare, you are considered the registered holder. As a registered holder, you will be able to attend the special meeting online, ask a question, and vote by visiting https://meetnow.global/[MeetingID] and following the instructions on the proxy card or the instructions accompanying the proxy materials.

If you hold your Prudential shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting virtually on the Internet.

To register to attend the special meeting online by webcast, you must submit proof of your legal proxy, reflecting your Prudential shares, along with your name and email address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., eastern time, on [    ·    ], 2022 [3 business days in advance of the special meeting]. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:

•	By mail: Computershare

Prudential Bancorp, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

•	By email: Forward the email from your bank, broker or other nominee granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com.

If you are a registered shareholder (i.e., you hold your shares through Prudential’s transfer agent, Computershare), you do not need to register to attend the special meeting virtually on the Internet. Please follow the instructions on the proxy card that you received.

Purpose of the Special Meeting

At the special meeting, Prudential shareholders will be asked to consider and vote upon the following proposals:

•

The Merger Proposal. To approve the merger agreement, dated as of March 1, 2022, by and between Fulton and Prudential, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus;

•

The Compensation Proposal. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Prudential’s named executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement; and

•

The Adjournment Proposal. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

•	To transact such other business as may properly come before the meeting or at any adjournment or postponement thereof. Prudential is not aware of any such other business.

Recommendation of the Prudential Board

After careful consideration, the Prudential Board has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Prudential and its shareholders.

The Prudential Board recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See the section entitled “The Merger—Recommendation of the Prudential Board and Reasons for the Merger.”

Record Date and Quorum

The Prudential Board has fixed the close of business on April 22, 2022 as the record date for determining the holders of Prudential shares entitled to receive notice of and to vote at the special meeting.

As of the close of business on the record date, there were [    ·    ] Prudential shares issued and outstanding entitled to vote at the special meeting held by [    ·    ] shareholders of record. Each Prudential share entitles the holder to one vote on each proposal to be considered at the special meeting.

A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting so long as a vote is cast on at least one non-procedural matter.

Since none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the special meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being voted, and they will not be counted as represented for purposes of establishing a quorum at the special meeting. See the section entitled “—Shares Held in ‘Street Name’,” below for further information.

As of the close of business on the record date, directors and executive officers of Prudential and their affiliates owned and were entitled to vote [    ·    ] Prudential shares, representing approximately [    ·    ]% of the Prudential shares outstanding on that date. As of the close of business on the record date, Fulton beneficially held no Prudential shares.

In connection with the merger agreement, each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in his capacity as a shareholder of Prudential, has entered into a voting agreement with Fulton in which such director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (and excluding shares subject to a fiduciary duty that would conflict with them becoming subject to the voting agreement) in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Prudential to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, an aggregate of 190,641 Prudential shares were subject to the voting agreements, which shares constitute approximately 2.5% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential stock awards that were not outstanding as of the close of business on the record date).

Required Vote

•	The Merger Proposal: The merger proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

•	The Compensation Proposal: The compensation proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

•	The Adjournment Proposal: The adjournment proposal requires the affirmative vote of a majority of the votes cast by Prudential shareholders entitled to vote on the proposal at the special meeting.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when a Prudential shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting so long as the shareholder castes a vote on at least one non-procedural matter.

For the merger proposal, the compensation proposal and the adjournment proposal, if a Prudential shareholder present in person at the special meeting abstains from voting, or responds by proxy with an “abstain” vote with respect to a proposal, it will have no effect on whether the proposal is approved.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder’s shares at the special meeting in the manner such holder directs. A Prudential shareholder may vote by proxy or in person at the special meeting. If a shareholder returns a proxy without indicating how it should be voted, the proxy will be voted in favor if the merger proposal, the compensation proposal and the adjournment proposal.

The method of voting by proxy differs for shares held by shareholders of record and shares held in “street name.”

Shareholders of Record:

If your Prudential shares are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the special meeting in one of the following ways:

•

By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•

Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•	By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote virtually at the special meeting. See the section entitled “—Attending the Special Meeting and Voting Virtually” below for further information.

Prudential requests that Prudential shareholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to Prudential as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Prudential shares represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. Applicable deadlines for voting by telephone or through the Internet are set forth in your proxy card.

If you hold your Prudential shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the Prudential shares represented by the proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Shares Held in “Street Name”:

If your Prudential shares are held in an account with a bank, broke or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares. If your shares are held in “street name”, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail. You may not vote shares held in “street name” by returning a proxy card directly to Prudential or by voting during the special meeting unless you provide a legal proxy, which you must obtain from your broker, bank or other nominee.

If your Prudential shares are held in “street name,” your bank, broker or other nominee will NOT be able to vote your Prudential shares on the merger proposal, the compensation proposal or the adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the special meeting unless you have properly instructed your bank, broker or other nominee on how to vote.

If your shares are held in “street name,” Prudential recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee.

Every shareholder’s vote is important. Accordingly, each Prudential shareholder should promptly submit a proxy, whether or not the shareholder plans to virtually attend the special meeting.

If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, your broker may not vote your shares without your instructions, and there can be no broker non-votes at the special meeting. Failure to instruct your broker on how your shares should be voted will result in those shares failing to be voted at all.

Revocability of Proxies and Changes to a Shareholder’s Vote

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the special meeting. If you hold your Prudential shares in your name as a shareholder of record, you may revoke a proxy by delivering a signed statement to Prudential’s Corporate Secretary at or prior to the special meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the special meeting and voting online, which will automatically cancel any proxy previously given. Attendance virtually at the special meeting, however, will not automatically revoke any proxy that you have given previously unless you vote online.

If your shares are held in “street name” through a broker, bank or other nominee and you have instructed your nominee how to vote your Prudential shares, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.

Attending the Special Meeting and Voting Virtually

The special meeting will be held on a virtual basis via a live webcast on the Internet, on [    ·    ], 2022, at [    ·    ] [    ·    ].m., eastern time. No physical meeting will be held. All Prudential shareholders as of the close of business on the record date, or their duly appointed proxies, may virtually attend the special meeting.

You may virtually attend the special meeting and vote. Information regarding how to virtually attend the special meeting is included above and in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Sharon M. Slater, Prudential Bancorp, Inc. Corporate Secretary at (215) 755-1500.

Prudential shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.

Dissenters’ Rights

Prudential shareholders do not have dissenters’ rights with respect to the merger.

Householding

The SEC proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs.

If you share an address with another shareholder, you may receive only one set of proxy materials. If you wish to receive a separate copy of proxy materials now or in the future, please request the additional copies: (i) by sending a request to Prudential Bancorp, Inc., 1834 West Oregon Avenue, Philadelphia, Pennsylvania 19145, Attention: Corporate Secretary, (ii) by email to jrothkopf@prudentialbanker.com, or (iii) by calling Jack E. Rothkopf, Senior Vice President and Chief Financial Officer of Prudential at (215) 755-1500, extension 8220. The proxy statement/prospectus is also available on the Internet at http://www. psbanker.com under the “Investor Relations” Quick Link. Similarly, if you are receiving multiple copies of the proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact Prudential in the same manner as set forth above.

Solicitation of Proxies

Prudential is soliciting proxies for the special meeting from Prudential shareholders on behalf of the Prudential Board. Prudential will bear all of the costs of the proxy solicitation for the special meeting, except that 50% of the costs of printing and mailing this proxy statement/prospectus to shareholders will be paid by Fulton. In addition to solicitations by mail, Prudential’s directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation. Prudential has engaged Alliance Advisors, LLC to assist Prudential in the solicitation of proxies and the mailing of the proxy materials for the special meeting, as well as to provide related advice and informational support. Such firm will be paid a fee of $6,000 plus reimbursement for reasonable research, distribution and mailing costs.

Prudential will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of Prudential shares held in “street name” by such persons and for reasonable research, distribution and mailing costs.

Questions and Additional Information

If you have any questions or need assistance in voting your shares, please call Jack E. Rothkopf, Senior Vice President and Chief Financial Officer of Prudential at (215) 755-1500, extension 8220.

PRUDENTIAL PROPOSALS

Merger Proposal

As discussed throughout this proxy statement/prospectus, Prudential is asking its shareholders to approve the merger proposal. Holders of Prudential shares should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Prudential shares are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The Prudential Board recommends a vote “FOR” the merger proposal.

Compensation Proposal

Prudential is asking its shareholders, on a non-binding basis, to indicate their approval of the compensation that may be paid or become payable to Prudential named executive officers that is based on, or otherwise related to, the transactions contemplated by the merger agreement. This compensation is described in detail in the section of this proxy statement/prospectus titled “Advisory Non-Binding Vote on Merger-Related Compensation for Named Executive Officers”.

The Prudential Board recommends a vote “FOR” the compensation proposal.

Adjournment Proposal

The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

If, at the special meeting, Prudential does not receive the affirmative vote of a majority of the shares present and voting to approve the merger proposal, Prudential intends to move to adjourn the special meeting in order to enable the Prudential Board to solicit additional proxies for approval of the merger proposal. If the shareholders approve the adjournment proposal, Prudential could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

The Prudential Board recommends a vote “FOR” the adjournment proposal.

No Other Matters

Prudential knows of no other business to be presented at the special meeting other than as listed above.

INFORMATION ABOUT THE COMPANIES

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Phone: (717) 291-2411

Fulton was incorporated under the laws of Pennsylvania on February 8, 1982 and became a bank holding company through the acquisition of all of the outstanding stock of Fulton Bank on June 30, 1982. In 2000, Fulton became a financial holding company as defined in the Gramm Leach Bliley Act, which gave Fulton the ability to expand its financial services activities under its holding company structure. Fulton directly owns 100% of the common stock of Fulton Bank, the deposit accounts in which are insured by the Federal Deposit Insurance Corporation up to applicable limits, and eight non-bank entities. Fulton is subject to the regulation of the Federal Reserve.

Fulton, through its banking subsidiary, Fulton Bank, delivers financial services within its five-state market area (Pennsylvania, Delaware, Maryland, New Jersey and Virginia) in a personalized, community-oriented style that emphasizes relationship banking. Fulton operates in areas that are home to a wide range of manufacturing, distribution, health care and other service companies. Fulton offers a full range of consumer and commercial banking products and services in its market areas. Consumer banking services include various checking account and savings deposit products, certificates of deposit and individual retirement accounts. Fulton offers a variety of consumer lending products to customers in its market areas. Secured consumer loan products include home equity loans and lines of credit, which are underwritten based on loan-to-value limits specified in Fulton’s lending policy. Fulton also offers a variety of fixed, variable and adjustable rate products, including construction loans and jumbo residential mortgage loans. Residential mortgages are offered through Fulton Mortgage Company, an operating division of Fulton Bank. Consumer loan products also include automobile loans, personal lines of credit and checking account overdraft protection.

Commercial banking services are provided primarily to small and medium sized businesses (generally with sales of less than $150 million) in Fulton’s market areas. Commercial lending products include commercial, agricultural and real estate loans. Fulton’s commercial lending policy encourages relationship banking and provides strict guidelines related to customer creditworthiness and collateral requirements for secured loans. In addition, equipment lease financing, letters of credit, cash management services and traditional deposit products are offered to commercial customers.

Wealth management services, which include investment management, trust, brokerage, insurance and investment advisory services, are offered to consumer and commercial customers in Fulton’s market areas by Fulton Financial Advisors, a division of Fulton Bank.

Fulton delivers products and services through traditional financial center banking, with a network of full-service and limited-service financial center offices. Electronic delivery channels include a network of automated teller machines and telephone, mobile and online banking. The variety of available delivery channels allows customers to access their account information and perform certain transactions, such as depositing checks, transferring funds and paying bills, at virtually any time of the day. As of December 31, 2021, Fulton Bank had 205 financial centers, not including remote service facilities (mainly stand-alone automated teller machines). Fulton Bank is subject to the regulation of the OCC.

Fulton owns 100% of the common stock of five non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Financial Realty Company, which holds title to or leases certain properties where Fulton Bank financial centers and other facilities are located; (ii) Central Pennsylvania Financial Corp., which owns limited partnership interests in partnerships invested primarily in low- and moderate-income housing projects; (iii) FFC Management, Inc., which owns certain passive investments; (iv) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank; and (v) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products.

Fulton also owns 100% of the common stock of three non-bank subsidiaries that are not consolidated for financial reporting purposes.

As of March 31, 2022, Fulton had total assets of $[    ·    ] billion, loans and leases, net of deferred fees, of $         billion, total deposits of $[    ·    ] billion, and stockholders’ equity of $[    ·    ] billion.

Fulton’s stock is traded on NASDAQ under the symbol “FULT.”

Additional information about Fulton and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Also see the section entitled “Where You Can Find More Information.”

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, Pennsylvania 19145

Phone: (215) 755-1500

Prudential is a Pennsylvania corporation that was incorporated in June 2013. It is the successor corporation to Prudential Bancorp, Inc. of Pennsylvania, the former stock holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank, after the completion in October 2013 of the mutual-to-stock conversion of Prudential Mutual Holding Company, the former mutual holding company for Prudential Bank. The second-step mutual-to-stock conversion was completed on October 9, 2013.

Prudential’s business activity primarily consists of the ownership of Prudential Bank’s common stock. Prudential does not own or lease any property. Instead, it uses the premises, equipment and other property of Prudential Bank. As a bank holding company, Prudential is subject to the regulation of the Federal Reserve.

Prudential Bank is a community-oriented savings bank headquartered in South Philadelphia which was originally organized in 1886 as a Pennsylvania-chartered building and loan association known as “The South Philadelphia Building and Loan Association No. 2.” Prudential Bank grew through a number of mergers with other institutions with the last merger, being with Polonia Bank, completed in January 2017. Prudential Bank converted to a Pennsylvania-chartered savings bank in August 2004. The banking office network currently consists of the headquarters and main office and nine additional full-service branch offices. Seven of the banking offices are located in Philadelphia (Philadelphia County), one is in Drexel Hill, Delaware County and one is in Huntingdon Valley, Montgomery County, Pennsylvania. Prudential Bank maintains ATMs at all of the banking offices. Prudential Bank also provides on-line and mobile banking services. Prudential Bank is subject to the regulation of the PDBS.

Prudential is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Prudential’s principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities and calls of investment securities and interest-bearing deposits, funds provided from operations and funds borrowed from the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, construction and land development loans, non-residential and commercial real estate mortgage loans, home equity loans and lines of credit, commercial business loans and consumer loans. Traditionally, Prudential focused on originating long-term, single-family residential mortgage loans for portfolio. However, in recent years the focus has shifted to emphasizing commercial real estate and construction and land development lending.

As of March 31, 2022, Prudential had consolidated total assets of $[    ·    ] billion, net loans of $[    ·    ] million, total deposits of $[    ·    ] million and total shareholders’ equity of $[    ·    ] million.

Prudential’s stock is traded on NASDAQ under the symbol “PBIP.”

Additional information about Prudential and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Voting Securities and the Principal Holders Thereof

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth information as to Prudential shares beneficially owned, as of [April 22], 2022, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, as amended, who or which was known to Prudential to be the beneficial owner of more than 5% of the issued and outstanding Prudential shares, based on filings made with the SEC, (ii) each director of Prudential, (iii) certain executive officers of Prudential and (iv) all directors and executive officers of Prudential as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of [April 22], 2022(1)(2)		Percent of Common Stock
Directors:
A. J. Fanelli	47,068	(3)(4)	*
John C. Hosier	89,917	(3)(5)	1.1%
Bruce E. Miller	103,083	(3)(6)	1.3%
Dennis Pollack	192,405	(3)(7)	2.4%
Raymond J. Vanaria	26,500	(3)(8)	*
Certain Executive Officers
Anthony V. Migliorino	90,287	(3)(9)	1.2%
Matthew E. Graham	—		*
All Directors and Executive Officers as a Group (9 persons)	645,706	(3)	8.0%
Chicago Capital Management, LLC
Steven R. Gerber 311 South Wacker Drive Suite 6025 Chicago, IL 60606	404,716		5.21%

*	Represents less than one percent of Prudential’s outstanding common stock.
(1)

Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. In addition, due to share repurchases by Prudential, the ownership percentages reflected in the filings may differ from the percentages reflected in the table above. Furthermore, share ownership reflected on Schedules 13D, 13G and/or 13F may differ from what is actually held by the reporting persons as of [April 22], 2022 due to changes in ownership which were not required to be reported prior to such date. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)

Each beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of [April 22], 2022 have been exercised.

(3)

Includes shares (i) granted pursuant to the 2014 Stock Incentive Plan which have been awarded to the directors and officers and (ii) stock options which have been granted to the directors and executive officers under Prudential’s 2008 Stock Option Plan or under the 2014 Stock Incentive Plan and which are exercisable within 60 days of [April 22], 2022 as follows:

Name	Restricted Stock	Stock Options
A.J. Fanelli	—	10,707
John C. Hosier	—	49,052
Bruce E. Miller	—	62,397
Dennis Pollack	2,500	108,740
Raymond J. Vanaria	—	1,500
Anthony V. Migliorino	1,500	55,740
Matthew Graham	—	—
All directors and executive officers as a group (9 persons)	4,000	345,437

(4)	Includes 8,813 shares held jointly with Mr. Fanelli’s spouse.
(5)	Includes 6,528 shares held in Mr. Hosier’s account in his 401(k) retirement plan.
(6)	Includes 9,010 shares held in Mr. Miller’s account in his 401(k) retirement plan.
(Footnotes	continued on following page)

(7)	Includes 10,158 shares held in Mr. Pollack’s individual retirement account and [12,099] shares allocated to Mr. Pollack in the Prudential Bank 401(k) Plan.
(8)	Includes 20,000 shares held by Mr. Vanaria’s spouse.
(9)	Includes [10,031] shares allocated to Mr. Migliorino in the Prudential Bank 401(k) Plan and 9,796 shares held in Mr. Migliorino’s individual retirement account.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Fulton and Prudential. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Fulton or Prudential. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Fulton and Prudential make with the SEC, as described in the section entitled “Where You Can Find More Information.”

Terms of the Merger

Transaction Structure

Fulton and Prudential’s boards of directors have each unanimously approved the merger agreement. The merger agreement provides for the merger of Prudential with and into Fulton, with Fulton continuing as the surviving corporation. Following the merger, Prudential Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of Prudential, will merge with and into Fulton Bank, a national banking association and a wholly owned subsidiary of Fulton, with Fulton Bank as the surviving bank.

Merger Consideration

In the merger, each Prudential share owned by a Prudential shareholder, other than certain specified canceled shares described under “The Merger Agreement—Merger Consideration—Cancellation of Excluded Shares,” will be converted into the right to receive (i) $3.65 in cash and (ii) 0.7974 of a share of Fulton common stock. For each fractional share that would otherwise be issued, Fulton will pay cash in an amount equal to the fraction of a share of Fulton common stock which the holder would otherwise be entitled to receive multiplied by $18.25.

The market value of the stock portion of the merger consideration will fluctuate with the price of Fulton common stock, and the value of the shares of Fulton common stock that holders of Prudential shares will receive upon consummation of the merger may be different than the value of the shares of Fulton common stock that holders of Prudential shares would receive if calculated on the date Fulton and Prudential announced the merger, on the date that this proxy statement/prospectus is being mailed to Prudential shareholders, or on the date of the special meeting of Prudential shareholders. Based on the closing price of Fulton common stock on March 1, 2022, the value of the per share merger consideration payable to holders of Prudential shares was $17.52. Based on the closing price of Fulton common stock on [    ·    ], 2022, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Prudential shares was $[    ·    ]. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, if the value of the consideration to be paid per Prudential share, using the Fulton average closing price to value the stock consideration, decreases below $13.91 over the determination period, and Fulton’s average closing price, compared to its value on March 1, 2022, decreases by 20% more than the KBW NASDAQ Regional Bank Index over the same period, Prudential has the right to terminate the merger agreement, unless Fulton elects to increase the exchange ratio or the cash consideration to be paid in the merger.

Treatment of Prudential Stock Options and Share Awards

Prudential Stock Options. At the effective time, each outstanding Prudential stock option, that would otherwise survive closing, will be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of Prudential shares subject to such option and (ii) the excess, if any, of (A) an amount equal to $18.25 in cash over (B) the exercise price per Prudential share underlying such option, less any applicable taxes required to be withheld with respect to such payment.

Prudential Restricted Stock Awards. At the effective time, any vesting conditions applicable to each outstanding Prudential restricted stock award will automatically accelerate in full, and such Prudential restricted stock awards will be converted into, and become exchanged for, the merger consideration, less any applicable taxes required to be withheld with respect to such vesting.

Background of the Merger

During the past several years, the Prudential Board regularly reviewed and discussed Prudential’s business strategy, performance and strategic prospects in the context of the local and national economic environment, developments in the regulation of financial institutions, the mergers and acquisitions environment for financial institutions, capital management strategies and the competitive landscape, always with the goal of exploring the way to best enhance value for its shareholders. To assist the Prudential Board in these reviews, the Prudential Board authorized the engagement of KBW in March 2017 as Prudential’s financial advisor based upon several factors, including KBW’s familiarity with Prudential and its strategic goals as well as KBW’s experience and reputation generally with respect to representing financial institutions in mergers and acquisitions as well as in the capital markets for financial institutions.

Among other things, these reviews and discussions with KBW over the past several years included possible strategic initiatives available to Prudential to enhance shareholder value, including capital management strategies, in particular focusing on stock repurchases and cash dividends, potential business combinations, both as an acquiror as well as an acquiree, and engagement in strategic mergers or mergers of equals. These discussions and reviews included analysis of trends and developments in the merger and acquisitions market, including the prices being paid in such transactions, expressed as multiples of various financial measures and premiums paid with respect to a financial institution’s shares. Such analyses also reviewed and assessed possible partners for Prudential, both for business combinations as an acquiror or acquiree, as well as for strategic mergers and mergers of equals. In connection with the evaluation of these strategic alternatives, including potential mergers of equals, Mr. Dennis Pollack, the President and Chief Executive Officer of Prudential, had, from time to time, informal discussions with representatives of a number of other financial institutions, including Fulton, in order to develop relationships that would facilitate business development opportunities with such institutions as well as allow Prudential to assess whether there might be a basis to consider a business combination transaction with any such institutions. Mr. Pollack, together with representatives of KBW, regularly apprised the Prudential Board of all such informal discussions.

In April 2017, the Prudential Board, after consideration of the various factors noted above, commenced a process to identify potential strategic merger partners that might be interested in engaging in a business combination with Prudential, which we refer to as the 2017 process. At Prudential’s direction, KBW contacted eleven financial institutions in the 2017 process, and six of the eleven financial institutions contacted by KBW executed non-disclosure agreements. Fulton did not participate in the 2017 process due to regulatory constraints applicable to Fulton at the time. Two of the eleven financial institutions ultimately submitted non-binding indications of interest. The merger consideration proposed in one of the two bids submitted was below the level that the Prudential Board considered acceptable. The remaining financial institution subsequently determined to withdraw its proposed indication of interest to pursue another acquisition opportunity. While the 2017 process did not result in a business combination transaction, Mr. Pollack, with the Prudential Board’s approval, continued to have informal conversations from time-to-time with several other executives in the financial institution industry, including executives of financial institutions that had been involved in the 2017 process, as well as with E. Philip Wenger, Fulton’s Chairman and Chief Executive Officer. These discussions covered various topics of interest relating to the financial institutions industry, including mergers and acquisitions activity and the continuing consolidation of the financial institutions industry, as well as Prudential’s interest in engaging in business development opportunities such as the purchase and sale of loans and loan participations.

During the approximately two-year period following the cessation of the 2017 process, Prudential, with the assistance of KBW, engaged in more substantive discussions regarding a potential business combination transaction with three separate financial institutions (none of which was Fulton) during three separate periods. In late May 2017, a Pennsylvania-based community financial institution approached Prudential to inquire about Prudential’s interest in engaging in a merger-of-equals transaction. After entering into a standard mutual non-disclosure agreement, through the summer of 2017, Prudential and the other party conducted initial due diligence reviews of each other, continued their discussions of a potential merger-of-equals transaction and commenced negotiation of a definitive merger agreement with respect to such transaction. However, in September 2017, the other party to the merger-of-equals transaction ceased discussions and negotiations after expressing reservations about pending lender liability litigation filed against Prudential Bank in March 2016 by one of its borrowers alleging damages of $27.0 million. On two other occasions, in August 2018 and June 2019, Prudential commenced conversations with two separate New Jersey-based community financial institutions (one of which had been involved in the 2017 process) and entered into standard non-disclosure agreements with such parties. However, after completing their initial due diligence reviews, neither of these parties desired to pursue further discussions with Prudential regarding a possible business combination.

Due to the uncertainties created by the COVID-19 pandemic and the need to focus on Prudential Bank’s operations in response to the pandemic as well as its customers, the Prudential Board believed focusing primarily on Prudential’s operations was the appropriate course of action throughout substantially all of 2020. Accordingly, Mr. Pollack did not have any substantive discussions about possible business combinations with other financial institutions during this time.

In early 2021, the Prudential Board re-assessed Prudential’s overall business strategy in the context of the increasing challenges facing smaller community banks as a result of the continuing historically low interest rate environment, the increasing costs of regulation and compliance combined with the increasing need to diversify and improve the digital experience for Prudential Bank’s customers, all of which were exerting pressure on earnings and were expected to require significant additional expenditures. Based on this assessment, the Prudential Board determined that Prudential should once again undertake a review of its strategic alternatives, including the potential for engaging in a business combination transaction.

As a result, Mr. Pollack again began to have informal meetings with chief executive officers of several financial institutions, including a meeting with Mr. Wenger on May 7, 2021, and the President and Chief Executive Officer of another institution, which we refer to as Party B, on May 4, 2021. Those meetings involved discussion of many topics, including market conditions, industry trends, especially with regard to the current mergers and acquisition market, the importance of technological investment and the need to achieve scale in order for financial institutions to remain competitive. Mr. Pollack also discussed Prudential’s long-term goals and the goals of the other financial institutions and whether there were opportunities to successfully combine. These discussions were general in nature and did not include specific terms or conditions of a potential business combination. In the case of the meeting between Messrs. Wenger and Pollack on May 7, 2021, they discussed many topics, including among them, market conditions and industry trends with respect to merger and acquisition transactions. Messrs. Wenger and Pollack discussed the possibility of exploring a business combination of Prudential and Fulton, but agreed to postpone a more substantive discussion of a business combination until Prudential’s fiscal year-end results for September 30, 2021 were available. The informal meetings and calls between Messrs. Pollack and Wenger, and between Mr. Pollack and the representative of Party B, continued from time to time throughout the next several months after the meetings held in May 2021. Prudential also had informal contacts with several other financial institutions during the summer of 2021. In light of the discussions, both Fulton and Party B separately expressed the desire, in late September 2021, to have further discussions about pursuing a possible business combination with Prudential. Through communications with KBW, both Fulton and Party B proposed to Prudential entering into customary nondisclosure agreements to obtain additional information about Prudential in order to determine if further detailed discussions were warranted. Fulton and Party B were the only parties who expressed any meaningful interest in having discussions toward a possible business combination with Prudential. Fulton presented a nondisclosure agreement to Prudential pursuant to which Prudential would provide Fulton with additional non-public business and financial information concerning Prudential in order for Fulton to more fully understand and analyze Prudential’s operations to evaluate the possibility of a potential business combination with Prudential. After review and negotiation, on October 1, 2021, Prudential entered into a nondisclosure agreement with Fulton. A substantially similar nondisclosure agreement was provided to Party B by Prudential using the negotiated form of agreement with Fulton. On October 12, 2021, Prudential entered into a nondisclosure agreement with Party B. After entering into the nondisclosure agreements, each of Fulton and Party B requested, and were provided with, certain nonpublic business and financial information regarding Prudential through an on-line data room established October 12, 2021, in order to ascertain whether they had interest in continuing discussions towards a potential business combination with Prudential. Over the following month, representatives of Fulton and Party B had a number of discussions with Prudential and representatives of KBW regarding the business and financial information provided by Prudential to each of them. During this period, Prudential’s senior management, representatives of KBW and Prudential’s legal adviser, Silver Freedman Taff & Tiernan LLP, which we refer to as Silver Freedman, apprised the Prudential Board of the status of discussions with each of Fulton and Party B.

During the second week of November 2021, Fulton’s financial advisor, Stephens Inc., which we refer to as Stephens, contacted KBW and orally indicated that Fulton was willing to submit a written non-binding indication of interest which would propose a fixed exchange ratio to be set shortly before announcement of a transaction, and that would imply merger consideration of between $18.00 and $20.00 per Prudential share. Fulton indicated its interest in pursuing an all stock transaction, but reserved the possibility of including up to 30% cash. In connection with the transaction, outstanding options would be canceled and cashed out based on the difference between the implied value of the merger consideration and the exercise prices of the options. No other terms of a proposed transaction were discussed.

In light of the receipt of the oral non-binding indication of interest from Fulton, at Prudential’s direction, representatives of KBW contacted Party B’s financial advisor to inquire about the status of its review of the due diligence materials and its willingness to provide an indication of interest. Party B provided an oral indication that it was willing to proceed to have further discussions based on proposed merger consideration of between $15.50 and $16.50 per Prudential share in a fixed exchange transaction with a mix of 75% common stock and 25% cash. No other terms of a proposed transaction were provided by Party B or discussed.

On November 17, 2021, at a regularly scheduled Prudential Board meeting, the Prudential Board discussed in detail the two informal oral indications of interest. Representatives of KBW and Silver Freedman participated in the meeting. Representatives of KBW reviewed the oral indications of interest received from Fulton and Party B and, in particular, the merger consideration proposed by each party. The KBW representatives also reviewed publicly available financial and business information with respect to each of the potential acquirors. The Prudential Board and representatives of KBW discussed Fulton’s dividend payment history, the potential for a significant increase in trading liquidity for Prudential shareholders from a merger with Fulton and the likelihood of consummating a strategic transaction with Fulton on a timely basis, in each case compared to conducting a transaction with Party B. They also discussed the likelihood that an exclusivity provision would be included in any non-binding indication of interest that would be presented by either Fulton or Party B that would prevent Prudential from having discussions with any other parties with regard to a potential business combination during an agreed upon period of time, which we refer to as the exclusivity provision. In light of the range of merger consideration being proposed by Fulton and the other considerations noted above, the Prudential Board agreed to the inclusion of an exclusivity provision in the written non-binding indication of interest should one be included, subject to a review of its terms. Management and representatives of each of KBW and Silver Freedman also discussed the due diligence process by Fulton and Party B that had occurred to date as well as the regulatory process for approval of a business combination, should such a transaction be pursued. Silver Freedman reminded the Prudential Board about its confidentiality obligations, trading restrictions and the directors’ fiduciary duties. Silver Freedman also discussed the process undertaken in connection with engaging in a potential business transaction and the apparent lack of interest in pursuing such a transaction expressed by other financial institutions. After extensive discussion, including with respect to the costs and challenges of remaining an independent financial institution, and in consideration of the higher amount of merger consideration proposed by Fulton as compared to Party B and the perceived lower execution risk in pursuing a transaction with Fulton, the Prudential Board agreed to proceed with Fulton and directed representatives of KBW to inform Fulton that Prudential was willing to engage in further discussions.

On November 19, 2021, the Fulton Board held a special board meeting to approve its management’s recommendation to proceed with a written non-binding indication of interest, which we refer to as the Fulton IOI. At that meeting, Fulton’s directors were reminded of their fiduciary duties, confidentiality obligations and trading restrictions. On November 22, 2021, Fulton delivered a written non-binding indication of interest to KBW with respect to the acquisition of Prudential. Fulton proposed consideration for each Prudential share with an implied value of between $18.00 and $20.00 in a fixed exchange transaction, consistent with the range previously communicated by Stephens to KBW during the second week of November 2021.    The Fulton IOI was conditioned on Prudential agreeing to provide a 75-day period (and Prudential and Fulton ultimately agreed, at Prudential’s request, to a 60-day period) exclusivity provision.

On November 23, 2021, Prudential management presented the Prudential Board with the Fulton IOI describing and confirming that its operative terms were consistent with the prior oral indication of interest with the reduced exclusivity period which had been agreed to by Fulton. After further discussions by the Prudential Board with senior management, each of the members of the Prudential Board unanimously approved further discussions and negotiations with Fulton on an exclusive basis regarding a potential merger transaction, consistent with the Fulton IOI, and authorized Mr. Pollack to execute the Fulton IOI, with the binding exclusivity provision.

Following execution of the Fulton IOI, Fulton provided an extensive due diligence request list regarding Prudential to allow Fulton and its advisors to commence credit, operational and legal due diligence of Prudential through the previously established on-line data room. In addition, Fulton conducted comprehensive due diligence meetings with members of Prudential’s senior management. During this process, Fulton met with its outside counsel, Barley Snyder LLP, which we refer to as Barley Snyder, representatives of Silver Freedman and Obermayer Rebmann Maxell & Hippel LLP, which we refer to as Obermayer, Prudential’s litigation counsel, in connection with Prudential’s pending lender liability litigation. Fulton advised Prudential, consistent with the Fulton IOI, that it anticipated being able to execute a definitive merger agreement in mid-January 2022, assuming the due diligence process proceeded in a satisfactory manner.

On December 17, 2021, Barley Snyder, on behalf of Fulton, distributed a draft merger agreement to Silver Freedman and Prudential. During the latter part of December 2021, Prudential’s senior management reviewed the draft merger agreement with Silver Freedman, and Fulton and its representatives continued to review the available Prudential due diligence material. In addition to conducting a comprehensive due diligence review of Prudential’s lending and deposit operations, regulatory compliance, and legal matters, among other matters, Fulton and its advisors conducted extensive due diligence on Prudential’s pending lender liability litigation. Fulton’s due diligence included a due diligence conference call on December 22, 2021 and a follow-up due diligence conference call focused on the pending Prudential lender liability litigation on December 23, 2021. In addition to the litigation due diligence, the parties discussed possible alternatives to address the litigation impact in the context of the proposed transaction. On December 30, 2021, Silver Freedman, on behalf of Prudential, provided its comments to the merger agreement to Barley Snyder. During the first week of January 2022, Silver Freedman and Barley Snyder, on behalf of Prudential and Fulton, respectively, continued to negotiate the proposed terms of the merger agreement. Among other items, Fulton and Prudential negotiated the extent to which the nature and scope of Fulton’s representations and warranties would match the nature and scope of the Prudential representations and warranties, the ability of Prudential shareholders to elect between cash and stock consideration, and the scope of specific representations and warranties and covenants and closing conditions. In addition, Fulton and Prudential engaged in considerable negotiation with respect to the appropriate termination fee if Prudential terminated the merger agreement under certain circumstances, Fulton’s agreement to honor all the employment and severance agreements of Prudential, the maximum cost of the directors and officers’ tail insurance policy to be obtained by Fulton, Prudential’s ability to terminate the agreement in the event of a material decline in the market price of Fulton’s stock prior to the closing date and the date as of which either party could terminate the merger agreement if the closing had not occurred, which was initially proposed to be September 30, 2021. The parties also continued discussions regarding whether Fulton would expand its Philadelphia advisory board to include Prudential’s current non-employee directors and whether a retention bonus pool for certain employees of Prudential would be established.

On January 10, 2022, Messrs. Pollack and Wenger met to discuss the status of the proposed transaction and certain unrelated terms. At the meeting, Mr. Wenger indicated that Fulton would like to proceed with a transaction but that he was concerned with Prudential’s pending lender liability litigation. Specifically, Mr. Wenger mentioned the prospect of a trial on the litigation occurring following a transaction announcement as well as the potential exposure surrounding such litigation (including the alleged damages of $27.0 million), including the cost of defending the lender liability litigation and the amount of potential damages that could be incurred if Prudential Bank was not successful at trial. Mr. Wenger indicated that Fulton was prepared to offer merger consideration of $19.00 per share for each Prudential share, subject to a full and complete resolution of the lender liability claim, which we refer to as the Island View bankruptcy litigation, through settlement. Mr. Wenger also advised Mr. Pollack that the proposed merger consideration would be subject to adjustment depending upon the financial impact of the settlement, potentially offset by any available insurance. At Prudential’s direction, KBW representatives subsequently contacted representatives of Stephens to discuss the terms of the adjustment methodology proposed by Fulton with respect to a potential settlement of the Island View bankruptcy litigation and its effect on the merger consideration. Later on January 10, 2022, representatives of Silver Freedman and Obermayer conferred with representatives of Barley Snyder and Fulton senior management members to discuss the Island View bankruptcy litigation. Fulton senior management indicated that (i) prior to execution of a merger agreement, Prudential Bank would have to enter into a written full and final settlement agreement of the Island View bankruptcy litigation on terms and conditions acceptable to Fulton, and (ii) the merger consideration being offered by Fulton would be reduced on a dollar for dollar basis to reflect the financial terms of the settlement. The parties also had extensive discussions over the nature and scope of what constituted a “full and final” settlement.

On January 11, 2022, at a special Prudential Board meeting, Mr. Pollack and representatives of KBW and Silver Freedman discussed the meeting with Mr. Wenger, the discussions held with Fulton senior management and Fulton’s outside counsel and Stephens. After an extensive discussion, the Prudential Board determined to defer any action until its next regularly scheduled Prudential Board meeting to allow the Board to more thoroughly consider Fulton’s position regarding the Island View bankruptcy litigation. On January 19, 2022, the Prudential Board, at its regularly scheduled board meeting, was briefed on the status of further discussions with Fulton and its advisors as well as a discussion with representatives of Obermayer with respect to the Island View bankruptcy litigation and related matters in the bankruptcy court. The Prudential Board determined that it would be in the best interests of Prudential and its shareholders to attempt to settle the Island View bankruptcy litigation in order to preserve the potential business combination and authorized management and Obermayer to initiate settlement discussions. Over the next two weeks, Mr. Pollack and Obermayer contacted the trustee of the Island View bankruptcy estate and commenced settlement negotiations with the trustee and trustee’s counsel. A proposed settlement agreement was circulated among the parties, which provided for, among other things, a cash payment in the amount of $8.3 million to the Island View bankruptcy estate in return for a complete settlement of all matters in the Island View bankruptcy litigation, which we refer to as the bankruptcy settlement.

On January 20, 2022, in light of Prudential’s willingness to attempt a settlement of the Island View bankruptcy litigation, Fulton proposed an amendment of the Fulton IOI solely to extend the binding exclusivity period for an additional 60 days. Prudential proposed a 45-day extension (until March 10, 2022), and Fulton agreed. Prudential and Fulton executed the Fulton IOI extension on January 28, 2022.

During the period between January 24, 2022 and February 10, 2022, negotiation of the terms of the merger agreement continued. Prudential senior management reviewed each draft of the merger agreement. The most significant terms negotiated at that time related to the bankruptcy settlement and how complete and final the bankruptcy settlement would need to be in order for Fulton to be obligated to mail the proxy statement/prospectus and complete the merger as well as whether, if the bankruptcy settlement failed to be approved by the bankruptcy court and become non-appealable by a certain date, Fulton would have the ability to terminate the merger agreement.

In early February 2022, Prudential submitted a due diligence request list to Fulton, in order to obtain, and review, non-public information regarding Fulton’s credit, operational, regulatory and legal matters. On February 9, 2022, Prudential conducted reverse due diligence sessions with Fulton, consisting of interviews of members of Fulton’s senior management and counsel. Prior to, and for some time following, the due diligence sessions, Fulton made due diligence materials concerning Fulton’s business and financial operations available to Prudential.

On the evening of February 9, 2022, Fulton and Prudential and their respective legal and financial advisors had a call to discuss the status of the proposed settlement of the Island View bankruptcy litigation. During that call, Fulton’s legal advisors expressed concerns with respect to a related litigation matter involving Island View’s largest shareholder which was pending (although then currently stayed) against Prudential in the Philadelphia Court of Common Pleas upon remand from the bankruptcy court, which we refer to as the Island View state court litigation. We collectively refer to both the Island View bankruptcy litigation and the Island View state court litigation as the Island View litigation. Fulton’s legal advisors indicated that, in addition to the resolution of the remaining open matters in the draft merger agreement then being negotiated, all aspects of the Island View litigation needed to be settled in order for Fulton to proceed with the proposed business combination with Prudential.

On February 10, 2022, the Prudential Board held a special meeting to discuss the potential settlement of the Island View state court litigation. Prudential’s legal advisor, Silver Freedman, discussed the legal issues surrounding the possible settlement of the Island View state court litigation and its impact on the proposed transaction. After extensive discussions, the Prudential Board authorized senior management and counsel to contact plaintiff’s counsel in the Island View state court litigation to discuss a potential settlement. Over the next two weeks discussions continued, resulting in a proposed settlement agreement to resolve the Island View state court litigation, which we refer to as the state court settlement and, collectively with the bankruptcy settlement, as the settlements. The Prudential Board held a special meeting on February 24, 2022. At the meeting, the Prudential Board discussed the proposed state court settlement agreement, both as to its terms, including an expected financial impact of $2.0 million, but also its expected effects on the proposed transaction with Fulton, including the merger consideration. After extensive discussion, the Prudential Board authorized Mr. Pollack to execute the state court settlement agreement to resolve the Island View state court litigation. On February 25, 2022, Prudential Bank and the various parties to the Island View state court litigation executed the Island View state court settlement agreement.

In addition, at this Prudential Board meeting KBW representatives discussed the exchange ratio and cash portion of the merger consideration. Representatives of KBW informed the Prudential Board that, as a result of the increased likelihood that the Island View litigation would be settled and taking into account the financial impact of the settlements, Fulton proposed merger consideration with an implied value of $18.25 per share which, based on the volume weighted average closing trading prices for Fulton’s common stock for the ten trading day period ended February 23, 2022, equated to an exchange ratio of 0.7974 shares of Fulton common stock plus $3.65 in cash for each Prudential share. $18.25 was then also established as the price at which Prudential stock options would be cashed out in the merger.

During the period that discussions were ongoing regarding the possible state court settlement, representatives of KBW and Silver Freedman continued to engage in discussions with Fulton, Stephens and Barley Snyder with respect to the terms and conditions of the merger agreement. Specifically, the negotiations concerned Prudential’s obligations with respect to settlement of the Island View litigation, Fulton’s obligation to close based on the finality of the settlements and the settlements’ financial impact.

On February 28, 2022, the Prudential Board held a special meeting to consider and approve the proposed bankruptcy settlement. The discussion included a review of the bankruptcy court process to review and approve the bankruptcy settlement agreement. After considerable discussion, the Prudential Board unanimously approved the bankruptcy settlement agreement. The Prudential Board concluded that both settlements were within a range that was acceptable to Prudential while also allowing Prudential to enter into the merger agreement. The merger consideration, taking into account the financial impact of the settlements, including giving Prudential credit for anticipated insurance proceeds, remained higher than the merger consideration proposed by Party B. The Prudential Board continued to believe that the execution risk of a transaction with Fulton remained lower than the execution risk of a possible transaction with Party B due to, among other things, Fulton’s financial capacity and ability to effect the merger and integrate Prudential into its operations.

Following the February 28, 2022 Prudential Board meeting, the parties to the Island View bankruptcy litigation executed the bankruptcy settlement agreement and filed it with the bankruptcy court.

As a result of the settlements, Prudential expected to recognize an aggregate pre-tax charge of approximately $9.7 million, approximately $7.6 million after tax, or $1.25 per share, $0.97 per share after tax, in each case including the benefit of the receipt of approximately $1.9 million from Prudential Bank’s insurance carrier in connection with the bankruptcy settlement.

On March 1, 2022, the Prudential Board held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Prudential and Fulton and their respective advisors. The Prudential Board received a set of meeting materials in advance of the meeting, including the merger agreement and a detailed summary prepared by Silver Freedman of the material terms of the merger agreement and the related documents including the form of voting agreement that each of the directors and one bank director would enter into in connection with the transaction. The Prudential Board received from KBW financial presentation materials regarding the merger, which contained financial analyses as described in the section entitled “Opinion of Prudential’s Financial Advisor” below. Representatives of Silver Freedman discussed the terms of the merger agreement including, among other things, the representations and warranties of each of the parties, the covenants of each of the parties, the termination provisions, as well as the material provisions of the related documents. Representatives of Silver Freedman and KBW responded to questions from the Prudential Board. At the meeting, KBW reviewed the financial aspects of the merger with the Prudential Board and rendered its opinion to the Prudential Board, which was initially rendered verbally and confirmed in a written opinion dated March 1, 2022, a copy of which is attached as Appendix B, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Prudential shares. After careful and deliberate consideration of this information, a discussion of the terms of the merger agreement and the factors disclosed under “Recommendation of the Prudential Board and Reasons for the Merger,” the matters discussed in this meeting as well as in prior meetings of the Prudential Board, including the board’s fiduciary duties, as well as the interests of Prudential’s shareholders, customers, employees and communities served by Prudential, the Prudential Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Prudential and its shareholders, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the Prudential Board’s fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Prudential’s shareholders.

The Fulton Board also met on March 1, 2022, to approve the final terms of the definitive merger agreement. Following the conclusion of the meetings of each of the Prudential Board and the Fulton Board on March 1, 2022, Prudential and Fulton executed the merger agreement and the Prudential directors and one bank director executed the voting agreements with Fulton. On March 2, 2022, before the opening of the NASDAQ stock market, Fulton and Prudential issued a joint press release and each filed a Current Report on Form 8-K with the SEC announcing the execution of the merger agreement.

Recommendation of the Prudential Board and Reasons for the Merger

The Prudential Board has determined that the merger is fair to and in the best interests of Prudential and its shareholders and, by the unanimous vote of all of the directors of Prudential, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE PRUDENTIAL BOARD UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF PRUDENTIAL SHARES VOTE “FOR” THE MERGER PROPOSAL.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Prudential Board evaluated the merger agreement in consultation with Prudential Bank’s senior management and determined that the merger was the best option reasonably available for its shareholders in the current challenging and uncertain banking market. The Prudential Board also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and consulted with Prudential’s financial advisor regarding the financial aspects of the proposed transaction.

In reaching its determination to approve the merger agreement, the Prudential Board considered all factors it deemed material. The Prudential Board analyzed information with respect to the financial condition, results of operations, business and prospects of Prudential. In this regard, the Prudential Board considered the performance trends of Prudential over the past several years. The Prudential Board also considered the ability of Prudential to grow as an independent institution and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, the Prudential Board considered the long-term as well as the short-term interests of Prudential and its shareholders, including whether those interests might best be served by continued independence.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the merger agreement, the Prudential Board evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Prudential management, as well as Prudential’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

the Prudential Board’s knowledge of Prudential’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Fulton;

•

the Prudential Board’s understanding of Fulton’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account discussions with senior management regarding its due diligence review of Fulton;

•

the belief of the Prudential Board that significant growth in earnings would be necessary for Prudential to be in a position to deliver a competitive return to its shareholders and the achievement of such growth in earnings would require significant investment in both resources and time;

•

the Prudential Board’s belief that the merger consideration offered by Fulton equaled or exceeded the consideration that could reasonably be expected from other potential acquirors with the apparent interest and ability to consummate an acquisition of Prudential;

•

the Prudential Board’s belief that the merger is a combination with a substantially larger banking organization with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Prudential’s shareholders as compared to continuing to operate as a stand-alone entity;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its materially larger size, asset base, capital, market capitalization and footprint than Prudential;

•

the anticipated pro forma impact of the merger on Fulton, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the challenges facing Prudential’s management to grow Prudential’s business and enhance shareholder value given current market conditions;

•	the stock component of the merger consideration offered Prudential shareholders the opportunity to participate as shareholders of Fulton in the future performance of the combined company;

•	the substantially more active trading market in Fulton common stock that was expected to provide Prudential shareholders greater liquidity for their investment;

•

the benefits to Prudential and its customers of operating as a substantially larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the geographic fit with Fulton and the increased customer convenience of the expanded Fulton branch network;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions and to absorb operational expenses resulting from regulatory compliance mandates, including potential additional capital requirements;

•	the effects of the merger on Prudential employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Prudential employees;

•

the Prudential Board’s understanding of the current and prospective environment in which Prudential and Fulton operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•

the efforts made to solicit interest from financial institutions considered to have the ability and potential interest in acquiring Prudential and the believed low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of Prudential completing a more desirable acquisition in the near term;

•	the ability of Fulton to complete the merger from a financial and regulatory perspective;

•	the expectation that the required regulatory approvals could be obtained in a timely manner, considering recent delays and processing times occurring with respect to certain recent transactions;

•

the Prudential Board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Code, providing favorable tax consequences to Prudential’s shareholders with respect to the stock portion of the consideration;

•

the opinion, dated March 1, 2022, of KBW, Prudential’s financial advisor, to the Prudential Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Prudential shares of the merger consideration in the merger, as more fully described below under “Opinion of Prudential’s Financial Advisor;” and

•

the Prudential Board’s review with its legal advisor, Silver Freedman, of the material terms of the merger agreement, including the Prudential Board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Prudential’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by Prudential of a termination fee to Fulton, which the Prudential Board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Prudential Board also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•

with the stock portion of the merger consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Prudential shareholders could be adversely affected by a decrease in the trading price of Fulton common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of Prudential’s business and towards the completion of the merger;

•

the restrictions on the conduct of Prudential’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Prudential from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Prudential absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Prudential’s business, operations and workforce with Fulton;

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the fact that the interests of certain of Prudential’s directors and executive officers may be different from, or in addition to, the interests of Prudential’s other shareholders as described under the heading “The Merger – Interests of Prudential’s Directors and Executive Officers”;

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that, while Prudential expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals required in connection with the merger may not be received or may not be received in a timely manner or may impose burdensome or unacceptable conditions or Prudential shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

the fact that: (i) Prudential would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Prudential would be obligated to pay to Fulton a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Prudential from pursuing such a transaction; and

•	the possibility of litigation challenging the merger and the costs associated with such litigation.

The foregoing discussion of the information and factors considered by the Prudential Board is not intended to be exhaustive, but is believed to include all the material factors considered by the Prudential Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Prudential Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Prudential Board considered all these factors as a whole, including through discussions with, and questioning of Prudential’s management and Prudential’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Prudential Board unanimously recommends that Prudential’s shareholders vote “FOR” the approval of the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. Prudential shareholders should be aware that Prudential’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Prudential shareholders. The Prudential Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Prudential. After numerous and exhaustive deliberations with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the Prudential Board approved the merger agreement and the merger as being in the best interests of Prudential and its shareholders based on the total mix of information available to the Prudential Board. See the section entitled “The Merger—Interests of Prudential’s Directors and Executive Officers”.

This summary of the reasoning of the Prudential Board and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of Prudential’s Financial Advisor

Prudential engaged KBW to render financial advisory and investment banking services to Prudential, including an opinion to the Prudential Board as to the fairness, from a financial point of view, to the shareholders of Prudential of the merger consideration in the proposed merger. Prudential selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Prudential Board held on March 1, 2022, at which the Prudential Board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Prudential Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Prudential shares. The Prudential Board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Prudential Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Prudential shares. It did not address the underlying business decision of Prudential to engage in the merger or enter into the merger agreement or constitute a recommendation to the Prudential Board in connection with the merger, and it does not constitute a recommendation to any holder of Prudential shares or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Prudential and Fulton and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated March 1, 2022 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of Prudential;

•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 of Prudential;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Fulton;

•

certain regulatory filings of Prudential and Fulton and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2021;

•	certain other interim reports and other communications of Prudential and Fulton provided to their respective shareholders; and

•

other financial information concerning the businesses and operations of Prudential and Fulton furnished to KBW by Prudential and Fulton or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Prudential and Fulton;

•	the assets and liabilities of Prudential and Fulton;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Prudential and Fulton with similar information for certain other companies the securities of which were publicly traded;

•

financial and operating forecasts and projections of Prudential that were prepared by Prudential management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Prudential Board;

•

certain pro forma financial data of Prudential as of December 31, 2021, as adjusted for estimated data relating to Prudential’s then-pending settlement of the Island View litigation that was provided to KBW by Prudential management, which pro forma financial data was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Prudential Board;

•

publicly available consensus “street estimates” of Fulton’s earnings and assets as well as assumed Fulton long-term growth rates that were provided to KBW by Fulton management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Prudential management and with the consent of the Prudential Board; and

•

estimates regarding certain pro forma financial effects of the merger on Fulton (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Fulton management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Prudential management and with the consent of the Prudential Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held with the managements of Prudential and Fulton, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Prudential and Fulton and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available, and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Prudential as to the reasonableness and achievability of the financial and operating forecasts and projections of Prudential referred to above (and the assumptions and bases for such forecasts and projections), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Prudential, upon Fulton management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Fulton, the assumed Fulton long-term growth rates and the estimates regarding certain pro forma financial effects of the merger on Fulton (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Fulton referred to above, that such estimates were consistent with, the best currently available estimates and judgments of Fulton management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Prudential and Fulton that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Fulton referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Prudential and Fulton, and with the consent of the Prudential Board, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Prudential and Fulton. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Prudential or Fulton since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses, and KBW assumed, without independent verification and with Prudential’s consent, that the aggregate allowances for loan and lease losses for each of Prudential and Fulton are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Prudential or Fulton, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Prudential or Fulton under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the merger consideration and no other consideration or payments in respect of Prudential shares;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Prudential, Fulton or the pro forma entity, or the contemplated benefits of the merger, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Prudential that Prudential relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Prudential, Fulton, the merger and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the merger to the holders of Prudential shares. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including, without limitation, the form or structure of the merger or any such related transaction (including the form of the merger consideration or the allocation thereof between cash and stock), any consequences of the merger or any such related transaction to Prudential, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion, and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Prudential to engage in the merger or any related transaction or enter into the merger agreement;

•

the relative merits of the merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to, or contemplated by, Prudential or the Prudential Board;

•

the fairness of the amount or nature of any compensation to any of Prudential’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Prudential shares;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Prudential (other than the holders of Prudential shares, solely with respect to the merger consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Fulton or any other party to any transaction contemplated by the merger agreement;

•

whether Fulton had sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Prudential shares at the closing of the merger;

•	the actual value of Fulton common stock to be issued in the merger;

•

the prices, trading range or volume at which Prudential shares or Fulton common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Fulton common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Prudential, Fulton, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Prudential and Fulton. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Prudential Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Prudential Board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Prudential and Fulton, and the decision of Prudential to enter into the merger agreement was solely that of the Prudential Board.

The following is a summary of the material financial analyses performed by KBW in connection with the issuance of its opinion to the Prudential Board. The summary is not a complete description of the financial analyses underlying the opinion or the presentation provided by KBW to the Prudential Board, but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $17.52 per share of Prudential shares, or approximately $138.3 million, in the aggregate (inclusive of the implied value of in-the-money Prudential stock options), based on the sum of the cash portion of the merger consideration of $3.65 in cash and the implied value of the stock portion of the merger consideration of 0.7974 of a share of Fulton common stock based on the closing price of Fulton common stock on March 1, 2022. In addition to the financial analyses described below, KBW reviewed with the Prudential Board for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $17.52 per outstanding share of Prudential shares) of 14.4x Prudential’s estimated calendar year 2023 earnings per share, which we refer to as EPS, using financial and operating forecasts and projections of Prudential provided by Prudential management.

Prudential Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Prudential to 17 selected major exchange-traded banks and thrifts headquartered in Pennsylvania with total assets between $500 million and $3.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets by column):

Orrstown Financial Services, Inc.

ACNB Corporation

Fidelity D & D Bancorp, Inc.

Codorus Valley Bancorp, Inc.

Citizens & Northern Corporation

Norwood Financial Corp.

Penns Woods Bancorp, Inc.

ESSA Bancorp, Inc.

Franklin Financial Services Corporation

Meridian Corporation FNCB Bancorp, Inc. CB Financial Services, Inc. AmeriServ Financial, Inc. Malvern Bancorp, Inc. Emclaire Financial Corp William Penn Bancorporation HV Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter, which we refer to as MRQ, or latest 12 month period, which we refer to as LTM, available or as of the end of such periods and market price information as of March 1, 2022. In addition, KBW used EPS estimates of Prudential taken from financial forecasts and projections of Prudential provided by Prudential management and also a publicly available research analyst’s estimate for Prudential (in the case of 2022), and KBW used EPS estimates of the selected companies taken from consensus “street estimates” for the selected companies to the extent publicly available (consensus “street estimates” for 2022 and 2023 were not publicly available for 10 of the selected companies, and consensus “street estimates” for 2023 were not publicly available for 12 of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate asset quality ratios. Five of the selected companies did not report Total Capital Ratios due to adoption of the Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in Prudential’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Prudential and the selected companies:

		Selected Companies
	Prudential	25th Percentile	Average	Median	75th Percentile
MRQ Core Pre-tax Pre-provision Return on Avg. Assets(1)	0.77%	0.90%	1.18%	1.19%	1.38%
MRQ Core Return on Avg. Assets(1)	0.69%	0.84%	1.00%	1.00%	1.12%
MRQ Core Return on Avg. Equity(1)	5.6%	9.5%	10.4%	10.3%	11.3%
MRQ Core Return on Avg. Tangible Common Equity(1)	5.9%	9.7%	11.5%	12.0%	13.8%
MRQ Net Interest Margin	2.32%	2.83%	3.13%	3.05%	3.30%
MRQ Fee Income / Revenue Ratio(2)	5.9%	12.3%	21.9%	22.2%	25.2%
MRQ Efficiency Ratio	66.4%	74.9%	68.2%	66.2%	60.6%

(1)

Core income after taxes and before extraordinary items, excluding gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Prudential and, to the extent publicly available, the selected companies:

		Selected Companies
	Prudential	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	11.8%	8.0%	9.8%	8.4%	9.8%
Total Capital Ratio	18.8%	13.9%	15.2%	14.7%	16.5%
Loans / Deposits	82.3%	70.6%	78.4%	80.6%	83.4%
Loan Loss Reserve / Gross Loans	1.41%	1.06%	1.16%	1.21%	1.29%
Nonperforming Assets / Loans and OREO	2.19%	1.35%	1.02%	1.02%	0.61%
Net Charge-Offs / Average Loans	0.09%	0.04%	0.07%	0.02%	(0.01%)

In addition, KBW’s analysis showed the following concerning the market performance of Prudential and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were negative or greater than 30.0x):

		Selected Companies
	Prudential	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	1.4%	6.0%	12.3%	9.2%	21.6%
One-Year Total Return	3.4%	8.5%	16.0%	12.1%	26.5%
Year-To-Date Stock Price Change	6.5%	(5.6%)	(0.6%)	2.2%	3.1%
Stock Price / Tangible Book Value per Share	0.88x	0.99x	1.11x	1.09x	1.24x
Stock Price / LTM EPS	14.8x	8.4x	9.9x	10.1x	10.8x
Stock Price / 2022 Estimated EPS	12.9x /18.3x(1)	10.0x	12.0x	11.1x	12.9x
Stock Price / 2023 Estimated EPS	11.9x(2)	9.8x	13.9x	10.7x	11.9x
Dividend Yield	1.9%	2.7%	3.3%	3.2%	4.0%
LTM Dividend Payout	28.6%	26.9%	32.8%	29.5%	38.4%

(1)

First multiple based on financial and operating forecasts and projections of Prudential provided by Prudential management. Second multiple based on a publicly available research analyst’s estimate for Prudential.

(2)	Multiple based on financial and operating forecasts and projections of Prudential provided by Prudential management.

No company used as a comparison in the above selected companies analysis is identical to Prudential. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Fulton Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Fulton to 15 selected major exchange-traded U.S. banks with total assets between $20.0 billion and $30.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets by column):

United Bankshares, Inc. Bank OZK Glacier Bancorp, Inc. First Hawaiian, Inc. Simmons First National Corporation Old National Bancorp Ameris Bancorp Eastern Bankshares, Inc.	Bank of Hawaii Corporation Pacific Premier Bancorp, Inc. United Community Banks, Inc. Cathay General Bancorp First BanCorp. Independent Bank Corp. Atlantic Union Bankshares Corporation

To perform this analysis, KBW used profitability and other financial information for the MRQ or LTM available or as of the end of such periods and market price information as of March 1, 2022. KBW also used EPS estimates taken from consensus “street estimates” for Fulton and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in Fulton’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Fulton and the selected companies:

		Selected Companies
	Fulton	25th Percentile	Average	Median	75th Percentile
MRQ Core Pre-tax Pre-provision Return on Avg. Assets(1)	1.16%	1.27%	1.61%	1.50%	1.92%
MRQ Core Return on Avg. Assets(1)	0.95%	1.11%	1.30%	1.17%	1.45%
MRQ Core Return on Avg. Equity(1)	9.1%	8.3%	10.5%	10.3%	12.0%
MRQ Core Return on Avg. Tangible Common Equity(1)	12.5%	13.5%	14.5%	14.6%	15.9%
MRQ Net Interest Margin	2.78%	2.80%	3.09%	3.08%	3.25%
MRQ Fee Income / Revenue Ratio(2)	27.8%	15.0%	20.4%	21.3%	25.7%
MRQ Efficiency Ratio	66.1%	57.4%	52.9%	53.7%	50.4%

(1)

Core income after taxes and before extraordinary items, excluding gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Fulton and the selected companies:

		Selected Companies
	Fulton	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	7.8%	8.1%	9.3%	8.6%	10.2%
Total Capital Ratio	14.1%	14.2%	15.6%	14.7%	16.4%
Loans / Deposits	84.9%	62.3%	72.6%	73.2%	80.5%
Loan Loss Reserve / Gross Loans	1.36%	0.85%	1.18%	1.17%	1.28%
Nonperforming Assets / Loans and OREO	0.95%	0.66%	0.79%	0.54%	0.33%
Net Charge-Offs / Average Loans(1)	0.07%	0.04%	0.05%	0.02%	(0.01%)

In addition, KBW’s analysis showed the following concerning the market performance of Fulton and the selected companies:

		Selected Companies
	Fulton	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	8.6%	(7.4%)	0.0%	(4.9%)	6.7%
One-Year Total Return	13.0%	(4.7%)	2.7%	(3.5%)	9.4%
Year-To-Date Stock Price Change	2.3%	(5.6%)	(2.0%)	(4.4%)	1.6%
Stock Price / Tangible Book Value per Share	1.41x	1.52x	1.81x	1.78x	1.97x
Stock Price / LTM EPS	10.7x	10.3x	13.4x	11.9x	13.3x
Stock Price / 2022 Estimated EPS	12.2x	11.3x	13.7x	13.4x	15.7x
Stock Price / 2023 Estimated EPS	11.2x	10.5x	12.0x	11.9x	13.8x
Dividend Yield	3.2%	2.4%	2.9%	2.9%	3.3%
LTM Dividend Payout	34.6%	30.7%	37.3%	35.8%	44.8%

No company used as a comparison in the above selected companies analysis is identical to Fulton. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 22 selected U.S. whole bank transactions announced since January 1, 2021 with announced deal values between $100 million and $200 million.

The selected transactions were as follows:

Acquiror	Acquired Company

Bank First Corporation

QCR Holdings, Inc.

OceanFirst Financial Corp.

BancPlus Corporation

German American Bancorp, Inc.

Arbor Bancorp, Inc.

Stock Yards Bancorp, Inc.

First Mid Bancshares, Inc.

TriCo Bancshares

Mid Penn Bancorp, Inc.

Farmers National Banc Corp.

Simmons First National Corporation

Simmons First National Corporation

United Community Banks, Inc.

Farmers & Merchants Bancorp, Inc.

Bank of Marin Bancorp

VyStar Credit Union

Seacoast Banking Corporation of Florida

Shore Bancshares, Inc.

Stock Yards Bancorp, Inc.

First Busey Corporation

BancorpSouth Bank

Denmark Bancshares, Inc.

Guaranty Federal Bancshares, Inc.

Partners Bancorp

First Trust Corporation

Citizens Union Bancorp of Shelbyville, Inc.

FNBH Bancorp, Inc.

Commonwealth Bancshares, Inc.

Delta Bancshares Company

Valley Republic Bancorp

Riverview Financial Corporation

Cortland Bancorp

Landmark Community Bank

Triumph Bancshares, Inc.

Aquesta Financial Holdings, Inc.

Perpetual Federal Savings Bank

American River Bankshares

Heritage Southeast Bancorporation Inc.

Legacy Bank of Florida

Severn Bancorp, Inc.

Kentucky Bancshares, Inc.

Cummins-American Corp.

FNS Bancshares, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, next year consensus EPS mean estimates per S&P Global Market Intelligence, which we refer to as FWD EPS, prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•	Price per common share to FWD EPS of the acquired company in the two selected transactions in which FWD EPS estimates for the acquired company were available at announcement.

KBW also reviewed the price per common share paid for the acquired company for the 14 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $17.52 per share of Prudential shares and using historical financial information for Prudential as of or for the 12 months ended December 31, 2021 (with and without adjustment for estimated data relating to Prudential’s then-pending settlement of the Island View litigation that were provided to KBW by Prudential management), Prudential’s estimated calendar year 2022 EPS taken from financial and operating forecasts and projections of Prudential provided by Prudential management and also from a publicly available research analyst’s estimate for Prudential, and the closing price of Prudential shares on March 1, 2022.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered not meaningful because it was greater than 35.0x):

		Selected Transactions
	Fulton / Prudential	25th Percentile	Average	Median	75th Percentile
Price / Tangible Book Value	1.07x / 1.14x(1)	1.45x	1.64x	1.56x	1.73x
Core Deposit Premium	1.7% / 2.9%(1)	6.3%	7.8%	6.9%	9.0%
Price / LTM EPS	17.9x	14.0x	17.6x	17.2x	19.4x
Price / FWD EPS	15.6% / 22.2%(2)	17.2%	17.2%	17.2%	17.3%
One-Day Market Premium	21.1%	23.8%	40.2%	39.1%	53.1%

(1)

First statistic based on Prudential tangible book value as of December 31, 2021. Second statistic based on Prudential’s tangible common equity adjusted for estimated one-time charge related to the then pending Island View litigation settlement per Prudential management.

(2)

First multiple based on financial and operating forecasts and projections of Prudential provided by Prudential management. Second multiple based on a publicly available research analyst’s estimate for Prudential.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Prudential or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Fulton and Prudential to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Fulton and Prudential as of or for the 12 months ended December 31, 2021, (ii) publicly available consensus “street estimates” of Fulton, (iii) financial and operating forecasts and projections of Prudential provided by Prudential management, and (iv) market price information as of March 1, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Fulton and Prudential shareholders in the combined company based on the stock portion of the merger consideration provided for in the merger agreement and also with the implied pro forma ownership percentages of Fulton and Prudential shareholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes:

	Fulton as a % of Total	Prudential as a % of Total
Pro Forma Ownership
Ownership based on the Merger Consideration at 0.7974x	96.3%	3.7%
Illustrative Ownership assuming 100% Stock Consideration at 1.0073x	95.3%	4.7%
Balance Sheet
Assets	96.0%	4.0%
Gross Loans Held for Investment	96.9%	3.1%
Deposits	96.8%	3.2%
Tangible Common Equity	94.0%	6.0%
Adjusted Tangible Common Equity(1)	94.3%	5.7%
Income Statement
2021 Actual Earnings	97.1%	2.9%
2022 Estimated Earnings	96.4%	3.6%
2023 Estimated Earnings	96.4%	3.6%
Market Capitalization
Pre-Deal Market Capitalization	96.1%	3.9%

(1)	Adjusted for estimated one-time charge related to the then pending Island View litigation settlement per Prudential management.

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Fulton and Prudential. Using (i) closing balance sheet estimates as of June 30, 2022 for Fulton based on publicly available consensus “street estimates” of Fulton and closing balance sheet estimates as of June 30, 2022 for Prudential prepared by Prudential management as adjusted by Fulton management, (ii) publicly available consensus EPS “street estimates” of Fulton and an assumed EPS growth rate for Fulton provided by Fulton management, (iii) financial and operating forecasts and projections of Prudential prepared by Prudential management as adjusted by Fulton management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Fulton management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Fulton. This analysis indicated the merger could be accretive to Fulton’s estimated 2023 and 2024 EPS and could be dilutive to Fulton’s estimated tangible book value per share at closing as of June 30, 2022. Furthermore, the analysis indicated that, pro forma for the merger, each of Fulton’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of June 30, 2022 could be lower. For all of the above analysis, the actual results achieved by Fulton following the merger may vary from the projected results, and the variations may be material.

Prudential Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Prudential to estimate a range for the implied equity value of Prudential. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Prudential provided by Prudential management, and assumed discount rates ranging from 13.0% to 16.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that Prudential could generate over the period from June 30, 2022 through December 31, 2026 as a standalone company, and (ii) the present value of Prudential’s implied terminal value at the end of such period. KBW assumed that Prudential would maintain a tangible common equity to tangible asset ratio of 9.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Prudential. KBW applied a range of 11.5x to 13.5x Prudential’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Prudential shares of $15.38 to $18.36.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Prudential.

Fulton Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Fulton to estimate a range for the implied equity value of Fulton. In this analysis, KBW used publicly available consensus “street estimates” of Fulton and assumed long-term growth rates for Fulton provided by Fulton management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that Fulton could generate over the period from June 30, 2022 through December 31, 2026 as a standalone company, and (ii) the present value of Fulton’s implied terminal value at the end of such period. KBW assumed that Fulton would maintain a tangible common equity to tangible asset ratio of 8.5% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Fulton, KBW applied a range of 12.0x to 14.0x Fulton’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Fulton’s common stock of $17.49 to $22.97.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Fulton or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Prudential in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between KBW and a KBW broker-dealer affiliate and each of Prudential and Fulton), may from time to time purchase securities from, and sell securities to, Prudential and Fulton. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prudential or Fulton for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Prudential agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $300,000 of which became payable to KBW with the rendering of its opinion, $200,000 which is payable on the first date of mailing of the proxy statement/prospectus relating to the merger, and the balance of which is contingent upon the closing of the merger. Prudential also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to Prudential during the two years preceding the date of its opinion. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Fulton and received compensation for such services. KBW acted as a joint book-running manager to Fulton in connection with its October 2020 offering of preferred stock and as a passive book-runner to Fulton in connection with both of its February 2020 offerings of fixed-to-floating rate subordinated notes. KBW may in the future provide investment banking and financial advisory services to Prudential or Fulton and receive compensation for such services.

Fulton’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Fulton Board consulted with Fulton senior management, as well as its financial and legal advisors, and considered a number of factors, including the following:

•	each of Fulton’s, Prudential’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	the potential to enhance Fulton’s existing presence in the attractive and strategically important Philadelphia metropolitan market;

•

the projected positive financial metrics from the merger, including earnings per share accretion, modest tangible book value dilution, relatively short tangible book value earnback period, projected cost savings and attractive use of capital;

•

opportunities to re-price Prudential’s higher cost time deposits and restructure its wholesale liabilities, leverage Fulton’s technology investments and optimize Prudential’s commercial lending relationships due to Fulton’s increased lending limit;

•	the relatively low expected integration risk given the relative sizes of Fulton and Prudential;

•

the fact that Fulton and Prudential use the same third-party core systems processor that is expected to mitigate risk associated with the integration of Prudential’s core processing system into Fulton’s core processing system;

•	the likelihood that the merger would not disrupt Fulton’s other business initiatives;

•	the ability to overlay Fulton’s broader product suite onto Prudential’s predominantly commercial customer base;

•	the acquisition is consistent with Fulton’s strategic plan to enter, or enhance its presence in, attractive markets through acquisition;

•

the Fulton Board’s understanding of the current and prospective environment in which Fulton operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward mergers in the financial services industry generally and the likely effect of these factors on Fulton’s future growth, profitability and strategic options;

•

the Fulton Board’s view that the acquisition would accelerate Fulton’s growth in the Philadelphia metropolitan market compared to what the Fulton Board believed could reasonably be achieved through organic growth within a similar time frame;

•

the Fulton Board’s conclusion that Prudential’s culture and operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Fulton’s similar operating philosophy;

•

the fact that certain provisions of the merger agreement generally prohibit Prudential from soliciting or responding to proposals for alternative transactions and Prudential’s obligation to pay a termination fee of $6.0 million if the merger agreement is terminated due to Prudential accepting a superior offer;

•

the fact that, pursuant to the merger agreement, Prudential must generally conduct its business in the ordinary course and Prudential is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement;

•

the settlement of the Island View litigation against Prudential Bank prior to execution of the merger agreement, thereby eliminating the uncertainty associated with the potential exposure surrounding such litigation;

•	the financial information and analyses presented by Fulton’s financial advisor to the Fulton Board;

•	Fulton’s recent record of completing the consolidation of its former separate banking subsidiaries into Fulton Bank and realizing the projected benefits of such bank consolidations;

•	its review and discussions with Fulton’s management and advisors concerning the due diligence examination of Prudential;

•	management’s expectation that Fulton would continue to have a strong capital position upon completion of the transaction;

•

its review, with its legal advisor, of the merger agreement and other agreements, including the provisions of the merger agreement designed to enhance the probability that the transaction would be completed; and

•	the expectation that regulatory and other approvals required in connection with the merger are likely to be received in a timely manner and without the imposition of unacceptable conditions.

The Fulton Board also considered the following:

•	the potential risks associated with successfully integrating Prudential’s business, operations and workforce with those of Fulton;

•	the fact that new shares of Fulton common stock to be issued to holders of Prudential shares to complete the merger will result in ownership dilution to existing Fulton shareholders;

•	the potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•	the risk that potential benefits, cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period;

•	the possibility of litigation challenging the merger; and

•

the potential for diversion of management and employee attention and for Prudential employee attrition during the period prior to the completion of the merger and the potential effect on Fulton’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

The foregoing discussion of the information and factors considered by the Fulton Board is not intended to be exhaustive, but includes the material factors considered by the Fulton Board. In view of the wide variety of factors considered by the Fulton Board in connection with its evaluation of the merger and the complexity of these matters, the Fulton Board considered all the factors described above as a whole and did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Fulton Board may have given different weights to different factors. The Fulton Board evaluated the factors described above, including asking questions of Fulton’s legal and financial advisors. The Fulton Board relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.

The Fulton Board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Fulton Board concluded, however, that the potential positive factors outweighed the potential risks. This explanation of Fulton’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Management and the Fulton Board After the Merger

The directors and officers of Fulton immediately prior to the effective time will be the directors and officers of the surviving corporation after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified.

Interests of Prudential’s Directors and Executive Officers in the Merger

In considering the recommendation of the Prudential Board to vote for the merger proposal, Prudential shareholders should be aware that directors and executive officers of Prudential have interests in the merger that are in addition to, or different from, their interests as shareholders of Prudential. The Prudential Board was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the decision to recommend that the Prudential shareholders approve the merger proposal. These interests are described below.

Prudential Stock Options and Restricted Stock

Under the terms of Prudential’s equity compensation plans, outstanding equity awards held by Prudential’s employees (including executive officers) and directors vest in full upon consummation of a change in control transaction. The merger will constitute a change in control for purposes of the plans. On the closing date, each outstanding Prudential stock option (including unvested options, which will immediately vest on the closing date) will be canceled and converted into the right to receive a fixed amount in cash, without interest, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of $18.25 over the exercise price per share of such option. Because the cash-out price for options is fixed and payable in cash, Prudential’s directors and officers who hold options may receive consideration for each option that is, on a per share basis, more, less or the same as the merger consideration paid to shareholders for each Prudential share, which will fluctuate with the value of Fulton’s common stock between the date of this proxy statement/prospectus and the closing date. Each outstanding Prudential option with a per share exercise price equal to or greater than $18.25 will be canceled without payment. As of the date hereof, options covering 162,500 Prudential shares have exercise prices in excess of $18.25.

The following table sets forth, for each of Prudential’s executive officers and non-employee directors, the number of all outstanding in-the-money stock options and/or outstanding restricted stock awards held by each such person as of April 19, 2022, and the estimated consideration that each will receive at or after the effective time of the merger in connection with such awards:

Name	Number of Shares Underlying Outstanding, In -the-Money Stock Options (#)	Resulting Option Consideration ($)(1)	Number of Restricted Shares (#)	Resulting Restricted Stock Award Consideration ($)(2)
Executive Officers:
Dennis Pollack	51,851	$219,967	2,500	$42,075
Anthony V. Migliorino	26,851	58,517	1,500	25,245
Jack E. Rothkopf	59,401	363,689	—	—
Matthew E. Graham	—	—	—	—
Non-Employee Directors:
A.J. Fanelli	10,707	34,780	—	—
John C. Hosier	49,052	326,336	—	—
Bruce E. Miller	62,397	427,358	—	—
Raymond J. Vanaria	7,500	61,875	—	—

(1)	Equals (a) the number of shares subject to the option, times (b) $18.25 over the exercise price per share of the option.

(2)

In accordance with regulations of the SEC, based on the average per share closing price of the Prudential shares for the first five trading days following the first public announcement of the merger, which average price was $16.83 per share. A holder of restricted stock awards will receive the stock and cash merger consideration. The value of the merger consideration may be higher or lower on the closing date than the above average price.

With respect to options, because an option holder will be paid the excess, if any, of $18.25 over the exercise price per share underlying such option, regardless of the per share price of Fulton common stock on the closing date of the merger, as option holders, directors and officers of Prudential who hold options may receive the same, more or less consideration with respect to the Prudential shares covered by their unexercised options compared to holders of Prudential shares that are not subject to an option, depending on the market value of Fulton’s common stock on the closing date of the merger. For further information regarding the beneficial ownership of Prudential shares by the directors and officers of Prudential, see “Voting Securities and the Principal Holders Thereof” beginning on page [    ·    ].

Employment Agreements with Prudential

Prudential and Prudential Bank are each a party to employment agreements with Messrs. Pollack and Migliorino. The employment agreements provide that if the executive’s employment is terminated concurrently with or within 2 years subsequent to a change in control, as defined in the employment agreements, for other than cause, disability, retirement or death or the executive terminates his employment as a result of certain adverse actions which are taken with respect to the executive’s employment (i.e., good reason) following a change in control, then the executive will be entitled to (a) a lump sum cash severance payment equal to three times (Mr. Pollack), or two times (Mr. Migliorino), their respective average annual cash compensation (salary and cash bonuses) for the five calendar years preceding the date of termination, (b) the maintenance until the earlier to occur of the passage of three years and two years, respectively, from the date of termination or until the executive’s full-time employment with another employer (which provides substantially similar benefits), of the executive’s continued participation in all group insurance, life insurance, health, dental and accident insurance and disability insurance plans at no cost to the executive, and (c) a lump sum cash payment equal to the projected cost of providing the executive with benefits for three years, or two years in the case of Mr. Migliorino, pursuant to other employee benefit plans (excluding retirement plans and stock compensation plans) in which the executive was entitled to participate. In the event the executive’s continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or if any such group insurance plan is discontinued, then Prudential or Prudential Bank shall either (1) provide substantially similar benefits under an alternative plan or (2) pay a lump sum cash amount to the executive equal to the projected cost of providing continued coverage to the executive until the three-year, or two-year in the case of Mr. Migliorino, anniversary of the executive’s date of termination.

If the payments and benefits to be received by Mr. Pollack or Mr. Migliorino under their employment agreements or otherwise in connection with the change in control are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and trigger the loss of a corporate tax deduction and the imposition of a 20% excise tax on the executive under Section 4999 of the Code, then such payments and benefits will be reduced only if doing so would result in a greater net-after-tax benefit being retained by Mr. Pollack or Mr. Migliorino, as applicable. Based on certain assumptions regarding the timing of the completion of the merger and the value of the merger consideration on the closing date, Prudential believes the change in control payments and benefits to be received by Messrs. Pollack and Migliorino will not constitute parachute payments under Section 280G of the Code.

For quantification of the amounts that would be payable to each of Messrs. Pollack and Migliorino under their respective employment agreements, see the section entitled “Change in Control Compensation”, below.

Severance Agreements with Prudential Bank

Prudential Bank entered into change in control severance agreements with Messrs. Graham (an executive officer of Prudential Bank) and Rothkopf (an executive officer of both Prudential and Prudential Bank) in July 2021 and December 2015, respectively, as well as with other non-executive officers. The severance agreements provide that, in the event of an involuntary termination of employment without cause and other than for retirement, death or disability following a change in control (including a termination by the executive for “good reason,” which includes a material change in the executive’s position, salary or duties without his consent), the executive will be entitled to (i) the payment of one times (two times for Mr. Rothkopf) his average annual cash compensation (salary and cash bonuses), based upon the five calendar years preceding the date of termination, as cash severance, (ii) the maintenance until the earlier to occur of the passage of one year (two years for Mr. Rothkopf) from the date of termination or until his full-time employment with another employer (which provides substantially similar benefits) of the executive’s continued participation in all group insurance, life insurance, health, dental, accident insurance and disability insurance plans at no cost to the officer, and (iii) a lump sum cash payment equal to the projected cost of providing the executive with benefits for one year (two years for Mr. Rothkopf) pursuant to other employee benefit plans (excluding retirement plans and stock compensation plans) in which the executive was entitled to participate. In the event the executive’s continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or if any such group insurance plan is discontinued, then Prudential Bank shall either (1) provide substantially similar benefits under an alternative plan or (2) pay a lump sum cash amount to the executive equal to the projected cost of providing continued coverage to the executive until the one-year (two-year for Mr. Rothkopf) anniversary of the executive’s date of termination.

The severance agreements provide that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by Prudential Bank for federal income tax purposes.

For quantification of the amounts that would be payable to Mr. Graham under his severance agreement, see the section entitled “Change in Control Compensation,” below. The severance benefit that would be payable to Mr. Rothkopf, who is not a named executive officer, under his severance agreement is $361,375, and the projected cost of continuing his insurance benefits for a period of 24 months is $28,683.

Retention Bonuses

Fulton has agreed to provide retention bonuses to those employees of Prudential and its subsidiaries who are selected by Prudential and approved by Fulton, such approval not to be unreasonably withheld, and who remain employed by Prudential and its subsidiaries through the completion of the merger (or such other date mutually agreed to by Prudential and Fulton, provided that the aggregate amount of such retention bonuses shall not exceed $250,000). Executive officers who do not have an employment or severance agreement with Prudential or its subsidiaries are eligible to participate in the retention bonus pool.

Advisory Board

The non-employee directors of Prudential will be invited to serve on a Fulton Bank Philadelphia Advisory Board following completion of the merger, provided that they pass a background check and meet all other requirements for service. Messrs. Hosier, Miller and Vanaria shall each serve a minimum two-year term, and Mr. Fanelli will serve for one year. Each member of the advisory board shall be paid in accordance with Fulton Bank’s compensation policy for advisory or divisional board members, which currently provides for a payment of $4,000 per year for service, paid quarterly.

Indemnification of Directors and Officers

Following the effective time, Fulton has agreed to indemnify present and former directors and officers of Prudential and its subsidiaries for a period of six years after the effective time of the merger to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of Prudential or a Prudential subsidiary. Fulton has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts or circumstances which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Prudential.

Change in Control Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Prudential’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on April 19, 2022, and that all required conditions to the payment of these amounts have been satisfied. None of the named executive officers in the table will receive any enhanced benefits under pension or nonqualified deferred compensation plans or tax reimbursements.

Golden Parachute Compensation

Name	Cash ($)(1)(2)	Equity ($)(2)	Perquisites/ benefits ($)(3)	Total ($)(4)
Dennis Pollack	$1,879,353	$262,042	$166,150	$2,307,545
Anthony V. Migliorino	895,054	83,762	30,277	1,009,093
Matthew E. Graham	212,840	—	28,797	241,637

(1)

Reflects the lump sum cash severance payable to each of the executives shown in the event the executive’s employment is involuntarily terminated for any reason other than cause, death or disability, or if the executive terminates his employment for good reason (double-trigger), as required by the current terms of the executive’s employment or severance agreement.

(2)

Reflects the value of single-trigger accelerated vesting of restricted stock awards that will become fully vested on the closing date of the merger, assuming (in accordance with SEC regulations) the value on the closing date is equal to the $16.83 average per share closing price of the Prudential shares for the first five trading days following the first public announcement of the merger. Such assumption was made in accordance with applicable regulations of the SEC. The value of the merger consideration may be higher or lower on the closing date than the $16.83 average price. Also includes the value of all outstanding in-the-money stock options held by the executives, including unvested options, which will immediately vest on the closing date, with such value equal to (a) the number of shares covered by the option times (b) $18.25 over the exercise price per share of the option. Outstanding stock options with an exercise price equal to or greater than $18.25 per share will be canceled without any consideration paid to the optionee.

(3)

Represents the estimated value of the continued coverage for medical, dental, vision, life and disability insurance premiums for three years for Mr. Pollack, two years for Mr. Migliorino and one year for Mr. Graham under their respective employment or severance agreement, as applicable, as well as lump sum cash payments for Mr. Pollack for automobile expenses ($28,125) and club dues ($49,500) for three years pursuant to his employment agreement. Under each executive’s current employment or severance agreement, these double trigger (as explained in note 4) insurance benefits will be provided in-kind over the applicable coverage period for the executive, and the double-trigger lump sum cash payments to Mr. Pollack will be paid upon completion of the merger.

(4)

The following table quantifies, for each named executive officer, the portion of the total estimated amount of compensation that is payable in connection with the merger and not conditioned on a termination of employment, referred to as “single-trigger,” and the portion of the total amount of change in control compensation that is payable only after both consummation of the merger and a termination of employment under the executive’s current employment or severance agreement, referred to as “double-trigger”:

Name	Single-Trigger ($)	Double-Trigger ($)(*)
Dennis Pollack	$262,042	$2,045,503
Anthony V. Migliorino	83,762	925,331
Matthew E. Graham	—	241,637

(*)

Because Fulton desires to retain, for at least some period of time following completion of the merger, each of the above executive officers, Fulton expects to pay all of the severance and other change in control benefits under each executive’s respective employment or severance agreement at the time of, or shortly following, the closing date of the merger, effectively making it a single trigger.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger by Fulton and Prudential is subject to the requirement that all required consents, authorizations, waivers and approvals of the Federal Reserve, the OCC and the PDBS which are necessary to consummate the merger and the bank merger, have been obtained and all statutory waiting periods in respect thereof have expired, and none of such consents, authorizations, waivers and approvals contain any condition that would require or reasonably be expected to require: (i) divestiture by Fulton and its subsidiaries or Prudential and its subsidiaries of a portion of its business which Fulton, in good faith, determines will have a material adverse effect with respect to the business of either Fulton and its subsidiaries or Prudential and its subsidiaries, or (ii) the imposition of any non-standard condition on Fulton, Prudential or their respective subsidiaries that Fulton determines, in its good faith judgement, would be materially burdensome, would materially increase the cost of consummating the merger or would prevent Fulton from obtaining any material benefit contemplated by it from the merger.

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Fulton and Prudential have agreed to cooperate and to use their respective commercially reasonable efforts to prepare and file all documentation required to obtain all necessary permits, consents, waivers approvals and authorizations necessary to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement. Fulton has filed all required applications and notifications to obtain the regulatory approvals relating to the merger. Regulatory applications applicable to the bank merger are expected to be submitted in the near future.

Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions that could be materially burdensome or that are not currently contemplated that could be detrimental to Fulton after the completion of the merger.

Fulton is a bank holding company as defined in the Bank Holding Company Act of 1956, which we refer to as the BHC Act. The primary federal regulator of Fulton is the Federal Reserve. Fulton has filed with the Federal Reserve an application under Sections 3(a)(3) and 3(a)(5) of the BHC Act and regulations thereunder for the transactions contemplated by the merger agreement. In considering the approval of the merger, the Federal Reserve is required by the BHC Act to review, with respect to Fulton and the companies and insured depository institution to be acquired: (i) the effect of the proposal on competition, (ii) the financial condition and future prospects of the combined company and the banks concerned and the managerial resources, including the competence, experience, and integrity of the officers, directors and principal stockholders of Fulton, Prudential and their subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977 and the regulations issued thereunder, which we refer to as the CRA, (iv) whether the merger is an interstate merger subject to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which we refer to as the Riegle-Neal Act, (v) Fulton Bank and Prudential Bank’s record of compliance with the CRA, (vi) the companies’ effectiveness in combating money-laundering activities and (vii) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

In connection with its review of the application, the Federal Reserve will provide an opportunity for public comment on the application, and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Office of the Comptroller of the Currency

Fulton and Prudential intend to complete the bank merger in the fourth quarter of 2022 (as compared to the merger of Prudential and Fulton which is anticipated as of the date hereof to occur in the third quarter of 2022). As a result, the prior approval of the OCC will be required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge Prudential Bank with and into Fulton Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (i) the competitive impact of the transaction, (ii) financial and managerial resources of Fulton Bank and Prudential Bank, (iii) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system, (iv) the convenience and needs of the communities that Fulton Bank and Prudential Bank serve, (v) whether the merger is subject to the Riegle-Neal Act, (vi) the performance records of Fulton Bank and Prudential Bank under the CRA, including their CRA rating and (vii) each of Fulton Bank and Prudential Bank’s effectiveness in combating money-laundering activities. In connection with its review under the Bank Merger Act, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve or the OCC generally may not be completed until 30 days after such approval is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze the mergers and the bank merger’s effects on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion regarding the merger’s and the bank merger’s effects on competition. A determination by the DOJ not to object to the merger or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Pennsylvania Department of Banking and Securities

The prior approval of the PDBS will be required under the Pennsylvania Banking Code for both the merger and the bank merger. In reviewing the merger of Prudential Bank with Fulton Bank, the PDBS will take into account whether: (i) the merger plan adequately protects the interests of depositors, other creditors and shareholders; (ii) the requirements for a merger or consolidation under all applicable laws have been satisfied; (iii) the resulting institution would satisfy the requirements of this act applicable to it; and (iv) the merger or consolidation would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties to the plan, their prospects, the character of their management, the potential effect of the merger or consolidation on competition, and the convenience and needs of the area primarily to be served by the resulting institution.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Although Fulton and Prudential expect that Fulton will be able to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can also be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

In accordance with current accounting guidance, Fulton, as the acquirer, will account for the merger using the acquisition method. The acquisition method requires that (a) the recorded assets and liabilities of Fulton will be carried forward at their recorded amounts, (b) Fulton’s historical operating results will be unchanged for the prior periods being reported on, (c) the assets and liabilities of Prudential will be adjusted to fair value at the date of the merger (as described above under “Risk Factors”) and combined with the assets and liabilities of Fulton, and (d) the operating results of Prudential will be included in the operating results of Fulton beginning from the date of completion of the merger. In addition, all identifiable intangible assets will be recorded at fair value and included as part of the assets acquired. The amount by which the purchase price, consisting of the value of the cash and shares of Fulton common stock to be issued to former holders of Prudential shares, Prudential restricted stock and cash to be issued to former holders of Prudential stock options, exceeds the fair value of the net assets including identifiable intangible assets of Prudential at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangible assets will be amortized over their estimated lives.

Public Trading Markets

Fulton common stock is listed on NASDAQ under the symbol “FULT” and Prudential shares are listed on NASDAQ under the symbol “PBIP.” Upon completion of the merger, Prudential shares will be delisted from NASDAQ and thereafter will be deregistered under the Exchange Act. The Fulton common stock issuable in the merger will be listed on NASDAQ.

Exchange of Shares in the Merger

At or prior to the effective time, Fulton will appoint an exchange agent to handle the exchange of Prudential shares for the merger consideration. Promptly after the effective time of the merger (and in any event within five business days), the exchange agent will send to each holder of record of Prudential shares at the effective time (other than holders of canceled shares) appropriate transmittal materials and instructions for effecting the exchange of Prudential shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of certificates or book entry shares for cancellation along with the other documents described in the instructions, a Prudential shareholder will receive a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Fulton common stock that such holder is entitled to receive, based on the exchange ratio of 0.7974 for each Prudential share, and a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of the cash consideration for the surrendered shares, and any cash payable in lieu of fractional shares plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement. After the effective time, Prudential will not register any transfers of Prudential shares.

Dissenters’ Rights

Prudential shareholders do not have dissenters’ rights with respect to the merger.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Fulton and Prudential believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this proxy statement/prospectus. The parties urge you to read the merger agreement in its entirety.

Explanatory Note

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Fulton and Prudential only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Fulton and Prudential in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Fulton or Prudential. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Fulton or Prudential.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Fulton or Prudential or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Fulton and Prudential will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

Upon the terms and subject to the conditions of the merger agreement, Prudential will merge with and into Fulton, with Fulton surviving the merger. The separate corporate existence of Prudential will cease, with all its rights, privileges, immunities, power and franchises. The merger agreement also provides that following the merger, Prudential Bank will merge with and into Fulton Bank, with Fulton Bank as the surviving bank.

Effects of the Merger

As a result of the merger, there will no longer be any publicly held Prudential shares. Prudential shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of Fulton common stock. All of the other incidents of ownership of Prudential shares, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Prudential, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Fulton and Prudential will vest in Fulton as the surviving corporation, and all obligations, liabilities, debts, restrictions, disabilities and duties of Fulton and Prudential will become the obligations, liabilities, debts, restrictions, disabilities and duties of Fulton as the surviving corporation.

Closing and Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than thirty business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be consummated at the time the statement of merger has been duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later time as may be agreed by the parties and specified in the statement of merger. The bank merger will be consummated after the merger has been completed and all applicable regulatory approvals for the bank merger have been received. As of the date hereof, the parties anticipate that closing of the merger will occur in the third quarter of 2022. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by November 30, 2022, the merger agreement may be terminated by either Fulton or Prudential, except to the extent that the failure of the merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate.

For a description of the transaction structure, merger consideration and treatment of Prudential stock options and Prudential restricted stock awards, see the section entitled “The Merger—Terms of the Merger.”

Fulton’s Governing Documents, Directors and Officers Following the Closing

Governing Documents

The articles of incorporation and bylaws of Fulton will be the articles of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

The directors and officers of Fulton immediately prior to the effective time will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Merger Consideration; Exchange Procedures

Conversion of Prudential Shares

At the effective time, each Prudential share, other than canceled shares as described below, issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for (i) $3.65 in cash and (ii) the right to receive 0.7974 of a share of Fulton common stock as described under “The Merger—Merger Consideration; Exchange Procedures,” subject to adjustment as set forth in the merger agreement and as further described below under “—Termination of the Merger Agreement.”

Cancellation of Excluded Shares

At the effective time, any Prudential shares held by Fulton or any direct or indirect wholly owned subsidiary of Fulton or by Prudential or any direct or indirect wholly owned subsidiary of Prudential, other than those held in a fiduciary capacity or as a result of debts previously contracted, which we refer to as canceled shares, will automatically be canceled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Rights as Shareholders of Prudential

At the effective time, holders of Prudential shares will cease to be, and will have no rights as, shareholders of Prudential other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.

Effect of Merger on Prudential Stock Options and Restricted Stock Awards

For a description of the treatment of Prudential stock options and Prudential restricted stock awards in the merger, see the section entitled “The Merger—Treatment of Prudential Stock Options and Restricted Stock Awards.”

Exchange Procedures

Immediately prior to the effective time, Fulton will deposit (or cause to be deposited) with an exchange agent who shall be either Fulton Bank or an agent selected by Fulton with Prudential’s prior approval (i) an amount of cash equal to $3.65 multiplied by the number of Prudential shares (other than canceled shares) outstanding immediately prior to the effective time, plus any cash due in lieu of fractional shares, and (ii) certificates, or evidence of shares in book-entry form, representing the shares of Fulton common stock to be exchanged for Prudential shares in the merger. Promptly after the effective time (and in any event within five business days), the exchange agent will provide appropriate transmittal materials to holders of record of Prudential shares, advising such holders of the procedure for surrendering their shares to the exchange agent.

Upon the surrender of Prudential shares (or affidavits of loss in lieu thereof), the holder will be entitled to receive in exchange therefor:

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a number of whole shares of Fulton common stock that such holder is entitled to receive pursuant to the merger agreement, as described in “Conversion of Prudential Shares” above, evidenced by a stock certificate or in book-entry form; and

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a check in the amount of the cash consideration for the surrendered shares and any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Distributions with Respect to Unexchanged Shares

All shares of Fulton common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and, if a dividend or other distribution is declared by Fulton in respect of the Fulton common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Fulton common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing Prudential shares until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided) or book-entry shares, there will be issued and/or paid to the holder of the certificates representing whole shares of Fulton common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Fulton common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Fulton common stock with a record date after the effective time but with a payment date subsequent to surrender.

Fractional Shares of Fulton Common Stock

No fractional shares of Fulton common stock will be issued to any shareholder of Prudential upon completion of the merger. For each fractional share that would otherwise be issued, Fulton will pay cash in an amount equal to the fraction of a share of Fulton common stock which the holder would otherwise be entitled to receive multiplied by $18.25. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

The merger agreement contains representations and warranties on the part of Prudential as to, among other things:

• organization, standing and authority of Prudential and its subsidiaries;	• compliance with laws and permits;

• corporate power and authority, enforceability of the merger agreement, and absence of conflicts;	• insurance coverage;

• the organization and existence of any subsidiaries;	• financial institution bonding;

• capital stock;	• labor and employment matters;

• third party consents and governmental and regulatory approvals required to complete the merger;	• employee benefit plans;

• charter documents;	• validity and status of loans;

• timely filing of required regulatory reports and the availability, accuracy and compliance of such reports;	• investment portfolio;

• accuracy of financial statements and compliance with U.S. generally accepted accounting principles consistently applied, which we refer to as GAAP;	• related party transactions;

• absence of undisclosed liabilities;	• activities relating to investment management, broker dealer activities, credit card accounts and merchant credit card processing;

• absence of changes and conduct of operations in the ordinary course of business;	• no broker’s or finder’s fees, except as contemplated by the merger agreement;

• dividends, distributions and stock purchases;	• completeness and accuracy of disclosures;

• reporting and payment of taxes;	• accuracy of information to be provided for use in this proxy statement/prospectus and the registration statement of which it is a part;

• material contracts;	• beneficial ownership of less than 5% of Fulton’s common stock;

• absence of litigation and government orders restricting activities;	• opinion of Prudential’s financial advisor;

• interest rate risk management instruments, such as swaps and options;	• exemptions from takeover statutes;

• environmental matters;	• absence of dissenters’ rights; and

• compliance with privacy laws and data security;	• qualification of the merger as a “reorganization” for federal income tax purposes.

• intellectual property;

The merger agreement also contains representations and warranties on the part of Fulton as to, among other things:

• organization, standing and authority of Fulton and its subsidiaries;	• corporate power and authority, enforceability of the merger agreement, and absence of conflicts;

• the organization and existence of any subsidiaries;	• capital stock;

• third party consents and governmental and regulatory approvals required to complete the merger;	• timely filing of required regulatory reports and the availability, accuracy and compliance of such reports;

• accuracy of financial statements and compliance with GAAP;	• absence of undisclosed liabilities;

• absence of changes and conduct of operations in the ordinary course of business;	• dividends and stock repurchases;

• absence of litigation and government orders restricting activities;	• compliance with laws and permits;

• no broker’s or finder’s fees, except as contemplated by the merger agreement;	• completeness and accuracy of disclosures; and

• accuracy of information to be provided for use in this proxy statement/prospectus and the registration statement of which it is a part;	• qualification of the merger as a “reorganization” for federal income tax purposes.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” In such cases, for there to be a breach of a representation or warranty it would have to be a “material” event or an event having a “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” with respect to Fulton or Prudential, as the case may be, means any event or circumstance that (i) has a material adverse impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of Prudential and its subsidiaries, taken as a whole, or of Fulton and its subsidiaries, taken as a whole, as the case may be, or (ii) would materially impair the ability of such party to perform its obligations under the merger agreement or to consummate the merger and the transactions contemplated by the merger agreement on a timely basis. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred under clause (i):

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changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such changes have a material and disproportionately adverse affect on Fulton or Prudential (in each case, including its subsidiaries) compared to other companies in their industry;

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changes in laws, rules or regulations generally applicable to companies in the industries in which Fulton or Prudential (in each case, including its subsidiaries) operate, except to the extent that the effects of such changes have a material and disproportionately adverse affect on Fulton or Prudential (in each case, including its subsidiaries) compared to other companies in their industry;

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changes, events, or developments in global, national or regional political conditions or in economic or market conditions affecting the financial services industry generally, or other changes, events or developments that affect bank or savings associations or their holding companies generally, natural disasters or public health event, except to the extent that the effects of such changes, events or developments have a material and disproportionately adverse affect on Fulton or Prudential (in each case, including its subsidiaries) compared to other companies in their industry;

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failure to meet earnings projections or internal financial forecasts or any decrease in the market price of Fulton’s or Prudential’s shares, but not including the underlying causes thereof, except to the extent that the effects of such failure have a material and disproportionately adverse affect on Fulton or Prudential (in each case, including its subsidiaries) compared to other companies in their industry;

•	disclosure or consummation of the merger or taking actions expressly required by the merger agreement, including settlement of the Island View litigation by Prudential;

•	any legal action taken by any holder of shares of Prudential shares or Fulton common stock arising out of or related to the merger agreement;

•	actions or omissions taken pursuant to the written consent or request of Fulton, in the case of Prudential, or Prudential, in the case of Fulton; or

•	the announcement of the merger agreement and the merger, and compliance with the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “Termination of the Merger Agreement,” if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Fulton or Prudential, or otherwise under the merger agreement, unless Fulton or Prudential willfully and intentionally breached the merger agreement.

Conduct of Business Prior to the Completion of the Merger

Prudential has agreed that, prior to the effective time, except as approved in writing by Fulton (such approval not to be unreasonably withheld) or as expressly required by the merger agreement, Prudential and its subsidiaries’ respective businesses will be conducted in the ordinary and usual course, and Prudential and its subsidiaries will use commercially reasonable efforts to preserve its business organizations and assets, retain its employees and maintain its relationships with customers, suppliers and other parties with whom it has business dealings, and Prudential and its subsidiaries will take no action that would reasonably be expected to adversely affect or materially delay Prudential’s or Fulton’s ability to obtain any necessary approvals of any regulatory authorities or other governmental authority required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis. Prudential also agreed to cooperate with Fulton, including by participating in transition planning activities, and to use commercially reasonable efforts to complete the merger, including by filing this proxy statement/prospectus and cooperating with the filing of regulatory applications, and by calling a meeting of shareholders to approve the merger agreement and to recommend to its shareholders that they do so.

In addition to the covenants above, Prudential further agreed that, until the effective time, except as otherwise expressly required by the merger agreement, or as Fulton may approve in writing (such approval not to be unreasonably withheld), subject to certain exceptions (including those set forth in Prudential’s disclosure schedules), Prudential and its subsidiaries will:

• maintain its tangible property;	• preserve and collect material claims;

• keep its insurance coverage in effect;	• perform its obligations under material contracts;

• maintain books and records in the ordinary course;	• comply with law;

• not amend its articles or bylaws;	• not enter into, terminate or renew a material contract;

• not acquire or dispose of assets or create a material lien on assets;	• not knowingly cause a failure of a condition precedent to closing or cause a material breach of any warranty or covenant;

• not pay a quarterly dividend in excess of $0.07 per share;	• not issue or repurchase Prudential equity (except in connection with the exercise of outstanding options or vesting of share awards);

•  except as permitted by the agreement, not pay severance to or enter into an employment agreement or change of control agreement with any person or create or amend a benefit plan or increase compensation except in the ordinary course of business, not to exceed $100,000 in the aggregate;

• not hire or terminate employees other than for cause except for at will employees with a salary not exceeding $50,000;

• not enter into any related party transaction except loans in the ordinary course and in compliance with Regulation O of the Federal Reserve;

•  with respect to loan loss reserves and loan write-offs, write-downs and other adjustments and classifying and valuing its investment portfolio, do so only in the ordinary course and in accordance with GAAP;

• file all tax returns accurately, and pay or make provision for all taxes due;	• not renew existing contracts for services and goods or materially amend or terminate any contract involving an amount in excess of $50,000 or having a term of more than one year;

• not make capital expenditures exceeding $50,000 except as necessary to maintain existing assets;	• not apply to open or close (or actually open or close) a branch or ATM location;

• not invest in real estate except in connection with foreclosure activities in the ordinary course;	• not change any tax elections or amend a tax return or settle any tax liability, file a claim for a refund or allow an extension or waiver of limitation period applicable to any tax claim;

• knowingly take an action that could reasonably be expected to prevent the merger from qualifying as a reorganization;	• not modify any debt for borrower money (except for deposits, Federal Home Loan Bank borrowings or federal funds purchased) or otherwise become responsible for the obligations of any other person;

•  not enter into any new line of business or, other than in the ordinary course, change materially its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law;

•  originate, participate in or purchase or make a commitment for any loan with a principal amount in excess of $7.5 million or engagement in lending activities other than in the ordinary course and provided that Prudential Bank will consult with Fulton on the origination, participation or purchase of any loan in excess of $5.0 million; or

• not renew for more than 36 months any time deposit of $250,000 or more or having a term of more than 60 months;	• agree or commit to take any action in violation of the foregoing covenants.

Prudential agreed to convene a meeting of its shareholders to consider and vote upon the approval of the principal terms of the merger agreement (which is being done at the special meeting). Subject to certain limited exceptions, the Prudential Board agreed to recommend to Prudential shareholders that they approve the merger agreement. Unless the merger agreement is terminated in accordance with its terms, Prudential will convene such meeting regardless of whether or not (i) the Prudential Board changes its recommendation that Prudential shareholders approve the merger agreement or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).

Prudential also agreed to deliver to Fulton all internal monthly and quarterly financial reports and regulatory reports to the extent permitted by law to do so and to pursue approval from the bankruptcy court of the Island View bankruptcy settlement which was approved by the bankruptcy court and is now final and non-appealable.

Each of Prudential and Fulton agreed to provide access to its respective property and records to the other, as reasonably requested. Each of Prudential and Fulton also agreed to update its respective schedules to the merger agreement as necessary to maintain the accuracy of the schedules and to give the other notice of any claims or developments necessary to maintain the accuracy of its warranties or that would have a material adverse effect on its business or materially restrict its ability to carry on its business as presently conducted.

Fulton and Prudential also agreed to provide notice to each other of any shareholder litigation relating to the merger. Prudential agreed to keep Fulton informed of the status of any shareholder litigation relating to the merger and to allow Fulton to participate at its own expense in such litigation. They further agreed to take no action that would cause any takeover statute to become applicable to the merger.

Fulton has agreed to cooperate with Prudential and to use commercially reasonable efforts to effect the merger and fulfill the conditions to close and consummate the merger and the bank merger. In particular, Fulton agreed to promptly prepare and file all applications, notices or other documentation required to obtain all necessary approvals, consents and authorizations of the SEC, Federal Reserve, OCC and PDBS or other regulatory agencies and to file a registration Statement on Form S-4 (of which this proxy statement/prospectus is a part) and to use commercially reasonable efforts to cause the registration statement to become effective.

Both Fulton and Prudential agreed to use commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to shareholders of Prudential. Fulton also agreed that it would not knowingly take an action that could reasonably be expected to prevent the merger from qualifying as a reorganization.

On March 1, 2022, Prudential and Fulton agreed that Fulton would invite the following Prudential directors (all non-employee directors) to serve on the Fulton Bank Philadelphia Advisory Board: John C. Hosier, Bruce E. Miller, A. J. Fanelli and Raymond J. Vanaria. Messrs. Hosier, Miller and Vanaria were invited to serve for at least a two (2) year term after the closing, and Mr. Fanelli was invited to serve for a term of one year after the closing and Fulton agreed to waive the mandatory retirement age requirement that otherwise would have applied to Mr. Fanelli. Each member of the Advisory Board shall be paid in accordance Fulton Bank’s compensation policy for advisory or divisional board members as described in “The Merger – Interests of Prudential’s Directors and Executive Officers in the Merger – Advisory Board”. Fulton also agreed to provide for retention bonuses to the employees of Prudential selected by Prudential and agreed to by Fulton, such approval not to be unreasonably withheld, who remain employed by Prudential through the closing date or such date mutually agreed to by Prudential and Fulton, provided that the aggregate amount of such retention bonuses shall not exceed $250,000.

Bank Merger

Fulton expects that, after the merger, likely in the fourth quarter of 2022, Prudential Bank will merge with and into Fulton Bank, with Fulton Bank as the surviving entity.

NASDAQ Listing

Fulton has agreed to file with NASDAQ any required notices or forms with respect to the shares of Fulton common stock to be issued in the merger.

Employee Matters

For a period of one year following closing, Fulton will provide, or cause to be provided, to each of the employees of Prudential and its subsidiaries as of immediately prior to the effective time who continue employment with Fulton or any of its subsidiaries with compensation and benefits that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Fulton and its subsidiaries, provided that Fulton or its affiliates may satisfy such obligations by providing compensation and employee benefits that are substantially comparable in the aggregate to those provided by Prudential or its subsidiaries immediately prior to the effective time.

Fulton has agreed to use commercially reasonable efforts to give Prudential employees full credit for their service with Prudential for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by Prudential immediately prior to the closing except (i) to the extent it would result in the duplication of benefits for the same period of services, (ii) for benefit accrual purposes under any defined benefit pension plan and (iii) for any benefit plan that is frozen or provides grandfathered benefits.

Fulton has agreed to use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods (except to the extent such conditions or waiting periods would apply under the applicable plans of Prudential) with respect to participation and coverage requirements that would apply under Prudential’s analogous plans and provide each Prudential employee with full credit under medical, dental and health plans for any co-payments and deductibles paid during the same plan year under a Prudential benefit plan.

Indemnification and Directors’ and Officers’ Insurance

Following the effective time, Fulton has agreed to indemnify present and former directors and officers of Prudential and its subsidiaries for a period of six years after the effective time of the merger to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of Prudential or a Prudential subsidiary. Fulton has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts or circumstances which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Prudential.

Acquisition Proposals

Under the terms of the merger agreement, Prudential has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, employees, advisors, consultants and agents will, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal;

•	respond to an acquisition proposal;

•	recommend or endorse an acquisition proposal;

•	release, waive or fail to enforce against any person from a confidentiality agreement or standstill agreement; or

•	enter into any agreement, letter of intent with respect to an acquisition proposal or approve any acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means: (i) any proposal, offer or inquiry relating to a merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Prudential or any subsidiary; (ii) the acquisition by a third party of 20% or more of the assets of Prudential and its subsidiaries, on a consolidated basis; (iii) issuance of securities representing twenty percent or more of the votes of the outstanding securities of Prudential or any subsidiary; (iv) a tender or exchange offer that would result in a third party owning 20% or more of any class of equity of Prudential or any subsidiary; or (v) any similar transaction.

However, if an unsolicited acquisition proposal is made to Prudential prior to the shareholders meeting to vote on the merger agreement, and the Prudential Board determines in good faith (after consultation with outside legal counsel) both (i) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law and (ii) that the acquisition proposal is reasonably likely to be superior to the merger, the above restriction would not prevent Prudential or the Prudential Board from discussing, negotiating with or providing confidential information to the person making the acquisition proposal, provided that such person signs a confidentiality agreement with Prudential.

Further, the merger agreement provides that the Prudential Board and each committee thereof will not:

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except as expressly permitted by the merger agreement, withdraw, qualify or modify, in a manner adverse to Fulton, the recommendation of the Prudential Board that its shareholders approve the merger agreement or make any statement inconsistent with that recommendation;

•	approve or recommend, or publicly propose to approve or recommend any acquisition proposal; or

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cause or permit Prudential to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any acquisition proposal or that would require Prudential to terminate, abandon or fail to consummate the merger.

Notwithstanding the above, prior to the time the Prudential shareholder approval is obtained, the Prudential Board may approve or recommend to its shareholders a superior proposal (defined below) or withdraw, qualify or modify the recommendation of the Prudential Board that Prudential shareholders approve the Fulton merger if (i) the Prudential Board determines, in good faith, after consultation with legal and financial counsel, that failure to do so would be reasonably likely to cause a violation of the directors’ fiduciary duties, (ii) taking into account any counter offer from Fulton, the Prudential Board continues to believe that failure to recommend the superior proposal or to withdraw or modify its recommendation would be reasonably likely to cause a violation of the directors’ fiduciary duties and (iii) the acquisition proposal is a superior proposal. A superior proposal means a bona fide written proposal made by a third party to enter into an acquisition transaction with Prudential on terms that the Prudential Board determines in its good faith judgment, after consultation with legal and financial counsel, would, if consummated, (i) result in the acquisition of all of the outstanding shares of Prudential shares or all or substantially all of its assets, on a consolidated basis, (ii) would provide consideration that is more favorable from a financial point of view than the merger consideration offered by Fulton, (iii) is, in light of all terms of the acquisition proposal, more favorable to Prudential’s shareholders than the merger and (iv) is reasonably likely to be completed on its terms.

In all events, the Prudential Board is not prohibited from complying with SEC Rule 14d-9 or making a disclosure to shareholders that is required by applicable law.

Conditions to Consummation of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:

•	Prudential having obtained the requisite Prudential shareholder approval of the merger proposal;

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receipt of all required regulatory authorizations, consents or waivers and all applicable waiting and notice periods having expired; provided that such approval contains no terms or conditions that could reasonably be expected to require Fulton or Prudential to divest a portion of its respective business that would, in Fulton’s good faith opinion, have a material adverse impact on the business of Fulton and its subsidiaries or Prudential and its subsidiaries, impose a materially burdensome condition, materially increase the cost of consummating the merger, or prevent Fulton from obtaining any material benefit contemplated by it to be obtained as a result of the merger;

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the registration statement on Form S-4 (of which this proxy statement/prospectus is a part) having become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 registration statement having been issued, and no proceedings for that purpose having been initiated or been threatened, by the SEC; and

•	no governmental authority of competent jurisdiction having issued an order, decree or injunction preventing consummation of the merger.

Prudential’s obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

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the accuracy of the representations and warranties of Fulton set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance by Fulton in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	since March 1, 2022, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had a material adverse effect with respect to Fulton or Fulton Bank;

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receipt by Prudential of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt by Prudential of a certificate from Fulton verifying that the conditions described in the first three bullet points have been complied with.

Fulton’s obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

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the accuracy of the representations and warranties of Prudential set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance by Prudential in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time;

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since March 1, 2022, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had a material adverse effect with respect to Prudential or Prudential Bank;

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receipt by Fulton of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	receipt by Fulton of a certificate from Prudential verifying that the conditions described in the first three bullet points have been complied with;

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Prudential must deliver its consolidated financial statements as of the close of business on the last day of the last month ended immediately prior to the closing date of the merger (or if closing occurs on or before the 15th business day of the month, such financial statements shall be provided through the end of the second month preceding the closing date) and cover the period of October 1, 2021 through such month end;

•	all agreements for the sale of Prudential’s real estate owned as of March 1, 2022 must have been fulfilled in accordance with their terms; and

•	the bankruptcy court shall have approved the bankruptcy settlement without change in scope or nature of the release or material change to the other terms, which condition has been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned:

•	at any time by the mutual written agreement of Fulton and Prudential;

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by either Fulton or Prudential (provided that it is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement) if there shall have been a material breach by the other of the merger agreement (or a failure of a warranty to be true), which breach or failure to be true, either individually or in the aggregate with all other breaches or failures to be true, would, if occurring or continuing on the Closing Date, cause the conditions precedent to the terminating party’s obligation to proceed to closing to have failed to be met, and which is not cured within thirty (30) days following written notice, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to November 30, 2022);

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by either Fulton or Prudential if the closing shall not have occurred by November 30, 2022, or such later date as shall have been agreed to in writing by Fulton and Prudential; provided, that neither Fulton nor Prudential may terminate the merger agreement pursuant to this provision if the failure of the closing to have occurred by such date was due to its breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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by either Fulton or Prudential if the shareholders of Prudential fail to approve the merger proposal at the special meeting; provided, however, that no such termination right shall exist for Prudential if, prior to such shareholder vote, the Prudential Board shall have withdrawn, modified or changed its recommendation to shareholders in support of the merger in a manner adverse to Fulton;

•

by either Fulton or Prudential if (i) final action has been taken by a bank regulatory agency whose approval is required in connection with the merger and the transactions contemplated thereby, that (A) has become nonappealable and (B) does not approve the merger agreement or the transactions contemplated thereby, or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•

by the Fulton Board (i) if Prudential has received a superior proposal and (ii) in accordance with the terms of the merger agreement, the Prudential Board (A) enters into an acquisition agreement with respect to a superior proposal, (B) modifies or qualifies its recommendation to shareholders to vote in favor of the merger proposal in a manner adverse to Fulton, or (C) delivered notice that it intends to accept a superior proposal;

•

by the Prudential Board if Prudential has received a superior proposal and, in accordance with the merger agreement, the Prudential Board has delivered notice that it intends to accept a superior proposal; or

•	by Prudential if both of the following conditions are true:

○	the value of the merger consideration on the determination date (using the Fulton average closing price to value the stock portion of the consideration), is less than $13.91 per share; and

○

the percent decline in Fulton’s per share common stock value, comparing the signing date per share price of Fulton’s common stock to the Fulton average closing per share price over the determination period, is 20% greater than the decline (if any) in the KBW NASDAQ Regional Banking Index determined by comparing the closing price of the KBW NASDAQ Regional Banking Index on the determination date by the closing price of that index on February 28, 2022.

If Prudential exercises its termination right described above, Fulton has the option of either increasing the exchange ratio or the per share cash consideration, in each case by an amount that would cause one of the foregoing conditions to no longer be met, in order to prevent the termination of the merger agreement by Prudential.

Termination Fee

Prudential must pay Fulton a termination fee of $6.0 million if Fulton terminates the merger agreement in the following circumstances:

•

If Fulton terminates the merger agreement because the shareholders of Prudential fail to approve the merger proposal at the special meeting and, prior to termination, there was a publicly proposed acquisition transaction and, within 12 months after termination, Prudential enters into an agreement with respect to an acquisition transaction or completes an acquisition transaction; or

•

If Fulton terminates the merger agreement because Prudential received a superior proposal and either enters into an acquisition agreement with respect to that proposal or the Prudential Board fails to make or modifies its recommendation to the Prudential shareholders to vote in favor of the merger proposal in a manner adverse to Fulton, or delivers notice that it intends to accept a superior proposal.

Waiver and Amendment of the Merger Agreement

Prior to the effective time, any provision of the merger agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties thereto executed in the same manner as the merger agreement, except that after the Prudential shareholder approval is obtained, the merger agreement may not be amended if it would reduce the aggregate value of the merger consideration to be received by Prudential shareholders without any subsequent approval by such shareholders or be in violation of applicable law.

Expenses

The merger agreement provides that all costs and expenses incurred in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that Fulton agreed to pay 50% of the cost of printing and mailing this proxy statement/prospectus.

Voting Agreements

In connection with the merger agreement, each of the directors of Prudential, and one person who is solely a director of Prudential Bank, in their respective capacities as shareholders of Prudential, has entered into a voting agreement with Fulton in which such director has agreed to vote all Prudential shares that he beneficially owns and has the sole power to vote (excluding shares subject to a fiduciary duty that would conflict with them becoming subject to the voting agreement) in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Prudential to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any acquisition proposal, and any actions or proposal that might cause Prudential to breach the merger agreement or that might adversely affect completion of the merger. As of the close of business on the record date, an aggregate of 190,641 Prudential shares were subject to the voting agreements, constituting approximately 2.5% of the voting power of Prudential shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of Prudential share awards that were not outstanding as of the close of business on the record date). The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

Approval of all proposals requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders of Prudential shares. The term “U.S. holder” means a beneficial owner of shares of Prudential shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the IRS and other applicable authorities, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Prudential shares in light of their particular facts and circumstances. This discussion addresses only U.S. holders of Prudential shares that hold such stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of Prudential shares in light of their individual circumstances or to holders of Prudential shares that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) tax-exempt organizations; (ix) dealers in securities or currencies; (x) traders in securities that elect to use a mark-to-market method of accounting; (xi) shareholders that hold Prudential shares as part of a straddle, hedge, constructive sale or conversion transaction or other integrated investment; (xii) regulated investment companies; (xiii) real estate investment trusts; (xiv) former citizens or former residents of the United States; (xv) U.S. holders whose “functional currency” is not the U.S. dollar; (xvi) “controlled foreign corporations”; (xvii) “passive foreign investment companies”; and (xviii) holders who acquired their shares of Prudential shares through the exercise of a stock option, through a tax-qualified retirement plan or otherwise as compensation. This discussion is not intended to be tax advice to any particular Prudential shareholder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Prudential shares, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of Prudential shares should consult their own tax advisors about the tax consequences of the merger to them.

ALL HOLDERS OF PRUDENTIAL SHARES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In connection with the filing with the SEC of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, Barley Snyder, tax counsel to Fulton, has rendered its tax opinion to Fulton, and Silver Freedman, tax counsel to Prudential, has rendered its tax opinion to Prudential, in each case addressing the U.S. federal income tax consequences of the merger as described below. Based solely on the information set forth herein, and subject to the assumptions, qualifications and limitations set forth herein and in Barley Snyder’s and Silver Freedman’s respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, the discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Barley Snyder and Silver Freedman as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Prudential shares. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Fulton and Prudential, reasonably satisfactory in form and substance to each such counsel. If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

The closing of the merger is conditioned upon the receipt by Fulton and Prudential of updated opinions of Barley Snyder and Silver Freedman, respectively, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions (including factual representations contained in certificates of officers of Fulton and Prudential) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the IRS or the courts, and neither Fulton nor Prudential intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Treatment of the Merger as a “Reorganization”

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Fulton and Prudential of tax opinions from Barley Snyder and Silver Freedman, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the obligation of each of Barley Snyder and Silver Freedman to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization,” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if Fulton common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.

In the opinion of Barley Snyder and Silver Freedman, in reliance on representation letters provided by Fulton and Prudential and upon customary factual assumptions, as well as certain covenants and undertakings of Fulton and Prudential, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Subject to the assumptions, qualifications and limitations set forth herein and in the opinions of Barley Snyder and Silver Freedman, if the merger qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder of Prudential shares generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for Prudential shares pursuant to the merger in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Fulton common stock received pursuant to the merger over your adjusted tax basis in the Prudential shares surrendered in the exchange) and (ii) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of Fulton common stock).

Any gain described in the preceding paragraph will be capital gain to a U.S. holder unless the receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such U.S. holder’s ratable share of Prudential’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether the receipt of cash has the effect of a distribution of a dividend, a U.S. holder will be treated as if it first exchanged all of its Prudential shares solely in exchange for Fulton common stock and then Fulton immediately redeemed a portion of that stock for the cash that such U.S. holder actually received in the merger, which is referred to herein as the deemed redemption.

In the event that the receipt of cash has the effect of being “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code, the deemed redemption will be treated as capital gain to a U.S. holder. For the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Fulton following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Fulton that a U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Fulton that such U.S. holder owns immediately after the deemed redemption.

The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. However, the determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Prudential shares for a combination of Fulton common stock and cash consideration in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge U.S. holders to consult their own tax advisors with respect to any such determination that is applicable to their individual situations.

The aggregate tax basis of the Fulton common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Prudential shares that it surrenders in the merger, decreased by the amount of any cash consideration (other than cash received in lieu of a fractional share of Fulton common stock) received and increased by the amount of any gain recognized. The holding period for the shares of Fulton common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Prudential shares that such U.S. holder surrenders in the merger.

If a U.S. holder of Prudential shares acquired different blocks of Prudential shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Prudential shares, and such U.S. holder’s tax basis and holding period in its shares of Fulton stock will be determined with reference to each block of Prudential shares. If a U.S. holder determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The basis and holding period of each block of Fulton common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Prudential shares exchanged for such block of Fulton common stock.

Receipt of Cash in Lieu of a Fractional Share of Fulton Stock

A U.S. holder of Prudential shares who receives cash in lieu of a fractional share of Fulton common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Fulton. As a result, such U.S. holder of Prudential shares will generally recognize gain or loss equal to the difference between the amount of cash received with respect to such fractional share and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for the relevant share is greater than one year. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

A U.S. holder of Prudential shares that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year, or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Prudential shares should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding

Payments of cash, including cash received in lieu of a fractional share of Fulton common stock, to a U.S. holder of Prudential shares pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information Reporting

A U.S. holder of Prudential shares who receives Fulton common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of Prudential shares who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Fulton common stock in the merger will be required to file a statement with such U.S. holder’s U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the Prudential shares exchanged pursuant to the merger, and the holder’s adjusted tax basis, determined immediately before the exchange, in its Prudential shares. A “significant holder” is a holder of Prudential shares who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Prudential or securities of Prudential with a basis for federal income tax purposes of at least $1.0 million.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Prudential shares generally will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the shares of Fulton common stock received by such U.S. holder in the merger (determined as of the effective time of the merger) and the amount of cash received by such U.S. holder in the merger and (ii) its adjusted tax basis in the shares of Prudential shares surrendered in exchange therefor.

This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger, tax return reporting requirements and the effect of any proposed changes in the tax laws.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Prudential is incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of Prudential shareholders are governed by the laws of the Commonwealth of Pennsylvania, Prudential’s articles of incorporation and Prudential’s bylaws. As a result of the merger, Prudential shareholders will receive shares of Fulton common stock and will become Fulton shareholders. Fulton is also incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of Fulton shareholders are governed by the laws of the Commonwealth of Pennsylvania, Fulton’s articles of incorporation and Fulton’s bylaws. Thus, following the merger, the rights of Prudential shareholders who become Fulton shareholders in the merger will no longer be governed by the laws of Prudential’s articles of incorporation and bylaws and instead will be governed by Fulton’s articles of incorporation and bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Prudential shareholders under Prudential’s articles of incorporation and bylaws (left column) and the rights of Fulton shareholders under Fulton’s articles of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of Prudential’s shareholders and those of Fulton’s shareholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of Fulton’s articles of incorporation and bylaws currently in effect, and Prudential’s articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”

Prudential	Fulton
Authorized Capital Stock
The aggregate number of shares which Prudential may issue is 50,000,000 shares, divided into 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The Prudential board has authority from time to time to issue preferred stock as a class with or without and to fix the voting rights, designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.	Fulton may issue up to 610,000,000 shares, divided into 600,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value. The Fulton Board has authority from time to time to issue the preferred stock as a class with or without and to fix the voting rights, designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

Number of Directors
The Prudential Board may have not less than 4 or more than 10 directors.	The Fulton Board may have not less than 5 or more than 35 directors.

Election of Directors
The Prudential Board is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.	Directors serve for one year terms and until their successors are elected and qualified.

Removal of Directors
A director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent

Directors may only be removed by shareholder vote as follows:

(1)With cause, by the affirmative vote of the holders of a majority of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class (which is referred to as voting power in this summary), at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

Prudential	Fulton
jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Prudential.

(2)Without cause, by the affirmative vote of the holders of not less than 85% of the voting power.

In the event that the holders of any series of preferred stock has the right, voting separately as a class, to elect one or more directors, the foregoing provisions shall not apply to any such director, who may be removed from office by vote of such series holders as may be specified in the Certificate of Designation for such series, or, if no such vote is specified, upon the affirmative vote of the holders of such series as is required under the Pennsylvania Business Corporation Law.

Vacancies on the Board of Directors
Any vacancy occurring in the Prudential Board, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.	Any vacancy occurring in the Fulton Board shall be filled by a majority of the remaining members of the Fulton Board, though less than a quorum, and each person so elected shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and has qualified.

Nomination of Candidates by Shareholders

Shareholders entitled to vote for the election of directors may nominate a candidate by giving notice in writing delivered to the principal executive offices of Prudential, addressed to the corporate secretary, not less than one hundred twenty (120) days to the anniversary date of the initial mailing of proxy materials or a notice of the meeting by Prudential in connection with the immediately preceding annual meeting of shareholders of Prudential. Such shareholder’s notice shall set forth basic information about the shareholder and his or her nominee and include basic information on the nominating shareholder’s as well as the nominee’s principal occupation or employment, beneficial ownership of Prudential shares, a representation that the shareholder is and will continue to be a holder of record of stock of Prudential entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder, such other information regarding the nominee as would have been required to be included in the proxy statement pursuant to the proxy rules of the SEC, and the consent of each nominee to serve as a director of Prudential if so elected.

The bylaws state that the Prudential Board may reject any nomination by a shareholder not timely made in accordance with the procedural requirements stated therein, although any nominating shareholder has the opportunity to cure any procedural defect.

Shareholders entitled to vote for the election of directors may nominate a director candidate by giving written notice to Fulton’s Chairman of the Board or corporate secretary no later than the earlier of: (a) 120 days prior to a meeting of shareholders called for the election of directors; or (b) the deadline for submitting shareholder proposals for inclusion in a proxy statement as set by Rule 14a-8(e) of the Exchange Act, as amended. The notice must identify basic information about the shareholder and his or her nominee and include information on the nominee, including his or her principal occupation, ownership of Fulton stock and qualifications to serve as a director. The notice must also include the nominee’s agreement to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and nominee and any other person pursuant to which the nomination is to be made by the shareholder, and the information that would be required by the proxy rules of the SEC if the nominee was a Fulton nominee.

Shareholder Proposals
For shareholder proposals to be included in Prudential’s proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 promulgated under the	There are no provisions regarding the making of shareholder proposals (other than nominations for directors) other than as provided by the rules of the SEC.

Prudential	Fulton
Exchange Act. With respect to shareholder proposals to be considered at the annual meeting of Prudential shareholders but not included in the Prudential’s proxy materials, the shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of Prudential not later than 120 days prior to the anniversary date of the initial mailing of proxy materials or of a notice of the meeting by Prudential in connection with the immediately preceding annual meeting of Prudential shareholders. Such shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting including a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and address of the shareholder proposing such business and, to the extent known, any other Prudential shareholders known by such shareholder to be supporting such proposal, beneficial ownership of Prudential shares of the shareholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such shareholder, by any person who is a member of any group with such shareholder with respect to Prudential shares or who is known by such shareholder to be supporting such proposal on the date the notice is given to Prudential, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons and the identification of any person retained or to be compensated by the shareholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to Prudential shareholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and any material interest of the shareholder in such business.

Shareholder Action Without a Meeting
Any action permitted to be taken by the shareholders at a meeting of the shareholders of Prudential may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.	Shareholders may not take action by written consent.

Indemnification of Officers and directors

Prudential’s bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Prudential.

Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness.

Fulton’s bylaws provide that it shall defend and indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Fulton, or is or was serving, at the request of Fulton, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding.

Fulton shall pay expenses (including attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding in advance of the final disposition of such claim,

Prudential	Fulton

The indemnification provisions also require Prudential to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay Prudential if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the bylaws of Prudential are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, the bylaws of Prudential authorize it to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Prudential, whether or not Prudential would have the power to provide indemnification to such person. The Prudential Board may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the bylaws regarding indemnification.

action, suit, or proceeding, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by Fulton.

The rights of indemnification and advancement of expenses provided in the bylaws of Fulton are not exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Amendments to Articles of Incorporation and Bylaws

Articles: The articles of incorporation of Prudential generally provide that no amendment of the articles of incorporation may be made unless it is first approved by the Prudential Board and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

Notwithstanding the foregoing, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Prudential then in office.

Bylaws: The bylaws of Prudential may be amended by the majority vote of the full Prudential Board at a regular or special meeting of the Prudential Board or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

Articles: Articles 5, 7, 8, 9, 10, 11, and 12 of Fulton’s articles of incorporation may be amended or repealed only as follows:

(1) With the approval of: (i) a majority of the Continuing Directors, (ii) a majority of the whole Fulton Board, and (iii) shareholders holding at least 66-2/3% of the voting power; or

(2) With the approval of shareholders holding at least 85% of the voting power.

All other articles provisions may be amended as follows:

(1) With the approval of: (1) a majority of the whole Fulton Board, and (ii) shareholders holding at least a majority of the voting power; or

(2) With the approval of shareholders holding at least 85% of the voting power.

The foregoing votes are in addition to any vote which may otherwise be required by law, including any required vote of the holders of preferred stock.

Bylaws: The Fulton Board may make, amend, alter or repeal the bylaws, subject to the power of the shareholders to make, amend, alter or repeal the bylaws by the affirmative vote of

Prudential	Fulton

Notwithstanding the foregoing, the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (nominations of directors) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

the holders of not less than 85% of the outstanding voting entitled to vote generally in the election of directors.

Business Combination Restrictions
For a merger, consolidation, sale of assets or other similar transaction to occur, the Pennsylvania Business Corporation Law generally requires the approval of the Prudential Board and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Prudential provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of the Prudential Board (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania Business Corporation Law requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation.

Under Pennsylvania law, a merger or consolidation in which Fulton is not the surviving corporation, or a sale of all or substantially all of Fulton assets requires the approval of the holders of a majority of the shareholder common stock of Fulton present and voting at a meeting of shareholders, as well as any additional vote that may be provided for any series of preferred stock in the Certificate of Designation for that series. However, greater shareholder approval is required by Fulton’s articles of incorporation in the situations described below. In each case, the described shareholder approval is in addition to any approval required by law or approval right given to the holders of Fulton’s Preferred Stock.

So long as any shares of Fulton’s Series A Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to consummate a binding share exchange or reclassification involving the Series A Preferred Stock or consolidate with or merge into any other corporation or entity, unless in each case (i) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Fulton is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preferred securities, as the case may be, have the rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

Approval of shareholders holding at least 85% of the voting power is required to approve a certain transactions (described below) with a person who beneficially owns 5% or more of

Prudential	Fulton

Fulton’s voting stock, or is an affiliate of Fulton and previously beneficially owned 5% or more of Fulton’s voting stock, or becomes the beneficial owner of shares that were owned in the prior two years by any person already described above in a transaction not involving any public offering (which we refer to as an interested shareholder). Transactions requiring approval are:

•  A merger or consideration of Fulton or any subsidiary with an interested shareholder or into any other corporation which is related to the interested shareholder;

•  The sale lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder of assets with a total fair market value in excess of 10% of consolidated shareholders equity;

•  Issuance, sale or transfer by Fulton or its subsidiaries of any of their securities to the interested shareholder or its related parties;

•  Adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested shareholder or its related parties; and

•  Any transaction or series of transaction similar in purpose or form to the foregoing.

Approval of shareholders holding at least 66-2/3 of the voting power is required to approve any of the foregoing transactions if either a majority of the continuing directors (meaning a director not affiliated with an interested shareholder and who was a member of the Fulton Board prior to an interested shareholder achieving that status, and any successor of such a director who is not affiliated with an interested shares and who is recommend for election by a majority of the then continuing directors) have approved it or:

•  the transaction provides for the payment to common stock holders of consideration meeting certain “fair price” standards and holders of Fulton’s preferred stock also receive consideration that meets certain fair price standards. In both cases, the consideration to be paid must be the same form as used by the interested shareholder to acquire his or her shares (and if the interested shareholder doesn’t own preferred stock the consideration must be paid in cash);

•  After becoming an interested shareholder, but before the transaction is approved, there is no failure to declare and pay any preferred stock dividend; except

Prudential	Fulton

as approved by a majority of the continuing directors there has been no reduction in the annual rate of dividends paid on the common stock; the interested shareholder acquires no additional beneficial ownership of voting stock; and the interested shareholder has not received a benefit of loans, advances, guarantees, pledges, financial assistance, tax credits or other tax advantages provided by the corporation;

•  The Interested shareholder takes all action necessary to ensure that its Fulton Board representation does not exceed its proportionate share of the voting stock outstanding; and

•  A proxy statement seeking shareholder approval of the transaction has been mailed at least 30 days prior to the transaction consummation containing certain required information.

With respect to a transaction that does not involve an interested shareholder, but that is described below, such transaction requires the approval of Shareholders holding at least 66-2/3% of the voting power:

•  a merger or consolidation of Fulton that requires shareholder approval;

•  a merger involving a subsidiary of Fulton if the resulting entity would not be a subsidiary of Fulton;

•  any sale, lease exchange or other disposition of all or substantially all of Fulton’s assets;

•  an acquisition of all or substantially all of the assets of another corporation in exchange for voting stock which, following the acquisition, constitutes more than 50% of Fulton’s voting power; or

•  a plan of dissolution of the Fulton.

In addition, in considering an acquisition proposal, the Fulton Board is required to give due consideration to the following factors:

•  The adequacy of the offered consideration, not only in relation to the then current market price of the securities of the corporation, but also in relation to (i) the historical, present and anticipated future operating results and financial position of the corporation, (ii) the value of the corporation in a freely negotiated transaction, and (iii) the prospects and future value of the corporation as an independent entity;

•  The social and economic impact which the Acquisition Proposal, if consummated, would have upon the customers, depositors and employees of the

Prudential	Fulton

corporation and its subsidiaries and upon the communities which they serve;

•  The reputation and business practices and experience of the offeror and its management and affiliates as they might affect (i) the business of the corporation and its subsidiaries, (ii) the future value of the securities of the corporation, and (iii) the customers, depositors and employees of the corporation and its subsidiaries and the communities which they serve; and

•  The antitrust and other legal and regulatory issues that might arise by reason of the Acquisition Proposal.

Shareholder Call of Special Meeting
The Prudential’s articles of incorporation provide that, except as otherwise provided by law, special meetings of shareholders only may be called by the Prudential Board pursuant to a resolution approved by a majority of the directors then in office.	Special meetings may not be called by shareholders.

ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Prudential is required to submit to a non-binding advisory shareholder vote certain compensation that may be paid or become payable to Prudential’s named executive officers that is based on or otherwise relates to the merger as set forth in the Section “Interests of Prudential’s Directors and Executive Officers in the Merger – Change in Control Compensation”. The Prudential compensation proposal gives Prudential shareholders the opportunity to express their views on the merger-related compensation of Prudential’s named executive officers.

Accordingly, Prudential is asking Prudential shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Prudential’s named executive officers that is based on or otherwise relates to the merger, as disclosed above pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.”

The vote on the Prudential compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, if you are a Prudential shareholder, you may vote to approve the Prudential merger proposal and vote not to approve the Prudential compensation proposal, and vice versa. The vote on the Prudential compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to Prudential’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Prudential’s shareholders do not approve the Prudential compensation proposal.

The Prudential Board unanimously recommends that Prudential shareholders vote “FOR” the Prudential compensation proposal.

Assuming a quorum is present at the special meeting, approval of the Prudential compensation proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the compensation proposal at the special meeting. Any shares not present or represented by proxy (including due to the failure of a Prudential shareholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the special meeting to such bank, broker or other nominee) or as to which a shareholder votes to abstain will have no effect on the outcome of the Prudential compensation proposal, provided that a quorum is otherwise present.

ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

If, at the special meeting, the number of shares of Prudential shares present or represented and voting in favor of approval of the merger agreement and the transactions contemplated thereby is insufficient to approve the proposal, Prudential intends to move to adjourn the special meeting in order to solicit additional proxies for the approval of the merger agreement and the transactions contemplated thereby. In that event, Prudential will ask its shareholders to vote on the Prudential adjournment proposal, but not the proposal to approve the merger agreement.

In this proposal, Prudential is asking its shareholders to authorize the persons named as proxies on the Prudential proxy card on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Prudential shareholders who have previously voted.

The Prudential Board unanimously recommends that Prudential shareholders vote “FOR” approval of adjournment, if necessary or appropriate, of the special meeting to permit the solicitation of additional proxies in favor of approval of the merger agreement and the transactions contemplated thereby.

Assuming a quorum is present at the special meeting, approval of the Prudential adjournment proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the adjournment proposal at the special meeting. Any shares not present or represented by proxy (including due to the failure of a Prudential shareholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the special meeting to such bank, broker or other nominee) or as to which a shareholder votes to abstain will have no effect on the outcome of the Prudential adjournment proposal, provided that a quorum is otherwise present.

EXPERTS

The consolidated financial statements of Fulton and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Prudential and its subsidiaries as of September 30, 2021 and 2020, and for each of the years in the three-year period ended September 30, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the report of S.R. Snodgrass, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Barley Snyder and Silver Freedman have delivered their opinions to Fulton and Prudential, respectively, as to certain United States federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The validity of the Fulton common stock to be issued in connection with the merger has been passed upon for Fulton by Barley Snyder.

OTHER MATTERS

Prudential knows of no other business to be conducted at the special meeting other than as listed above. If any other matters properly come before the special meeting, or any adjournment or postponement of such meeting and such matters are voted upon, your returned proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by these proxies as to any of these matters, in their discretion. The individuals named as proxies on the Prudential proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of the Prudential Board.

PRUDENTIAL ANNUAL MEETING SHAREHOLDER PROPOSALS

Prudential intends to hold an annual meeting of shareholders in 2022 only if the merger is not completed before September 30, 2022. In the event that the merger is not completed by that date, or at all, any shareholder nominations or proposals intended to be presented at Prudential’s next annual meeting must be submitted within a reasonable time prior to any such meeting to be considered timely.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Fulton and Prudential to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Fulton (File No. 001-39680):

•	Annual Report on Form 10-K for the year ended December 31, 2021;

•	Current Reports on Form 8-K filed January 18 , February 10, March 2, March 15, March 16, March 21, 2022 and April 19, 2022 (other than the portions of those documents not deemed to be filed); and

•	The description of Fulton’s common stock contained in Exhibit 4.7 of Fulton’s Form 10-K filed February 21, 2020, and any amendment or reports filed for purposes of updating such description.

This proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by Prudential (File No. 000-55084):

•	Annual Report on Form 10-K for the year ended September 30, 2021, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2021; and

•	Current Reports on Form 8-K filed November 12 and November 17, 2021, and January 28, February 16 and March 2, 2022 (other than the portions of those documents not deemed to be filed).

In addition, Fulton and Prudential are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the Prudential shareholders, provided, however, that Fulton and Prudential are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both Fulton and Prudential file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Prudential or Fulton file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Neither Fulton nor Prudential has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PRUDENTIAL BANCORP, INC. and

FULTON FINANCIAL CORPORATION

March 1, 2022

APPENDIX

Appendix I	Definitions
Appendix II	Knowledge Groups

INDEX OF EXHIBITS

Exhibit A	Bank Merger Agreement
Exhibit B	Form of Voting Agreement

INDEX OF SCHEDULES

Schedule 3.4(a)	—	Capitalization
Schedule 3.4(b)	—	Outstanding Prudential Options
Schedule 3.9	—	Absence of Undisclosed Liabilities
Schedule 3.11	—	Dividends, Distributions and Stock Purchases
Schedule 3.12	—	Taxes
Schedule 3.13	—	Title to and Condition of Assets
Schedule 3.14(a)	—	Contracts
Schedule 3.15	—	Litigation and Governmental Directives
Schedule 3.16	—	Risk Management Instruments
Schedule 3.17	—	Environmental Matters
Schedule 3.18(b)	—	Security Breach
Schedule 3.21	—	Insurance
Schedule 3.22	—	Financial Institution Bonds
Schedule 3.23(b)	—	Labor Relations and Employment Agreements
Schedule 3.24(a)	—	Employee Benefit Plans
Schedule 3.24(f)	—	Multiple Employer Plan
Schedule 3.24(g)	—	Post-Employment or Post-Termination Benefits
Schedule 3.24(k)	—	Excess Parachute Payments
Schedule 3.25(a)	—	Loan Portfolio
Schedule 3.25(g)	—	Paycheck Protection Program
Schedule 3.25(h)	—	Real Estate Owned
Schedule 3.27	—	Related Party Transactions
Schedule 3.29	—	Brokers
Schedule 4.3(i)	—	Fulton Subsidiaries
Schedule 4.3(ii)	—	Fulton Bank Subsidiaries
Schedule 4.4(a)	—	Capitalization
Schedule 4.4(c)	—	Fulton Plans
Schedule 4.8	—	Absence of Undisclosed Liabilities
Schedule 4.10	—	Dividends, Distributions and Stock Purchases
Schedule 4.11	—	Litigation and Governmental Directives
Schedule 4.13	—	No Brokers
Schedule 5.1	—	Conduct of Business
Schedule 5.1(k)	—	Material Contracts
Schedule 5.1(p)	—	Employee Compensation
Schedule 5.1(v)	—	Capital Expenditures
Schedule 5.12(a)	—	Transaction Expenses of Prudential
Schedule 11.1(a)	—	Employment Arrangements

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of March 1, 2022, by and between Fulton Financial Corporation, a Pennsylvania corporation having its administrative headquarters at One Penn Square, Lancaster, Pennsylvania 17602 (“Fulton”), and Prudential Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 1834 West Oregon Avenue, Philadelphia, Pennsylvania 19145 (“Prudential”).

BACKGROUND:

Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Fulton Bank, N.A. a national banking association (“Fulton Bank”).

Prudential is a bank holding company registered under the BHC Act and is the parent holding company of Prudential Bank, a Pennsylvania-chartered savings bank (“Prudential Bank”).

The Boards of Directors of Fulton and Prudential have determined that it is in the best interests of Fulton and Prudential, respectively, for Prudential to merge with and into Fulton with Fulton surviving (the “Merger”), and for Prudential Bank to merge with and into Fulton Bank, with Fulton Bank surviving (the “Bank Merger”). In connection with the Bank Merger, Fulton Bank and Prudential Bank will enter into a Bank Merger Agreement, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of Prudential, $0.01 par value per share (the “Prudential Common Stock”), will be converted into cash and shares of the common stock of Fulton, par value $2.50 per share (the “Fulton Common Stock”) on the terms described in this Agreement.

In connection with the execution of this Agreement, Prudential has obtained voting agreements in the form of Exhibit B, attached hereto, from the directors listed on Exhibit B, pursuant to which each such person has agreed to vote all shares of Prudential Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I.A

DEFINITIONS

Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.

Article I.

THE MERGER

1.1 Merger; Bank Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Applicable Corporate Law: (i) Prudential shall merge with and into Fulton pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Prudential shall cease, and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Prudential Common Stock (except as set forth in Section 2.1(a)(iii)) will be converted into the Merger Consideration in accordance with the provisions of Article II.

(b) As more fully set forth in the Bank Merger Agreement to be entered into by Fulton Bank and Prudential Bank, at a date and time following the Merger as determined by Fulton, Prudential Bank shall merge with and into Fulton Bank. Fulton Bank shall be the Surviving Bank (as such term is defined in the Bank Merger Agreement) in the Bank Merger and, following the Bank Merger, the separate corporate existence of Prudential Bank shall terminate. Each of Fulton and Prudential shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of Fulton Bank and Prudential Bank, respectively, and Fulton and Prudential shall, and shall cause Fulton Bank and Prudential Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective at the Bank Merger Effective Time. The Bank Merger shall become effective promptly at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

(c) At and after the Effective Time, the Merger shall have the effects set forth in the Applicable Corporate Law.

1.2 Name. The name of the Surviving Corporation shall be “Fulton Financial Corporation”. The address of the principal office of the Surviving Corporation will be the address of Fulton at the Effective Time.

1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Fulton as in effect at the Effective Time.

1.4 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.

Article II.

CONVERSION AND EXCHANGE OF SHARES INTO THE MERGER

CONSIDERATION

2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any Prudential Share:

(a) Conversion of Shares.

(i) Subject to 2.1(c), each share of Prudential Common Stock issued and outstanding immediately prior to the Effective Time (each a “Prudential Share”, and all shares of Prudential Common Stock issued and outstanding immediately prior to the Effective Time, collectively, the “Prudential Shares”) other than the Canceled Shares, shall be converted into the right to receive, upon the surrender of the share certificate evidencing such Prudential Share (it being understood that any reference herein to a “certificate” of Prudential Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Prudential Common Stock): (i) the number of shares of Fulton Common Stock equal to the Conversion Ratio and (ii) the Cash Consideration (together, the “Merger Consideration”), as specified in this Article;

(ii) All of the shares of Prudential Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Prudential Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Fulton Common Stock which such shares of Prudential Common Stock have been converted into the right to receive, (ii) the Cash Consideration which such shares of Prudential Common Stock have been converted into the right to receive, (iii) cash in lieu of fractional shares which the shares of Prudential Common Stock represented by such certificate have been converted into the right to receive, as provided by Section 2.1(c), without any interest thereon and (iv) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.1(d)(iii), without interest thereon;

(iii) Shares of Prudential Common Stock owned as of the Effective Time by Fulton, Fulton Bank, Prudential or any Prudential Subsidiary (in each case except for Prudential Shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties including all shares and share equivalents of Prudential Common Stock held in connection with Prudential’s 401(k) Plan; or (ii) held directly or indirectly in respect of debts previously contracted) (collectively, the “Canceled Shares”) shall be canceled and cease to exist at the Effective Time, and no Merger Consideration shall be delivered in exchange therefor. In the context of the conversion of Prudential Shares into the Merger Consideration, references the Prudential Shares shall not include Canceled Shares; and

(iv) Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain all rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

(v) Notwithstanding the foregoing, if Fulton shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Prudential shareholder shall receive at the Effective Time, in exchange for his or her shares of Prudential Common Stock, the number of shares of Fulton Common Stock as would then have been owned by such Prudential shareholder if the Effective Time had occurred before the record date of such event. For example, if Fulton were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 0.7974 to 0.8373 shares and the Cash Consideration would not be adjusted.

(b) Definitions. For purposes of this Article II, the following terms have the following meanings:

“Cash Consideration” means $3.65, which is the amount of cash payable in the Merger per Prudential Share.

“Conversion Ratio” means 0.7974, which is the number of shares of Fulton Common Stock payable in the Merger per Prudential Share.

“Fulton Stock Consideration” means the aggregate number of shares of Fulton Common Stock into which the Prudential Shares are to be converted into Fulton Common Stock.

(c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a Prudential shareholder would otherwise be entitled, such shareholder shall instead receive, in cash (rounded to the nearest cent), an amount equal to the product of (i) the fraction of a share (after taking into account all shares of Prudential Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Fulton Common Stock to which such holder would otherwise have been entitled and (ii) $18.25. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(d) Fulton Stock Consideration.

(i) Immediately prior to the Effective Time, Fulton shall deliver to the Exchange Agent, in trust for the benefit of the holders of Prudential Shares, certificates representing an aggregate whole number of shares of Fulton Common Stock into which such Prudential Shares are to be converted. Notwithstanding the foregoing, Fulton may, at its election, deliver the required shares of Fulton Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Fulton Common Stock.

(ii) As soon as practicable following the Effective Time, each holder of Prudential Shares that are to be converted into Fulton Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Prudential Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to each holder’s account representing the number of whole shares of Fulton Common Stock into which such Prudential Shares shall have been converted in the Merger and a check for any fractional shares in accordance with Section 2.1(e).

(iii) No dividends or distributions that have been declared, if any, will be paid to any Person entitled to receive certificates for shares of Fulton Common Stock until such Person has surrendered their certificates for Prudential Shares, at which time all such dividends and distributions shall be paid. In no event shall a Person entitled to receive such dividends be entitled to receive interest on such dividends.

(e) Payment of Cash Consideration and Payment of Fractional Shares Consideration. Immediately prior to the Effective Time, Fulton shall deposit with the Exchange Agent, in trust for the benefit of the holders of Prudential Shares, an amount in cash equal to (i) the aggregate Cash Consideration to be paid to holders of Prudential Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.1(a)(ii); and (ii) the aggregate cash to be paid in lieu of fractional shares, to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of Prudential Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Prudential Shares for cancellation, shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of Prudential Shares (including fractional shares) to be converted into Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(f) Merger Consideration Paid to Non-Record Holders. If any Merger Consideration is to be issued in the name of a Person other than the Person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Prudential Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Letter of Transmittal. Fulton will cause the Exchange Agent to mail to each holder of record of Prudential Shares as soon as reasonably practical after the Effective Time, but in no event more than five (5) Business Days after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Prudential and Fulton prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(h) Missing Certificates.

(i) If any holder of Prudential Shares is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled in exchange for such shares upon presentation of the following:

A) evidence to the reasonable satisfaction of Fulton that any such certificate has been lost, wrongfully taken or destroyed including, but not limited to, a lost shares affidavit in form and substance reasonably satisfactory to Fulton;

B) such indemnity, bond or other security as may be reasonably requested by Fulton in accordance with industry standards, to indemnify and hold harmless Fulton and the Exchange Agent; and

C) evidence satisfactory to Fulton that such Person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.2 Undisbursed Merger Consideration . The Exchange Agent shall return to Fulton any remaining Cash Consideration and Fulton Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Prudential who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration (including cash-in-lieu of any fractional shares), without interest thereon, upon the surrender of such certificate(s) to Fulton, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Fulton Stock Consideration will be paid to Unexchanged Shareholders entitled to receive Fulton Stock Consideration until such Persons surrender their certificates (or electronic equivalents) for Prudential Common Stock, at which time all such dividends and distributions shall be paid, without interest.

(a) None of Fulton, Prudential, the Exchange Agent or any other Person shall be liable to any former holder of Prudential Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) No Unexchanged Shareholder shall be considered a “shareholder of record” of Fulton for purposes of voting at any special or annual meeting of Fulton’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive Fulton Stock Consideration shall commence only upon the surrender of their Prudential certificate(s) and the issuance to them of certificates for the Fulton Stock Consideration in exchange therefor.

(c) In the event that any certificates for Prudential Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Fulton may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of Fulton Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Fulton shall determine. If, in the opinion of counsel for Fulton, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. Fulton shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Prudential Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Fulton Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Prudential Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Fulton for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Fulton. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Fulton (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, none of Fulton, Prudential, the Exchange Agent or any other Person shall be liable to any former holder of Prudential Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Treatment of Outstanding Prudential Options and Restricted Stock Awards. At the Effective Time, each option (collectively, “Prudential Options”) to purchase shares of Prudential Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to either the Prudential 2008 Stock Option Plan (the “Prudential 2008 SOP”) or the 2014 Stock Incentive Plan (the “Prudential 2014 SIP”); and (iii) would otherwise survive the Effective Time in the absence of the transactions contemplated by this Agreement, shall be cancelled in exchange for cash in an amount equal to the number of shares of Prudential Common Stock covered by such Prudential Option multiplied by the excess, if any, of $18.25 over the exercise price per share of each such Prudential Option. At the Effective Time, each outstanding and unvested plan share award previously granted under the Prudential 2008 Recognition and Retention Plan (the “Prudential 2008 RRP”) and each outstanding and unvested share award previously granted under the Prudential 2014 SIP shall, in accordance with the respective terms of such Prudential plans, become fully vested and the holder thereof shall be entitled to receive the Merger Consideration for the vested shares in accordance with the terms of this Agreement (the Prudential 2008 SOP, the Prudential 2008 RRP and the Prudential 2014 SIP are hereinafter referred to collectively as the “Prudential Stock Plans”).

2.4 Reservation and Registration of Shares . Prior to the Effective Time, Fulton shall take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement as Fulton Stock Consideration, and at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.5 Withholding Rights. Fulton shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Prudential Shares or Prudential Options, the minimum amounts (if any) that Fulton is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax law. To the extent that amounts are so withheld by Fulton, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Prudential Shares or Prudential Options in respect of which such deduction and withholding was made by Fulton.

2.6 Expenses. All costs and expenses associated with the surrender and exchange of Prudential Shares for the Merger Consideration shall be borne by Fulton.

2.7 No Dissenters’ Rights . Pursuant to Applicable Corporate Law, the shareholders of Prudential shall not be entitled to exercise dissenters’ rights.

2.8 Exemption from Liability Under Section 16(b) . Prior to the Effective Time, the Parties shall take all such steps as may be required to cause (i) any dispositions of shares of Prudential Common Stock (including derivative securities with respect to such shares) in the Merger by Prudential personnel who are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Insiders”), or (ii) acquisitions of Fulton Common Stock (including derivative securities with respect to such shares) in the Merger by Prudential personnel who will be Insiders of Fulton immediately after the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act, in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Article III.

REPRESENTATIONS AND WARRANTIES OF PRUDENTIAL

Except as disclosed in the disclosure schedule (with such disclosures referenced as Schedules below) delivered by Prudential to Fulton concurrently with the execution and delivery of this Agreement (the “Prudential Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Prudential Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Prudential that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced, and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), Prudential hereby represents and warrants to Fulton as follows:

3.1 Organization.

(a) Prudential is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Prudential is a bank holding company under the BHC Act, has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prudential.

(b) Prudential Bank is a Pennsylvania savings bank that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Prudential Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is not a member of the Federal Reserve System. Prudential Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prudential or Prudential Bank. The deposit accounts of Prudential Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

(c) PSB Delaware, Inc. is duly organized, validly existing and in good standing under the laws of Delaware and was established to hold certain investment securities. PSB Delaware, Inc. has full power and lawful authority to own and hold its properties, to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prudential, Prudential Bank or PSB Delaware, Inc..

3.2 Authority.

(a) Prudential has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subsequent hereto, the Bank Merger

Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the respective Boards of Directors of Prudential and of Prudential Bank, as required by law. The Board of Directors of Prudential has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Prudential and has directed that this Agreement and the transactions contemplated hereby be submitted to Prudential’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Prudential’s shareholders, Prudential and Prudential Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger. Approval of this Agreement by Prudential’s shareholders will require the affirmative vote of a majority of the votes cast by the holders of the Prudential Common Stock entitled to vote at a duly called meeting of the shareholders of Prudential at which a quorum, as defined in Prudential’s Bylaws, is present (“Requisite Shareholder Vote”). The Requisite Shareholder Vote is the only vote or consent of the holders of any class or series of Prudential’s capital stock required under Prudential’s Articles of Incorporation or Bylaws, any Takeover Statutes or any Applicable Corporate Law to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by Prudential and, assuming due authorization, execution and delivery by Fulton, constitutes a valid and binding obligation of Prudential, enforceable against Prudential in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement when duly executed and delivered by Prudential Bank and, assuming due authorization, execution and delivery by Fulton Bank, will constitute a valid and binding obligation of Prudential Bank, enforceable against Prudential Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Subject to the receipt of the necessary regulatory or Governmental Entity approvals by the Parties hereto with respect to this Agreement and to the Bank Merger Agreement, compliance with the terms of such approvals and the receipt of the requisite approval of Prudential’s shareholders, the execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Prudential or Prudential Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Prudential or any Prudential Subsidiary, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Prudential or any Prudential Subsidiary is a party or by which Prudential or any Prudential Subsidiary or any of their properties are bound.

3.3 Subsidiaries. Prudential Bank is a wholly-owned Subsidiary of Prudential, and PSB Delaware, Inc. is a wholly-owned Subsidiary of Prudential Bank (collectively, the “Prudential Subsidiaries”). Except for the Prudential Subsidiaries, Prudential has no Subsidiaries.

3.4 Capitalization.

(a) As of the date of this Agreement, the authorized capital of Prudential consists exclusively of 10,000,000 shares of preferred stock, $0.01 par value (the “Prudential Preferred Stock”), and 40,000,000 shares of Prudential Common Stock. As of the date of this Agreement, 7,771,958 shares of Prudential Common Stock are outstanding, and no shares of the Prudential Preferred Stock are outstanding and except for shares of Prudential Common Stock to be issued pursuant to Prudential Incentive Equity (as such term is hereinafter defined) no other capital stock or other voting securities of Prudential are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Prudential Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Prudential may vote are issued or outstanding. Except as set forth in Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Prudential are issued or outstanding. Other than the outstanding options and plan share awards set forth in Schedule 3.4(b) made pursuant to the Prudential Stock Plans, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, Prudential Options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Prudential to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Schedule 3.4(b) sets forth a list of all Prudential plans pursuant to which Prudential incentive equity interests (the “Prudential Incentive Equity”) may be issued, a listing of each Prudential Option and plan share award grant outstanding as of the date of this Agreement (copies of which have been provided to Fulton), including the name of each holder of such Prudential Option and/or plan share award, the date of grant, the number of shares of Prudential Common Stock subject to such Prudential Option or plan share award, as applicable, the Prudential Stock Plan under which such Prudential Incentive Equity was granted, the exercise price per share of such Prudential Option, the vesting date, the expiration date, and the classification of whether such Prudential Option is an incentive stock option or a nonqualified stock option. Other than the Prudential Incentive Equity, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Prudential or any of the Prudential Subsidiaries) are outstanding.

(c) Prudential owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Prudential Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Prudential Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Prudential Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The equity ownership interests of the Prudential Subsidiaries are sometimes collectively referred to herein as the “Prudential Subsidiaries Common Equity”.

(d) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Prudential or any of the Prudential Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Prudential Common Stock or other equity interests of Prudential.

3.5 Consents and Approvals . Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of Prudential’s shareholders to be held in connection with this Agreement, the offering of Fulton Common Stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by Fulton in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with the Filing Office and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fulton Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Prudential of this Agreement or (B) the consummation by Prudential of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Prudential is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6 Charter, Bylaws and Minute Books . Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Prudential and each of the Prudential Subsidiaries have been previously made available to Fulton for inspection and are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Prudential and the Prudential Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Prudential and the Prudential Subsidiaries at the meetings documented in such minutes.

3.7 Reports.

(a) Prudential and each of the Prudential Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since the Look Back Date with (i) any state regulatory authority, (ii) the SEC, (iii) the Bank Regulators, (iv) any SRO ((i) – (iv), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies.

Except for examinations of Prudential and the Prudential Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Prudential, investigation or inquiry into the business or operations of Prudential or any of the Prudential Subsidiaries since the Look Back Date. To the Knowledge of Prudential, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Prudential or any of the Prudential Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Prudential or any of the Prudential Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be (the “Prudential SEC Reports”), since the Look Back Date is publicly available. No such Prudential SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Prudential SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Prudential has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Prudential SEC Reports.

3.8 Financial Statements.

(a) The financial statements of Prudential and the Prudential Subsidiaries included (or incorporated by reference) in the Prudential SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Prudential and the Prudential Subsidiaries, (ii) fairly present in all material respects the consolidated statements of operations, cash flows, changes in stockholders’ equity and consolidated financial condition of Prudential and the Prudential Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Prudential and the Prudential Subsidiaries have been, since the Look Back Date, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Prudential has resigned (or informed Prudential that it intends to resign) or been dismissed as independent registered public accounting firm of Prudential as a result of or in connection with any disagreements with Prudential on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past three completed fiscal years.

(b) The records, systems, controls, data and information of Prudential and the Prudential Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prudential or the Prudential Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prudential. Prudential (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Prudential, including the Prudential Subsidiaries, is made known to the chief executive officer and the chief financial officer of Prudential by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Prudential’s independent registered public accounting firm and the audit committee of Prudential’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Prudential’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Prudential, any fraud, whether or not material, that involves management or other employees who have a significant role in Prudential’s internal controls over financial reporting. These disclosures were made in writing by management to Prudential’s independent registered public accounting firm and audit committee and a copy has been previously made available to Fulton.

To the Knowledge of Prudential, there is no reason to believe that Prudential’s chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

(c) Since the Look Back Date, (i) neither Prudential nor any of the Prudential Subsidiaries, nor, to the Knowledge of Prudential, any director, officer, auditor, accountant or representative of Prudential or any of the Prudential Subsidiaries, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of Prudential, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Prudential or any of the Prudential Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or written claim that Prudential or any of the Prudential Subsidiaries has engaged in accounting or auditing practices inconsistent with GAAP, and (ii) no attorney representing Prudential or any of the Prudential Subsidiaries, whether or not employed by Prudential or any of the Prudential Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Prudential or any Prudential Subsidiary or any of their officers, directors or employees to the respective Boards of Directors of Prudential or any Prudential Subsidiary or any committee thereof or to the Knowledge of Prudential, to any director or officer of Prudential or any Prudential Subsidiary.

3.9 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the consolidated statement of financial condition included in Prudential’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (the “Prudential Balance Sheet”), as of the date of the Prudential Balance Sheet, neither Prudential nor any of Prudential Subsidiaries had any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities which were included in the Prudential Balance Sheet, or disclosed in the notes thereto. Except as disclosed in Schedule 3.9, Prudential and the Prudential Subsidiaries have not incurred, since the date of the Prudential Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Prudential Balance Sheet, all of which have been incurred in the Ordinary Course of Business and except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the Bank Merger.

3.10 Absence of Changes. Since the date of the Prudential Balance Sheet, Prudential and the Prudential Subsidiaries have each conducted their businesses in the Ordinary Course of Business. Since the date of Prudential Balance Sheet, neither Prudential nor the Prudential Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, or results of operations, which, individually or in the aggregate, had a Material Adverse Effect as to Prudential or the Prudential Subsidiaries.

3.11 Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the Prudential Balance Sheet, neither Prudential nor any Prudential Subsidiary has declared, set aside, made or paid any dividend or other distribution in respect of the Prudential Common Stock or the Prudential Subsidiaries Common Equity, or purchased, issued or sold any shares of Prudential Common Stock or the Prudential Subsidiaries Common Equity, other than as described in the Prudential SEC Reports.

3.12 Taxes. Each of Prudential and the Prudential Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Prudential nor any of the Prudential Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Prudential and the Prudential Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Prudential Balance Sheet in accordance with GAAP. Each of Prudential and the Prudential Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. As of the date hereof, neither Prudential nor any of the Prudential Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Except as set forth in Schedule 3.12, the federal income Tax Returns of Prudential and its Subsidiaries for all years in the six (6) year period ending December 31 of the Prior Year have been audited by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against Prudential or any of the Prudential Subsidiaries. There are no pending or to Prudential’s Knowledge, threatened, disputes, claims, audits, examinations or other proceedings regarding any Taxes of Prudential and the Prudential Subsidiaries or the assets of Prudential and the Prudential Subsidiaries. In the last six (6) years, neither Prudential nor any of the Prudential Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Prudential or any of the Prudential

Subsidiaries was required to file any Tax Return that was not filed. Prudential has made available to Fulton true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Prudential or any of the Prudential Subsidiaries. Neither Prudential nor any of the Prudential Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Prudential and the Prudential Subsidiaries). Neither Prudential nor any of the Prudential Subsidiaries (A) has been within the past six (6) years a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Prudential) or (B) has any liability for the Taxes of any Person (other than Prudential or any of the Prudential Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Prudential nor any of the Prudential Subsidiaries has been, within the past six (6) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Prudential nor any of the Prudential Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past six (6) years has Prudential been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Prudential nor any of the Prudential Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v)  prepaid amount received on or prior to the Effective Date.

3.13 Title to and Condition of Assets. Except as disclosed in Schedule 3.13, Prudential and the Prudential Subsidiaries have good and marketable title to all consolidated real and personal properties and assets reflected in the Prudential Balance Sheet or acquired subsequent to the date of the Prudential Balance Sheet, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all Liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover Liens that: (i) are reflected in the Prudential Balance Sheet or in Schedule 3.13; (ii) represent liens for current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the properties and assets subject thereto. The structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Prudential Balance Sheet or acquired subsequent to the date of the Prudential Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws. Prudential and the Prudential Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14 Contracts.

(a) Except as set forth in Schedule 3.14(a), as of the date hereof, neither Prudential nor any of the Prudential Subsidiaries is a party to or bound by any Material Contract, other than any Prudential Benefit Plan. Neither Prudential nor any of the Prudential Subsidiaries knows of, or has received written, or, to Prudential’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Prudential and the Prudential Subsidiaries.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prudential: (i) each Material Contract is valid and binding on Prudential or one of the Prudential Subsidiaries, as applicable, and in full force and effect, (ii) Prudential and each of the Prudential Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Prudential’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Prudential or any of the Prudential Subsidiaries under any such Material Contract.

3.15 Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation, inquiry or proceeding pending, or to the Knowledge of Prudential or the Prudential Subsidiaries, threatened, that involves

Prudential or the Prudential Subsidiaries or any of their properties and that, if determined adversely, would restrict the ability of Prudential to perform its obligations under this Agreement or otherwise threaten or impede the timely consummation of the transactions contemplated by this Agreement; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Prudential or the Prudential Subsidiaries that restrict the right of Prudential or the Prudential Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Prudential nor the Prudential Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Prudential or the Prudential Subsidiaries, would restrict the right of, Prudential or the Prudential Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Prudential or the Prudential Subsidiaries have filed proofs of claim) in which Prudential or the Prudential Subsidiaries are involved as a plaintiff or defendant (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 3.15. Neither Prudential nor any of the Prudential Subsidiaries is, or has been since the Look Back Date, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Prudential’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16 Risk Management Instruments . All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Prudential, any of the Prudential Subsidiaries or for the account of a customer of Prudential or one of the Prudential Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Prudential or one of the Prudential Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Except as set forth in Schedule 3.16, none of such instruments would reasonably be expected to experience adverse changes in value as a result of changes in interest or exchange rate changes that would exceed offsetting values of the underlying instruments. Prudential and each of the Prudential Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Prudential’s Knowledge, there are no breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as may be set forth in Schedule 3.17, with respect to Prudential and each Prudential Subsidiary:

(a) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by Prudential or any Prudential Subsidiary, or to the Knowledge of Prudential at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or to the Knowledge of Prudential, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon Prudential or any Prudential Subsidiary. No condition has existed or event has occurred with respect to Prudential or any of the Prudential Subsidiaries or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Prudential or any Prudential Subsidiary by reason of any Environmental Laws. Neither Prudential nor any Prudential Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Prudential or any Prudential Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by Prudential or any Prudential Subsidiary, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Prudential or any Prudential Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Prudential, threatened, before any court, governmental agency or other forum against

Prudential or any Prudential Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Laws or (b) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Prudential or any Prudential Subsidiary;

(c) There are no underground storage tanks on, in or under any properties owned or operated by Prudential or any of the Prudential Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Prudential or any of the Prudential Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(d) “Participation Facility” shall mean any facility in which Prudential or any of the Prudential Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

3.18 Personal Information and Data Security.

(a) Prudential and each of the Prudential Subsidiaries (i) has collected Personal Information in compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted; and (iii) has taken commercially reasonable steps to secure the business data related to Prudential’s and the Prudential Subsidiaries’ business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Prudential or any of the Prudential Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of Prudential or the Prudential Subsidiaries, all material policies related thereto and any failures to comply therewith have been provided to Fulton. To the Knowledge of Prudential, there has been no unauthorized access gained by any Person to Personal Information held or collected by Prudential or any Prudential Subsidiary, their employees, or third party contractors in the course of conducting Prudential’s and the Prudential Subsidiaries’ business.

(b) Prudential and each of the Prudential Subsidiaries maintains a written information privacy and security program that maintains commercially reasonable measures to protect the privacy, confidentiality and security of all Personal Information against any (i) loss or misuse of Personal Information, (ii) unauthorized or unlawful operations performed upon Personal Information, or (iii) other act or omission that compromises the security or confidentiality of Personal Information (clauses (i) through (iii), a “Security Breach”). Except as set forth in Schedule 3.18(b), since the Look Back Date, neither Prudential nor any Prudential Subsidiary has experienced any Security Breach and there are no data security or other technological vulnerabilities with respect to Prudential’s or the Prudential Subsidiaries’ information technology systems or networks.

3.19 Intellectual Property. Prudential and each of the Prudential Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Prudential and the Prudential Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person, and no Person has asserted to Prudential or any Prudential Subsidiary in writing that Prudential or any of the Prudential Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. To the Knowledge of Prudential, no Person is challenging, infringing on or otherwise violating any right of Prudential or any of the Prudential Subsidiaries with respect to any Intellectual Property owned by Prudential or the Prudential Subsidiaries. Neither Prudential nor any Prudential Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Prudential or any Prudential Subsidiary. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Compliance with Laws; Governmental Authorizations.

(a) Prudential and each of the Prudential Subsidiaries hold, and have at all times since the Look Back Date held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Prudential, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Prudential and each of the Prudential Subsidiaries have complied in all material respects with and are not in default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Prudential or any of the Prudential Subsidiaries, including (to the extent applicable to Prudential or the Prudential Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act of 1977, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all applicable agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. As of the date hereof, Prudential Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Without limitation, neither Prudential nor any of the Prudential Subsidiaries or to the Knowledge of Prudential, any director, officer, employee, agent or other person acting on behalf of Prudential or any of the Prudential Subsidiaries has, directly or indirectly, (i) used any funds of Prudential or any of the Prudential Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Prudential or any of the Prudential Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, to the extent applicable to Prudential or any Prudential Subsidiary, (iv) established or maintained any unlawful fund of monies or other assets of Prudential or any of the Prudential Subsidiaries, (v) made any fraudulent entry on the books or records of Prudential or any of the Prudential Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Prudential or any of the Prudential Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Prudential or any of the Prudential Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Each of the Prudential and the Prudential Subsidiaries has complied in all material respects with, and is not in material default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC or the SEC in connection therewith.

3.21 Insurance.

(a) All policies of insurance relating to Prudential’s and the Prudential Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Prudential or the Prudential Subsidiaries are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

(b) Prudential and the Prudential Subsidiaries are insured with insurers believed by Prudential to be reputable against such risks and in such amounts as the management of Prudential reasonably has determined to be prudent, and Prudential and the Prudential Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.

(c) With respect to insurance policies of Prudential or any of the Prudential Subsidiaries:

(i) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Prudential and the Prudential Subsidiaries, Prudential or the relevant Prudential Subsidiary thereof is the sole beneficiary of such policies;

(ii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion;

(iii) there is no claim for coverage by Prudential or any of the Prudential Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy;

(iv) neither Prudential nor any of the Prudential Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies; and

(v) Since the Look Back Date, to the Knowledge of Prudential, all claims against Prudential or any of the Prudential Subsidiaries, and all circumstances that could reasonably be expected to result in a claim against Prudential or any of the Prudential Subsidiaries, have been timely reported to Prudential’s and the Prudential Subsidiaries’ insurance carrier, all required filings with Prudential’s and the Prudential Subsidiaries’ insurance carrier related thereto have been made, and all material written correspondence related to any such claims or potential claims is set forth in Schedule 3.21.

3.22 Financial Institutions Bonds. Since the Look Back Date, Prudential Bank and the Prudential Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Prudential Bank and the Prudential Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond and Prudential Bank and the Prudential Subsidiaries have no Knowledge of any fact or condition presently existing which could reasonably be expected to form the basis of a claim under any such bond. Prudential Bank and the Prudential Subsidiaries has received no notice that their present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.23 Labor Relations; Employment Agreements; Employment Matters.

(a) Neither Prudential nor any of the Prudential Subsidiaries is a party to or bound by any collective bargaining agreement. Prudential and the Prudential Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or, to the Knowledge of Prudential, threatened, that would have a Material Adverse Effect on Prudential. There are no pending or, to Prudential’s Knowledge since the Look Back Date, threatened, labor grievances or unfair labor practice claims or charges against Prudential or any of the Prudential Subsidiaries, or any strikes or other labor disputes against Prudential or any of the Prudential Subsidiaries. Neither Prudential nor any of the Prudential Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Prudential or any of the Prudential Subsidiaries and, there are no pending or, to the Knowledge of Prudential, threatened, organizing efforts by any union or other group seeking to represent any employees of Prudential or any of the Prudential Subsidiaries.

(b) Except as disclosed in Schedule 3.23(b), as of the Effective Time, (i) neither Prudential nor the Prudential Subsidiaries will have any liability for employee termination rights or payments arising out of any Employment Obligation, and (ii) neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Prudential or the Prudential Subsidiaries to any “change of control” payments or benefits. Except as set forth in Schedule 3.23(b), no payment that is owed or may become due to any director, officer, employee, or agent of Prudential or any Prudential Subsidiary as a result of the consummation of the Merger will be non-deductible to Prudential or any Prudential Subsidiary or subject to tax under the Code, §280G or §4999; nor, except as set forth in Schedule 3.23(b), will Prudential or any Prudential Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

(c)

(i) Each of Prudential and the Prudential Subsidiaries has, since January 1, 2016, been in compliance with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, COVID-19, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors. Prudential and the Prudential Subsidiaries have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to Prudential’s Knowledge, threatened, between Prudential, any of the Prudential Subsidiaries and any of its current or former employees, including any such charges, complaints, grievances, disciplinary matters or controversies that have resulted or could reasonably be expected to result in a legal proceeding. Since January 1, 2016, neither

Prudential nor any Prudential Subsidiary has received notice from any Governmental Entity responsible for the enforcement of labor or employment laws indicating that it has asserted, or intends to assert, claims or to conduct an investigation with respect to any current or former employees, no such investigation is in progress, and, to Prudential’s Knowledge, no Governmental Entity intends to or has threatened to conduct such investigation. Since January 1, 2016, neither Prudential nor any Prudential Subsidiary has received any notice from, or been subject to any proceeding involving, any Governmental Entity involving a claim that individuals who provided services to Prudential or a Prudential Subsidiary as independent contractors should have been classified as “employees” of Prudential or a Prudential Subsidiary, or that personnel were incorrectly classified by Prudential or a Prudential Subsidiary as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act and any other applicable law.

(ii) Since January 1, 2016, neither Prudential nor any Prudential Subsidiary has been a party to any settlement agreement with any current or former director, manager, officer, employee, applicant or other individual service provider resolving allegations of sexual harassment or discrimination. Since January 1, 2016, there have not been any allegations of sexual harassment or discrimination by or against any current or former director, manager, officer, employee or other individual service provider of Prudential or a Prudential Subsidiary, and none are currently pending.

3.24 Employee Benefit Plans.

(a) All Prudential Benefit Plans to which Prudential or the Prudential Subsidiaries are a party or by which Prudential or the Prudential Subsidiaries maintain, contribute to, reimburse another entity for, or are bound are identified in Schedule 3.24(a), (“Prudential Benefit Plans”). Schedule 3.24(a) identifies the Prudential Benefit Plans as to which a third party professional employer organization is the plan sponsor (the “Prudential PEO Plans”).

(b) Each Prudential Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c) Prudential has made available to Fulton true and complete copies of each Prudential Benefit Plan, and the following related documents, to the extent applicable: (i) all current summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(d) The IRS has issued a favorable determination letter or opinion with respect to each Prudential Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Prudential Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the Knowledge of Prudential, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Prudential Qualified Plan or the related trust.

(e) With respect to each Prudential Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Prudential Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Prudential Benefit Plan’s actuary with respect to such Prudential Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Prudential Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Prudential or any of the Prudential Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Prudential Benefit Plan.

(f) None of Prudential and the Prudential Subsidiaries nor any Prudential ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) except as set forth in Schedule 3.24(f). None of Prudential and the Prudential Subsidiaries nor any Prudential ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g) Except as set forth in Schedule 3.24(g), no Prudential Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) All contributions required to be made by Prudential or any Prudential Subsidiary to any Prudential Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by Prudential or any Prudential Subsidiary with respect to insurance policies funding any Prudential Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Prudential.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Prudential’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Prudential Benefit Plans, any fiduciaries thereof with respect to their duties to the Prudential Benefit Plans or the assets of any of the trusts under any of the Prudential Benefit Plans that would reasonably be expected to result in any liability of Prudential or any of the Prudential Subsidiaries in an amount that would be material to Prudential and the Prudential Subsidiaries, provided that all of the representations made by Prudential in this subsection (i) are made to Prudential’s Knowledge to the extent such representations relate to an Prudential PEO Plan.

(j) None of Prudential and the Prudential Subsidiaries nor any Prudential ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Prudential Benefit Plans or their related trusts, Prudential, any of the Prudential Subsidiaries or any Prudential ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, provided that all of the representations made by Prudential in this subsection (j) are made to Prudential’s Knowledge to the extent such representations relate to an Prudential PEO Plan.

(k) Except as set forth in Schedule 3.24(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Prudential or any of the Prudential Subsidiaries, or result in any limitation on the right of Prudential or any of the Prudential Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Prudential Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, except as set forth in Schedule 3.24(k), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Prudential or any of the Prudential Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) No Prudential Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(m) Each Prudential Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Schedule 3.25(a), neither Prudential nor any of the Prudential Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Prudential or any Prudential Subsidiary is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder (as such terms are defined in 12 C.F.R. Part 215) of Prudential or any of the Prudential Subsidiaries. Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Prudential and the Prudential Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $250,000 or more and were classified by Prudential as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,”

“Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Each outstanding Loan of Prudential and the Prudential Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Prudential and the Prudential Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Each outstanding Loan of Prudential and the Prudential Subsidiaries (including Loans sold to third parties or held for resale to third parties) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Prudential and the Prudential Subsidiaries (and, in the case of Loans sold to third parties or held for resale to third parties, the applicable underwriting standards, if any, of the applicable third parties) and with all applicable federal, state and local laws, regulations and rules. With respect to Loans sold to investors, Prudential and the Prudential Subsidiaries have no liability to such third parties for failure to service such Loans in accordance with the required servicing standards of such third parties, and such third parties have no contractual right to require Prudential or the Prudential Subsidiaries to repurchase such serviced Loans.

(d) None of the agreements pursuant to which Prudential or any of the Prudential Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Prudential or any of the Prudential Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Prudential or the Prudential Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Prudential nor any of the Prudential Subsidiaries is now, nor since the Look Back Date has been, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Except as set forth in Schedule 3.25(g), (i) neither Prudential nor any of the Prudential Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans; (ii) Prudential and each of the Prudential Subsidiaries have, in all material respects, properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Prudential, any of the Prudential Subsidiaries, or to the Knowledge of any of Prudential its or the Prudential Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true, correct and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

(h) All real estate owned of Prudential as of the date hereof is set forth on Schedule 3.25(h) with an indication, for each such property, whether it is under agreement for sale.

3.26 Investment Portfolio.

(a) Each of Prudential and the Prudential Subsidiaries has good title in all respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Prudential SEC Reports or (ii) to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Prudential or the Prudential Subsidiaries. Such securities are valued on the books of Prudential in accordance with GAAP.

(b) Prudential and the Prudential Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Prudential believes are prudent and reasonable in the context of their respective businesses, and Prudential and the Prudential Subsidiaries have, since the Look Back Date, been in compliance with such policies, practices and procedures in all material respects.

3.27 Related Party Transactions. Except as set forth in Schedule 3.27, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Prudential or any of the Prudential Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Prudential or any of the Prudential Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Prudential Common Stock (or any of such person’s immediate family members or Affiliates) (other than Prudential Subsidiaries) on the other hand, of the type required to be reported in any Prudential SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28 Certain Activities.

(a) Neither Prudential, nor any Prudential Subsidiary:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, such that it is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii) is a broker-dealer or is a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker such that registration is required under applicable laws or regulations;

(iii) originates, maintains or administers credit card accounts; or

(iv) provides, or has provided, merchant credit card processing services to any merchants.

(b) Prudential and each Prudential Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. To Prudential’s Knowledge, neither Prudential, any Prudential Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.29 Brokers. Except as disclosed in Schedule 3.29, neither Prudential nor any of the Prudential Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

3.30 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Prudential, the Prudential Subsidiaries, the Prudential Common Stock, the Prudential Subsidiaries’ Common Equity, and the involvement of Prudential and the Prudential Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Prudential to Fulton pursuant to Section 3.8 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31 Proxy Statement/Prospectus. The information provided by Prudential or incorporated by reference from the Prudential SEC Reports relating to Prudential and the Prudential Subsidiaries for inclusion in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.32 Beneficial Ownership of Fulton Common Stock. Prudential and the Prudential Subsidiaries do not, and prior to the Effective Time, Prudential and the Prudential Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

3.33 Fairness Opinion. Prudential’s Board of Directors has received a written opinion from Keefe, Bruyette & Woods, Inc. dated as of the date hereof (a copy of such written opinion will be provided to Fulton concurrently with or prior to the execution of this Agreement), to the effect that the Merger Consideration, at the time of execution of this Agreement, is fair to Prudential’s shareholders from a financial point of view and such opinion has not been amended or rescinded.

3.34 State Takeover Laws. The Board of Directors of Prudential approval of this Agreement referenced in Section 3.2 herein and the Requisite Shareholder Vote are the only consents, approvals or votes necessary to render inapplicable Article IX of Prudential’s Articles of Incorporation and Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.35 Dissenters’ Rights. Holders of Prudential Common Stock do not have dissenters’ rights with respect to the Merger under the PBCL.

3.36 Reorganization. Prudential has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article IV.

REPRESENTATIONS AND WARRANTIES OF FULTON

Except as disclosed in the disclosure schedule (with such disclosures referenced as Schedules below) delivered by Fulton to Prudential concurrently with the execution and delivery of this Agreement (the “Fulton Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Fulton Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Fulton that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced, and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), Fulton hereby represents and warrants to Prudential as follows:

4.1 Organization.

(a) Fulton is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect Fulton.

(b) Fulton Bank is a national banking association that is duly organized, validly existing and in good standing under the National Bank Act. Fulton Bank is an insured bank under the provisions of the FDI Act, and is a member of the Federal Reserve System. Fulton Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted, and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing. The deposit accounts of Fulton Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

(c) Each of the Fulton Subsidiaries currently conducting operations, other than Fulton Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Fulton

Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted and is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Fulton.

4.2 Authority.

(a) Fulton has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the respective Boards of Directors of Fulton and of Fulton Bank, as required by law. The Board of Directors of Fulton has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Fulton. Fulton and Fulton Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b) This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Prudential, constitutes the valid and binding obligation of Fulton, enforceable against Fulton in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement when duly executed and delivered by Fulton Bank and, assuming due authorization, execution and delivery by Prudential Bank, will constitute the valid and binding obligation of Fulton Bank, enforceable against Fulton Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Subject to receipt of the necessary regulatory or Governmental Entity approvals by the Parties hereto with respect to this Agreement and to the Bank Merger Agreement, compliance with the terms of such approvals, the execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Fulton or Fulton Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Fulton or any Fulton Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Fulton or any Fulton Subsidiary is a party or by which Fulton or any Fulton Subsidiary or any of their properties are bound.

4.3 Subsidiaries. Each of Fulton Bank and the entities listed on Schedule 4.3(i) is a wholly-owned Subsidiary of Fulton, and each of the entities listed on Schedule 4.3(ii) is a wholly-owned Subsidiary of Fulton Bank (collectively, the “Fulton Subsidiaries”). Except for the Fulton Subsidiaries, Fulton has no Subsidiaries.

4.4 Capitalization.

(a) The authorized capital of Fulton consists exclusively of 600,000,000 shares of Fulton Common Stock and 10,000,000 shares of Fulton Preferred Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of Fulton are issued, reserved for issuance or outstanding, other than: 160,522,000 shares of Fulton Common Stock as of February 18, 2022 and 200,000 shares of Fulton Preferred Stock as of September 30, 2021. All of the issued and outstanding shares of Fulton Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Fulton may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Fulton are issued or outstanding. Other than the Fulton Incentive Equity, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Fulton to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Fulton owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fulton Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Fulton Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Fulton Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Fulton or any of the Fulton Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Fulton Common Stock or other equity interests of Fulton. Schedule 4.4(c) sets forth a true, correct and complete list of all Fulton Plans pursuant to which Fulton equity interests may be issued (each an “Fulton Stock Plan”). Other than the Fulton Incentive Equity, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Fulton or any of its Subsidiaries) are outstanding.

(d) The equity ownership interests of the Fulton Subsidiaries are sometimes collectively referred to herein as the “Fulton Subsidiaries Common Equity”.

4.5 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing with the SEC of the Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with the Filing Office, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fulton Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Fulton of this Agreement or (B) the consummation by Fulton of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Fulton is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6 Reports.

(a) Fulton and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since the Look Back Date with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of Fulton and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business or as disclosed in the Fulton SEC Reports, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Fulton, investigation into the business or operations of Fulton or any of its Subsidiaries since the Look Back Date. To the Knowledge of Fulton, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fulton or any of its Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Fulton or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since the Look Back Date (the “Fulton SEC Reports”) is publicly available. No such Fulton SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Fulton SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Fulton has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Fulton SEC Reports.

4.7 Financial Statements.

(a) The financial statements of Fulton and its Subsidiaries included (or incorporated by reference) in the Fulton SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Fulton and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Fulton and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fulton and its Subsidiaries have been, since the Look Back Date, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG US LLP has served as the independent registered public accounting firm to Fulton for more than past three (3) fiscal years. KPMG US LLP has not resigned (or informed Fulton that it intends to resign) or been dismissed as independent public accountants of Fulton as a result of or in connection with any disagreements with Fulton on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of Fulton and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fulton or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Fulton. Fulton (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Fulton, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Fulton by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fulton’s independent registered public accounting firm and the audit committee of Fulton’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Fulton’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Fulton, any fraud, whether or not material, that involves management or other employees who have a significant role in Fulton’s internal controls over financial reporting. These disclosures were made in writing by management to Fulton’s auditors and audit committee and a copy has been previously made available to Fulton. To the Knowledge of Fulton, there is no reason to believe that Fulton’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

(c) Since the Look Back Date, (i) neither Fulton nor any of its Subsidiaries, nor, to the Knowledge of Fulton, any director, officer, auditor, accountant or representative of Fulton or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Fulton, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Fulton or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Fulton or any of its Subsidiaries has engaged in accounting or auditing practices inconsistent with GAAP, and (ii) no attorney representing Fulton or any of its Subsidiaries, whether or not employed by Fulton or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Fulton or any of its officers, directors or employees to the Board of Directors of Fulton or any committee thereof or to the Knowledge of Fulton, to any director or officer of Fulton.

4.8 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.8, or as reflected, noted or adequately reserved against in the balance sheet included in Fulton’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2021 (the “Fulton Balance Sheet”), as of the date of the Fulton Balance Sheet, neither Fulton nor any of its Subsidiaries had any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities which were included in the Fulton Balance Sheet, or disclosed in the notes thereto. Except as disclosed in Schedule 4.8, Fulton and the Fulton Subsidiaries have not incurred, since the date of the Fulton Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

4.9 Absence of Changes. Since the date of the Fulton Balance Sheet, Fulton and the Fulton Subsidiaries have each conducted their businesses in the Ordinary Course of Business. Neither Fulton nor the Fulton Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business or results of operations, which, individually or in the aggregate, had a Material Adverse Effect as to Fulton and the Fulton Subsidiaries on a consolidated basis.

4.10 Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.10, since the date of the Fulton Balance Sheet, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Equity, other than as described in the Fulton SEC Reports.

4.11 Litigation and Governmental Directives. Except as disclosed in Schedule 4.11, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Fulton or the Fulton Subsidiaries, threatened, that involves Fulton or the Fulton Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on Fulton or on the ability of Fulton to perform its obligations under this Agreement or otherwise threaten or materially impede the timely consummation of the transactions contemplated by this Agreement; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Fulton or the Fulton Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Fulton or the Fulton Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Fulton nor the Fulton Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Fulton or the Fulton Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, Fulton or the Fulton Subsidiaries to carry on their businesses as presently conducted. Neither Fulton nor any of its Subsidiaries is, or has been since the Look Back Date, subject to any Regulatory Agreement, nor been advised in writing or, to Fulton’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.12 Compliance with Laws; Governmental Authorizations.

(a) Fulton and each of its Subsidiaries hold, and have at all times since the Look Back Date held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Fulton, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Fulton and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Fulton or any of its Subsidiaries, including (to the extent applicable to Fulton or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act of 1977, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all applicable agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Fulton Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.13 No Brokers. Except as disclosed in Schedule 4.13, neither Fulton nor any of the Fulton Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

4.14 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, the Fulton Subsidiaries, the Fulton Common Stock, the Fulton Subsidiaries’ Common Equity, and the involvement of Fulton and the Fulton Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Fulton to Prudential pursuant to Section 4.7 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.15 Proxy Statement/Prospectus. The information relating to Fulton and the Fulton Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement or incorporated therein by reference, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.16 Reorganization. Fulton has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article V.

PRE-CLOSING COVENANTS OF PRUDENTIAL

From the date of this Agreement until the Effective Time, Prudential covenants and agrees to comply, and shall cause the Prudential Subsidiaries to comply, with the following covenants:

5.1 Conduct of Business . Except as otherwise expressly permitted in writing or required by the terms of this Agreement or consented to by Fulton in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 5.1, Prudential and the Prudential Subsidiaries shall:

(a) use commercially reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(b) use commercially reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Prudential or any of the Prudential Subsidiaries;

(c) take no action that would reasonably be expected to adversely affect or delay the ability of Fulton or Prudential to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(d) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(e) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Prudential or any of the Prudential Subsidiaries, including but not limited to, timely submitting for coverage all new claims and circumstances that could reasonably be expected to result in a not insignificant claim against Prudential or any of the Prudential Subsidiaries, and which are coverable under any of Prudential’s or any of the Prudential Subsidiaries’ policies of insurance, to such insurance carriers;

(f) keep in full force and effect all insurance policies now carried by Prudential or any of the Prudential Subsidiaries;

(g) perform in all material respects each of their obligations under all Material Contracts to which Prudential or any of the Prudential Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(h) maintain their books of account and other records in the Ordinary Course of Business;

(i) comply with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Prudential or any of the Prudential Subsidiaries and to the conduct of their businesses;

(j) not amend Prudential’s or any of the Prudential Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement and/or the Bank Merger;

(k) except as set forth in Schedule 5.1(k), not enter into, renew, assume, terminate or allow to renew automatically, any Material Contract or incur any material liability or obligation, or make any material commitment;

(l) not make any acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed in Schedule 3.14(a) or which do not exceed, in any individual case, $250,000), or subject any of their properties or assets to any material Lien, except for loans permitted under subparagraph (cc) below and investment activity engaged in the Ordinary Course of Business;

(m) not knowingly take or permit to be taken any action which would cause a failure of a condition precedent to Closing included in Article VIII hereof to be satisfied or constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(n) except as permitted by Section 5.9, not declare, set aside or pay any dividend or make any other distribution in respect of Prudential Common Stock;

(o) not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of Prudential Common Stock or any other equity or debt securities of Prudential, except that Prudential may issue (or purchase, redeem or withhold as payment for the applicable exercise price and any withholding taxes) shares of Prudential Common Stock in connection with the valid exercise of Prudential Options or the vesting of Prudential plan share awards that are outstanding as of the date hereof under the Prudential Stock Plans;

(p) except as set forth in Schedule 5.1(p), not (i) pay any severance compensation to, enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with, any officer, director, employee or consultant, (ii) establish or amend any Prudential Benefit Plan except to the extent required by law or (iii) grant salary or compensation increases or bonuses to their officers and employees except for reasonable salary increases in the Ordinary Course of Business to their officers and employees not to exceed $100,000 in the aggregate;

(q) not hire or terminate (other than for cause) any person as an employee of Prudential or any of its Subsidiaries, except for at will employees at an initial annual rate of salary not to exceed $50,000;

(r) not enter into any Related Party Transaction except loans in the Ordinary Course of Business and subject to compliance with all applicable provisions of Regulation O of the Federal Reserve Board;

(s) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Prudential Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Prudential and the Prudential Subsidiaries shall act in accordance with GAAP in the Ordinary Course of Business and shall advise Fulton of any material changes thereto;

(t) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one (1) year or more;

(v) not make any capital expenditures in excess of $50,000, other than as set forth in Schedule 5.1(v) or as necessary to maintain existing assets in good repair;

(w) not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(x) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business;

(y) not to make or change any income Tax election except as may be required to conform to changes in laws or regulations governing Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(z) knowingly take any action that could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

(aa) not incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the Ordinary Course of Business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(bb) not enter into any new line of business or, other than in the Ordinary Course of Business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(cc) originate, purchase, extend or grant any loan in principal amount in excess of $7,500,000, or purchase any loan or any loan participation in excess of $7,500,000, or engage or participate in any lending activities, including modifications to any loans existing on the date hereof, other than in the Ordinary Course of Business; provided, however, Prudential Bank shall consult with Fulton’s chief credit officer or his or her designee with respect to origination, purchase or extension of all loans with principal amount in excess of $5,000,000 or any loan participations in excess of $5,000,000;

(dd) with respect to maturing time deposits in the amount of $250,000 or more with maturities of 60 months or longer, not renew such time deposits for terms exceeding 36 months; or

(ee) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

5.2 Commercially Reasonable Efforts. Prudential and the Prudential Subsidiaries shall cooperate with Fulton and the Fulton Subsidiaries and shall use their respective commercially reasonable efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VIII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Prudential and the Prudential Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement and the Proxy Statement/Prospectus; and (ii) hold a meeting of its shareholders for the purpose of obtaining approval of the Merger and this Agreement with the Proxy Statement/Prospectus containing the recommendation by the Prudential Board of Directors to its shareholders that they vote in favor thereof (the “Prudential Recommendation”).

5.3 Transition. Commencing on and following the date hereof, and in all cases subject to applicable law, upon the reasonable request of Fulton, Prudential shall, and shall cause the Prudential Subsidiaries to, cooperate with Fulton and its Subsidiaries to facilitate the integration of the Parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Fulton. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of Prudential and the Prudential Subsidiaries in the Ordinary Course of Business, and subject to any requirements under applicable law, Prudential shall use commercially reasonable efforts to (i) cause the employees and officers of Prudential and the Prudential Subsidiaries to work cooperatively, in good faith, with Fulton to plan for the conversion of the data processing and related electronic informational systems of Prudential and each of the Prudential Subsidiaries to those used by Fulton as soon as practicable following the Effective Date, (ii) cooperate with Fulton in making Prudential’s and the Prudential Subsidiaries’ employees reasonably available for training by Fulton at Prudential’s and the Prudential Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Prudential’s and the Prudential Subsidiaries’ facilities will be properly operated in accordance with Fulton’s policies after the Merger, (iii) permit representatives of Fulton Bank to be onsite at Prudential Bank during normal business hours and (iv) allow its employees to provide assistance with the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties and Governmental Entities to close and/or consolidate any Fulton Bank or Prudential Bank branches or facilities. Notwithstanding anything to the contrary herein, neither Prudential nor Prudential Bank shall be required to (i) terminate any third-party service provider arrangements prior to the Closing or (ii) take any action that may unreasonably and materially interfere with the business of Prudential or Prudential Bank or impede or delay the consummation of the Closing; and provided further, that in the event that Prudential or Prudential Bank takes, at the request of Fulton, any action relative to third parties to facilitate the data processing conversion that results in the imposition of any fees or charges, Fulton shall indemnify Prudential for any such fees and charges, and the costs of reversing the conversion process in the event of a termination of this Agreement by Prudential under Section 12.1(b).

5.4 Access to Properties and Records. Prudential and the Prudential Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Prudential determines based on the advice of legal counsel should be treated as confidential), contracts, documents and records of Prudential and the Prudential Subsidiaries as Fulton may reasonably request; provided, however, that neither Prudential nor Prudential Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure would not be protected by the Confidentiality Agreement or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. Fulton shall use commercially reasonable efforts to minimize any interference with Prudential’s regular business operations during any such access to the property, books and records of Prudential or any Prudential Subsidiary.

5.5 Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Prudential and the Prudential Subsidiaries shall promptly prepare and deliver to Fulton as soon as practicable, all Additional Financial Statements of Prudential. Prudential shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to Fulton with respect to the Additional Financial Statements of Prudential upon delivery thereof.

5.6 Update Schedules. Prudential will supplement or amend the Prudential Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Prudential Disclosure Schedule or which is necessary to correct any information in such Prudential Disclosure Schedule. No such notification shall, however, be deemed an acceptance by Fulton thereof.

5.7 Notice. Prudential and the Prudential Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy, in all material respects, of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Prudential or materially restrict in any manner the right or ability of Prudential to carry on its business as presently conducted.

5.8 Acquisition Proposals.

(a) Except as set forth in Section 5.8(b), Prudential shall not, and shall cause each Prudential Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Prudential Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Fulton) any information or data with respect to Prudential or any Prudential Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Prudential is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Prudential or any Prudential Representative, whether or not such Prudential Representative is so authorized and whether or not such Prudential Representative is purporting to act on behalf of Prudential or otherwise, shall be deemed to be a breach of this Agreement by Prudential. Prudential and each Prudential Subsidiary shall, and shall cause each of the Prudential Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Fulton), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Prudential or any Prudential Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Prudential or any Prudential Subsidiary representing, in the aggregate, twenty percent (20%) or more of the assets of Prudential and each Prudential Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of Prudential or any Prudential Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Prudential or any Prudential Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.8(a), Prudential may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any Person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.8, if, but only if: (A) the Prudential Shareholders’ Meeting shall not have occurred; (B) Prudential shall have complied, in all material respects, with the provisions of this Section 5.8; (C) Prudential’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to cause the directors to breach their fiduciary duties under applicable law; (D) Prudential’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Prudential has provided Fulton with notice of such determination within one (1) Business Day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Prudential or any Prudential Subsidiary or otherwise relating to an Acquisition Proposal, Prudential receives from such Person a confidentiality agreement with terms no less favorable to Prudential than those contained in the Confidentiality Agreement. Prudential shall promptly provide to Fulton any non-public information regarding Prudential or Prudential Subsidiary provided to any other Person as a result of such Acquisition Proposal that was not previously provided to Fulton, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Prudential Acquisition Transaction on terms that the Prudential Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Prudential Common Stock or all, or substantially all, of the assets of Prudential and any Prudential Subsidiary on a consolidated basis and (ii) would result in a transaction that (A) provides for the payment, in the aggregate, of consideration to the holders of the shares of Prudential Shares that is more favorable from a financial point of view than the Merger Consideration, (B) is, in light of the other terms of such proposal, including the nature of the consideration being offered, any required regulatory approvals, any required financing and any risks associated with the timing of the proposed transaction, more favorable to Prudential’s shareholders than the Merger and the transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Prudential shall promptly (and in any event within forty-eight (48) hours) notify Fulton in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Prudential or any Prudential Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer and information request, as well as the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials, including e-mails or other electronic communications). Prudential agrees that it shall keep Fulton informed, on a current basis, of any modification to the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 5.8(e), neither the Prudential Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Fulton in connection with the transactions contemplated by this Agreement (including the Merger), the Prudential Recommendation, or make any statement, filing or release, in connection with the Prudential Shareholders’ Meeting or otherwise, inconsistent with the Prudential Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Prudential Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Prudential or any Prudential Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.8(b)) or (B) requiring Prudential to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.8(d), prior to the date of the Prudential Shareholders’ Meeting, the Prudential Board of Directors may approve or recommend to the shareholders of Prudential a Superior Proposal or withdraw, qualify or modify the Prudential Recommendation in connection therewith (a “Subsequent Determination”) after the fifth (5th) Business Day following Fulton’s receipt of a notice (the “Notice of Superior Proposal”) from Prudential advising Fulton that the Prudential Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.8) constitutes a Superior Proposal (it being understood that Prudential shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party that Prudential proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Prudential Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to constitute a violation of the directors’ fiduciary duties to Prudential’s shareholders under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Fulton since its receipt of such Notice of Superior Proposal (provided, however, that Fulton shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Prudential’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.8(e) and (B) that such Prudential Acquisition Proposal constitutes an Superior Proposal; and Prudential shall provide written notice (the “Final Notice of Superior Proposal”) to Fulton of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f) Nothing contained in this Section 5.8 or elsewhere in this Agreement shall prohibit Prudential from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or complying with Prudential’s obligations under Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Prudential’s shareholders is required under applicable law.

5.9 Dividends. Between the date of this Agreement and the Effective Date, Prudential shall not declare or pay cash dividends on the Prudential Common Stock other than a quarterly cash dividend of $0.07 per share. After the date of this Agreement, each of Fulton and Prudential shall coordinate with the other the payment of dividends with respect to the Fulton Common Stock and Prudential Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Prudential Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Prudential Common Stock or any share of Fulton Common Stock that any such holder receives in exchange for such shares of Prudential Common Stock in the Merger.

5.10 Stock Exchange De-Listing. Prior to the Effective Date, Prudential shall cooperate with Fulton and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the de-listing of the Prudential Common Stock from NASDAQ and the deregistration of the Prudential Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.11 Internal Controls. Between the date of this Agreement and the Effective Date, Prudential shall permit Fulton senior officers to meet with the Chief Financial Officer of Prudential and other officers responsible for the preparation of Prudential’s financial statements, the internal controls of Prudential and the disclosure controls and procedures of Prudential to discuss such matters as Fulton may deem reasonably necessary or appropriate for Fulton to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. Fulton shall have continuing access through the Effective Time to both the Prudential books and records (subject to the provisions of Section 5.4) and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Prudential’s internal control to Fulton and cause its auditors to be available for discussions with Fulton’s representatives regarding Prudential’s systems of internal controls.

5.12 Transaction Expenses of Prudential.

(a) Prudential shall cause its and the Prudential Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month in order to allow Prudential to advise Fulton monthly of all out-of-pocket expenses which Prudential and the Prudential Subsidiaries have incurred in connection with the transactions contemplated hereby. Except as set forth in Schedule 5.12(a), Prudential shall not, and shall cause each of the Prudential Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Prudential, in reasonable consultation with Fulton, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Prudential and Fulton shall share on a 50/50 basis the expense of printing and mailing of the Proxy Statement/Prospectus.

5.13 Termination of Prudential Bank 401(k) Plan. Prudential shall cause Prudential Bank to take all necessary action to terminate the Prudential Bank 401(k) Plan effective no later than the day immediately prior to the Effective Time (the “Termination Date”). The accounts of all employees of Prudential and its Subsidiaries who are participants in the Prudential Bank 401(k) Plan or any related beneficiaries shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the Prudential Bank 401(k) Plan may be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any continuing employee of Prudential and its Subsidiaries who elects to participate in Fulton Bank’s 401(k) Plan and who remains employed by Fulton Bank at the time his or her account balance in the Prudential Bank 401(k) Plan is distributed may elect to have such account balance (and, if permitted by Fulton Bank’s 401(k) Plan, any related 401(k) loan outstanding under the Prudential Bank 401(k) Plan) rolled over into Fulton Bank’s 401(k) Plan.

5.14 Litigation Settlement Agreements. Prudential has provided Fulton with a signed settlement agreement (the “Bankruptcy Litigation Settlement Agreement”) relating to the bankruptcy litigation matter in the United States Bankruptcy Court for the Eastern District of Pennsylvania (the “Bankruptcy Court”) referenced in Schedule 3.15. Prudential shall use commercially reasonable efforts to obtain approval of the Bankruptcy Litigation Settlement Agreement, by the Bankruptcy Court and Prudential shall keep Fulton fully informed as to Prudential’s progress toward obtaining such approval by the Bankruptcy Court. Prudential has provided Fulton with a signed settlement agreement relating to the state court litigation matter referenced in Schedule 3.15 (the “State Court Litigation Settlement Agreement”). Prudential shall use its commercially reasonable best efforts to have the other party to the State Court Litigation Settlement Agreement file the required Praecipe to Dismiss and/or Discontinue with Prejudice or its equivalent with the appropriate court within the timeframe provided by the State Court Litigation Settlement Agreement.

Article VI.

PRE-CLOSING COVENANTS OF FULTON

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to comply, and shall cause the Fulton Subsidiaries to comply, with the following covenants:

6.1 Commercially Reasonable Efforts. Fulton and Fulton Subsidiaries shall cooperate with Prudential and the Prudential Subsidiaries and shall use their respective commercially reasonable efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VIII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. For the purposes of this Section 6.1, each Party agrees to promptly furnish and review (within three (3) Business Days), as applicable, the information and documentation referred to herein. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

(a) Applications for Regulatory Approval. As promptly as reasonably practicable, Fulton shall prepare and file, with the cooperation and assistance of (and after review by) Prudential and its counsel and accountants, all required applications, notices, waiver requests and all other necessary documentation required to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, Regulatory Agencies and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Prudential and Fulton will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Prudential or Fulton to any Regulatory Agency or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Agency or Governmental Entity. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Regulatory Agency or Governmental Entity and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Agency or Governmental Entity.

(b) Registration Statement; Proxy Statement/Prospectus.

(i) As promptly as reasonably practicable, Fulton shall draft and prepare, and Prudential shall cooperate in the preparation of a Registration Statement on Form S-4 to be filed by Fulton with the SEC with respect to the issuance of Fulton Common Stock in the Merger. The Registration Statement shall contain proxy materials relating to the matters to be submitted to Prudential’s shareholders at the Prudential Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Fulton Common Stock to be issued in the Merger. Prudential shall provide Fulton with any information concerning itself that Fulton may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and Fulton shall notify Prudential promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Prudential promptly copies of all correspondence between Fulton or any of their representatives and the SEC. Fulton shall give Prudential and its counsel reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give Prudential and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Fulton and Prudential agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Fulton shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Fulton and Prudential will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Prudential shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided, however, that Fulton may, in its sole discretion, elect to defer such mailing until such time as the Bankruptcy Court has approved the Litigation Settlement Agreement and the period for filing an appeal thereof has expired. Fulton will advise Prudential, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Fulton Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Fulton or Prudential, or any of their respective Affiliates, officers or directors, should be discovered by Fulton or Prudential which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Fulton with the SEC and disseminated by the Parties to Prudential’s shareholders as, and to the extent required, under the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(ii) Fulton shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Fulton or Prudential shall furnish all information concerning it and the holders of Prudential Common Stock as may be reasonably requested in connection with any such action.

(iii) Prior to the Effective Time, Fulton shall take all such action as shall be necessary to permit the additional shares of Fulton Common Stock to be issued by Fulton in exchange for the shares of Prudential Common Stock to be traded on the primary exchange on which Fulton Common Stock is listed.

(c) State Securities Laws. Fulton, with the cooperation and assistance of Prudential and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

6.2 Access to Properties and Records . Fulton and the Fulton Subsidiaries shall give to Prudential and to its authorized employees and representatives (including, without limitation, Prudential’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Fulton determines based on the advice of legal counsel should be treated as confidential), contracts, documents and records of Fulton and the Fulton Subsidiaries as Prudential may reasonably request; provided, however, that neither Fulton nor any of the Fulton Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would not be protected by the Confidentiality Agreement or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. Prudential shall use commercially reasonable efforts to minimize any interference with Fulton’s regular business operations during any such access to the property, books and records of Fulton or any Fulton Subsidiary.

6.3 Update Schedules. Fulton will supplement or amend the Fulton Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Fulton Disclosure Schedule or which is necessary to correct any information in such Fulton Disclosure Schedule. No such modifications shall, however, be deemed an acceptance by Prudential thereof.

6.4 Notice. Fulton shall promptly notify Prudential in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Prudential in order to ensure the accuracy in all material respects of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Fulton or restrict in any material manner the right or ability of Fulton to carry on its business as presently conducted.

Article VII.

PRE-CLOSING JOINT COVENANTS

7.1 Shareholder Litigation.

(a) Each of the Parties hereto shall give the other party prompt notice in writing of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Each of the Parties hereto shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.

(b) Prudential shall (i) promptly notify Fulton of any shareholder litigation brought, or threatened, against Prudential and/or members of the Board of Directors of Prudential, (ii) keep Fulton reasonably informed with respect to the litigation’s status, and (iii) give Fulton the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Prudential shall consult with Fulton regarding the selection of counsel to represent Prudential in any such shareholder litigation. Prudential shall not agree to settle any such litigation without Fulton’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Fulton shall not be obligated to consent to any settlement which does not include a full release of Fulton and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Fulton or any of its Affiliates.

7.2 Change of Method. Fulton may at any time prior to the Effective Date, change the method or structure of effecting the combination of Prudential and Fulton (including the provisions of Article I), and, if and to the extent requested by Fulton, Prudential shall agree to enter into such amendments to this Agreement as Fulton may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Prudential’s shareholders, or (c) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with this Agreement.

7.3 Takeover Restrictions. None of Fulton, Prudential or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.4 Coordination. Each Party to this Agreement shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger or Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Fulton. On or prior to the Closing Date, Prudential and Prudential Bank shall pay or accrue in accordance with GAAP all costs incurred by them in connection with the transactions contemplated hereby including, but not limited to, (i) fees and expenses of attorneys, financial advisors, accountants, consultants, and other professional advisors and (ii) any termination fees paid, incurred or to be paid as a result of termination of any contract in connection with the Closing. Notwithstanding any other provision contained in this Agreement, neither Fulton nor Fulton Bank shall under any circumstance be permitted to exercise control of Prudential or any of the Prudential Subsidiaries prior to the Effective Time.

Article VIII.

CONDITIONS PRECEDENT

8.1 Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 12.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Prudential in accordance with the Market rules and regulations, the Applicable Corporate Law and the Articles of Incorporation and By-Laws of Prudential.

(b) Regulatory Approvals: The requisite authorization, consent, waiver or approval of each Bank Regulator shall have been obtained and remain in full force and effect and all applicable waiting and notice periods shall have expired, and provided that such approval contains no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business or any Subsidiary of Fulton or (B) any divestiture by Prudential or the Prudential Subsidiaries of a portion of their businesses, in either case, which Fulton in its good faith judgment believes will have a materially adverse impact on the business of Fulton and the Fulton Subsidiaries or Prudential and the Prudential Subsidiaries, as the case may be, or (ii) impose any condition (excluding standard conditions that are normally imposed by regulatory authorities in bank merger transactions) upon Fulton or Prudential Bank, or their other Subsidiaries, which in Fulton’s good faith judgment (x) would be materially burdensome to Fulton and the Fulton Subsidiaries, (y) would materially increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Registration Statement: The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC and no stop order or other proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

8.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 12.4 herein:

(a) Accuracy of Representations and Warranties: The representations and warranties of Prudential set forth in (i) this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the representations and warranties set forth in the second sentence in each of Section 3.4(a) and Section 3.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Covenants Performed: Prudential shall have performed or complied with, in all material respects, each of the covenants required by this Agreement to be performed or complied with by it.

(c) No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, any change that individually or in the aggregate has had a Material Adverse Effect with respect to Prudential or any Prudential Subsidiary.

(d) Federal Tax Opinion. Fulton shall have received the opinion of Barley Snyder LLP, in form and substance reasonably satisfactory to Fulton, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fulton and Prudential, reasonably satisfactory in form and substance to such counsel.

(e) Closing Documents: On or before the Effective Time, Prudential shall have delivered to Fulton: (i) a certificate signed by Prudential’s President and Chief Executive Officer, by its Executive Vice President and Chief Operating Officer and by its Senior Vice President and Chief Financial Officer (or other officers reasonably acceptable to Fulton) verifying that the conditions in Sections 8.2(a), (b) and (c) have been satisfied; (ii) a certificate (from appropriate officers of Prudential or Prudential’s transfer agent) as to the issued and outstanding shares of Prudential Common Stock, shares issuable under outstanding stock options and restricted plan share awards granted under the Prudential Stock Plans and any outstanding obligations, options or rights of any kind entitling Persons to purchase or sell any shares of Prudential Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares, and (iii) such other certificates and documents as Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Prudential Closing Documents”).

(f) Closing Financial Statements. At least eight (8) Business Days prior to the Effective Time of the Merger, Prudential shall provide Fulton with Prudential’s consolidated financial statements presenting the financial condition of Prudential and its Subsidiaries as of the close of business on the last day of the last month ended immediately preceding the Effective Time of the Merger and Prudential’s consolidated results of operations for the period from October 1, 2021 through the close of business on the last day of the last month ended immediately preceding to the Effective Time of the Merger, in each case without notes thereto (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifteenth (15th) Business Day of the month, Prudential shall have provided consolidated financial statements as of and through the end of the second month preceding the Effective Time of the Merger. Subject to the last sentence of this Section 8.2(f), such financial statements shall have been prepared in accordance with GAAP, consistently applied, and in a manner consistent with Prudential’s audited consolidated financial statements as of and for the year ended September 30, 2021. Such financial statements shall also reflect accruals for all professional fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of Prudential’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section.

(g) Real Estate Owned. All agreements for the sale of real estate owned of Prudential as of the date of this Agreement and as set forth on Schedule 3.25(h) shall have been fulfilled in accordance in all material respects with their terms.

(h) Bankruptcy Court Settlement. The Bankruptcy Court shall have entered an order approving the Bankruptcy Litigation Settlement Agreement described in Schedule 3.15 hereto without either (i) any change in the scope or nature of the release of liability running to the benefit of Prudential and Prudential Bank; or (ii) any material change to the other terms of the Bankruptcy Litigation Settlement Agreement, including the amount of the settlement evidenced by the Bankruptcy Litigation Settlement Agreement, after proper notice to all creditors and interested parties and opportunity for a hearing.

8.3 Conditions Precedent to the Obligations of Prudential. The obligation of Prudential to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Prudential in accordance with the provisions of Section 12.4 herein:

(a) Accuracy of Representations and Warranties: The representations and warranties of Fulton set forth in (i) this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the representations and warranties set forth in the second sentence in each of Section 4.4(a) and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Covenants Performed: Fulton shall have performed or complied with, in all material respects, each of the covenants required by this Agreement to be performed or complied with by Fulton.

(c) No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, any change that individually or in the aggregate has had a Material Adverse Effect with respect to Fulton or Fulton Bank.

(d) Federal Tax Opinion. Prudential shall have received the opinion of Silver, Freedman, Taff & Tiernan LLP, in form and substance reasonably satisfactory to Prudential, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Prudential and Fulton, reasonably satisfactory in form and substance to such counsel.

(e) Closing Documents: Fulton shall have delivered to Prudential: (i) a certificate signed by Fulton’s Chairman and Chief Executive Officer and its Senior Executive Vice President and Chief Operating Officer (or other officer reasonably acceptable to Prudential) verifying that the conditions in Sections 8.3(a), (b), and (c) have been satisfied; and (ii) such other certificates and documents as Prudential and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Fulton Closing Documents”).

Article IX.

CLOSING AND EFFECTIVE TIME

9.1 Closing. Provided that all conditions precedent set forth in Article VIII of this Agreement shall have been satisfied or shall have been waived in writing in accordance with Section 12.4 of this Agreement, the Parties shall hold a closing (the “Closing”) by electronic (PDF) or overnight courier exchange of executed documents or at the offices of Fulton at One Penn Square, Lancaster, PA 17602, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date (the “Closing Date”) to be set by Fulton, at which time the Parties shall deliver the Prudential Closing Documents, the Fulton Closing Documents, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

9.2 Effective Time. Immediately following the Closing, Fulton and Prudential will cause a Statement of Merger (the “Statement of Merger”) to be delivered and properly filed with the Filing Office. The Merger shall become effective at 11:59 p.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and Statement of Merger are filed with the Filing Office or such later date and time as may be specified in the Statement of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

Article X.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1 No Survival. The representations and warranties of Prudential and of Fulton set forth in this Agreement shall expire and be terminated as of the Effective Time by consummation of the Merger, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties shall have any liability to the other on account of any breach of such agreements.

Article XI.

POST-CLOSING COVENANTS

11.1 Employment Arrangements.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (the “Transitional Period”), Fulton or its Affiliates shall provide each continuing employee of Prudential and its Subsidiaries with compensation and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Fulton and its Subsidiaries; provided that Fulton or its Affiliates may satisfy such obligation for the Transitional Period by providing compensation and employee benefits that are substantially comparable in the aggregate to those provided by Prudential or its Subsidiaries immediately prior to the Effective Time. Fulton shall, or shall cause its Subsidiaries to, during the Transitional Period, (A) provide severance payments and benefits (which may include continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA)) to each continuing employee of Prudential and its Subsidiaries that are no less favorable than the severance payments and benefits as set forth in Schedule 11.1(a); and (B) provide the other benefits as set forth in Schedule 11.1(a). If an employee entitled to receive severance payments or benefits under this Section 11.1(a) would also be entitled to receive severance payments or benefits under Section 11.1(c), such employee shall solely be entitled to receive severance payments and benefits under Section 11.1(c) and shall not be entitled to receive any severance payments or benefits under this Section 11.1(a).

(b) With respect to any Benefit Plans of Fulton or its Subsidiaries in which any employees of Prudential or its Subsidiaries become eligible to participate on or after the Effective Time (the “Fulton Plans”), Fulton or its Affiliates, as applicable, shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Fulton Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Prudential Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid during the same plan year under a Prudential Benefit Plan (to the same extent that such credit was given under the analogous Prudential Benefit Plan during the applicable plan year) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any Fulton Plans, and (iii) recognize all service of such employees with Prudential and its Subsidiaries for all purposes in any Fulton Plan to the same extent that such service was taken into account under the analogous Prudential Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit Pension Plan or Benefit Plan that provides retiree welfare benefits, or (C) to any Benefit Plan that is a frozen plan or provides grandfathered benefits.

(c) Fulton agrees to honor, or cause Fulton Bank to honor, each of the employment and severance agreements identified in Schedule 3.24, provided that if any of the individuals who are a party to any of such agreements will not be retained as an employee of Fulton or Fulton Bank following the Effective Time, then Prudential or Prudential Bank may provide to such individual(s) as of the Effective Time the lump sum cash payments required by such agreements upon a termination of employment in connection with or following a change in control, with the continuation of insurance coverages to be provided by Fulton or Fulton Bank in accordance with the terms of such agreements. Fulton acknowledges and agrees that the Merger will constitute a “change in control” of Prudential for all purposes with respect to such agreements. For the avoidance of doubt, the payments provided for by this subsection (c) shall be in lieu of any other severance payments so as to avoid any duplication of benefits.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Prudential or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, Prudential, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Prudential, Fulton or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Prudential or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Prudential Benefit Plan, Fulton Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Fulton or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Prudential Benefit Plan, Fulton Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.

(e) Except as provided by Sections 11.2(d) and 13.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Prudential or any of Prudential Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including under this Section 11.1.

11.2 Insurance; Indemnification .

(a)

For a period of six (6) years after the Effective Date, Fulton shall (and Prudential Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Prudential’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Prudential as of the date of this Agreement, except that Fulton shall not be required to pay an aggregate premium for such policy in excess of 250% of the current annual premium for Prudential’s existing directors and officers liability insurance policy; provided, however, if Fulton is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. Fulton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering Persons who are covered by such insurance immediately prior to the Effective Date.

(b)

For a period of six (6) years from and after the Effective Date, Fulton shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or of Prudential or a Prudential Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such individual is or was a director, officer or employee of Prudential or a Prudential Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Prudential or a Prudential Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and Prudential’s and the relevant Prudential Subsidiaries’ Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this Section except to the extent Fulton is materially prejudiced thereby). In the defense of any Claim covered by this Section, Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this Section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Nothing contained in this Section 11.2 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer or employee of Prudential or any Prudential Subsidiary may have under applicable law or regulation or Prudential’s Articles of Incorporation, Bylaws or the equivalent documents of any Prudential Subsidiary, as applicable, in each case as in effect on the date hereof. Fulton agrees to honor such provisions and documents in accordance with their terms.

(c)

If Fulton or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Fulton (or any successors or assigns) shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Fulton shall assume the obligations set forth in this Section 11.2.

(d)	The provisions of this Section 11.2 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

(e)

Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance, to the extent applicable, with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Article XII.

TERMINATION, AMENDMENT AND WAIVER

12.1 Termination.

This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Prudential:

(a) At any time by the mutual written agreement of Fulton and Prudential;

(b) By either Fulton or Prudential (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) if there shall have been a material breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Prudential, in the case of a termination by Fulton, or Fulton, in the case of a termination by Prudential, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2 in the case of a termination by Fulton, or Section 8.3, in the case of termination by Prudential, and which is not cured within thirty (30) days following written notice to Prudential, in the case of a termination by Fulton, or Fulton, in the case of a termination by Prudential, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(c) By either of the Parties hereto if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Fulton and Prudential; provided, that no Party may terminate this Agreement pursuant to this Section 12.1(c) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(d) By either of the Parties hereto if the shareholders of Prudential fail to approve the transactions contemplated by this Agreement at the Prudential Shareholders’ Meeting called for that purpose; provided, however, that no termination right shall exist for Prudential hereunder if, prior to such shareholder vote, the Board of Directors of Prudential shall have withdrawn, modified or changed the Prudential Recommendation in a manner adverse to Fulton;

(e) By either of the Parties hereto if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(f) By the Board of Directors of Fulton (i) if Prudential has received a Prudential Superior Proposal and (ii) in accordance with Section 5.8 of this Agreement, the Board of Directors of Prudential (A) enters into an acquisition agreement with respect to the Prudential Superior Proposal, (B) fails to make the Prudential Recommendation or modifies or qualifies the Prudential Recommendation in a manner adverse to Fulton, or (C) delivers a Final Notice of Prudential Superior Proposal;

(g) By the Board of Directors of Prudential if Prudential has received a Prudential Superior Proposal and, in accordance with Section 5.8, the Board of Directors of Prudential has delivered a Final Notice of Prudential Superior Proposal; or

(h) By Prudential at any time during the three-day period following the Determination Date (as defined below) (the “Notice Period”), if both of the following conditions (A) and (B) exist:

(A) the Closing Consideration (as defined below) shall be less than the Minimum Threshold; and

(B) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Fulton Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”). If Prudential elects to exercise its termination right pursuant to this Section 12.1(h), it shall give prompt (but in any case on or before the end of business on the last day in the Notice Period) written notice to Fulton; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, Fulton shall have the option of increasing either (but not both) the Conversion Ratio or the Cash Consideration in a manner such, and to the extent required, that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if either: (i) where Fulton elects to increase the Conversion Ratio, the Conversion Ratio is increased so that the Closing Consideration calculated after applying such increase is not less than the Minimum Threshold; or (ii) where Fulton elects to increase the Cash Consideration, the Cash Consideration is increased so that the Closing Consideration calculated after applying such increase is not less than the Minimum Threshold.

For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Conversion Ratio is increased so that the Adjusted Fulton Ratio is not less than the Index Ratio.

If Fulton makes this election, within such period, it shall give prompt written notice to Prudential of such election and the revised Conversion Ratio or Cash Consideration, as the case may be, whereupon no termination shall have occurred pursuant to this Section 12.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio or Cash Consideration, as the case may be, shall have been so modified), and any references in this Agreement to “Conversion Ratio” or “Cash Consideration”, as applicable, shall thereafter be deemed to refer to the Conversion Ratio or Cash Consideration, as applicable, after giving effect to any adjustment made pursuant to this Section 12.1(h).

For purposes of this Section 12.1(h), the following terms shall have the meanings indicated:

“Adjusted Fulton Ratio” means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Conversion Ratio by the total number of shares of Prudential Common Stock outstanding on the Determination Date multiplied by the initial Conversion Ratio, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Fulton Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the per share volume weighted average price of Fulton Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Closing Consideration” means (i) the Cash Consideration per share plus (ii) the product of (x) the Conversion Ratio and (y) the Average Closing Price.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the KBW NASDAQ Regional Banking Index.

“Minimum Threshold” means $13.91 per share.

“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $17.39.

If Fulton declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Fulton shall be appropriately adjusted for the purposes of applying this Section 12.1(h).

12.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 12.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that this Section 12.2(a) and Sections 12.2(b), 12.2(c), 13.1 and 13.3 shall survive such termination.

(b) Liability. If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(ii) In the event of a termination of this Agreement because of fraud or a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching Party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching Party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. “Willful Breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(iii) In the event this Agreement is terminated by Fulton pursuant to Section 12.1(d) and: (A) prior to such termination, any Person shall have publicly proposed or announced a Prudential Acquisition Transaction; and (B) within twelve (12) months after such termination, Prudential enters into an agreement with respect to a Prudential Acquisition Transaction or completes a Prudential Acquisition Transaction, then Prudential shall make a cash payment in the amount of $6,000,000 (the “Termination Fee”) to Fulton within ten (10) Business Days after written demand by Fulton after closing of a Prudential Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Fulton.

(iv) In the event that Fulton terminates this Agreement in accordance with Section 12.1(f) or Prudential terminates this Agreement in accordance with Section 12.1(g), Prudential shall pay to Fulton the Termination Fee within ten (10) Business Days after notice of such termination is given. Such payments shall be made by wire transfer of immediately available funds to an account designated by Fulton.

(v) Each of Fulton and Prudential acknowledges that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if Fulton or Prudential, as the case may be, fails promptly to pay the amount due pursuant to this Section 12.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying Party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Party (including reasonable attorneys’ fees and expenses) in connection with such suit. The right to receive the Termination Fee will constitute the sole and exclusive remedy of Fulton against Prudential and the Prudential Subsidiaries and their respective directors and officers with respect to a termination covered by clause (iii) or (iv), above. In addition, if Fulton or Prudential, as the case may be, fails to pay the amounts payable pursuant to this Section 12.2, then such Party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Prudential and Fulton pursuant to this Section 12.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other Party in the event of a termination of this Agreement specified in such applicable section.

(c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Prudential nor Prudential Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other Party or Parties, except as may be necessary in order to establish the liability of the other Party or Parties for Willful Breach as contemplated under Section 12.2(b) herein.

12.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Prudential), but only by a written instrument duly authorized, executed and delivered by Fulton and by Prudential; provided, however, that any amendment to the Merger Consideration to be received by the shareholders of Prudential in exchange for their shares of Prudential Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Prudential in accordance with applicable provisions of the Applicable Corporate Law.

12.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Prudential) by a written instrument duly authorized, executed and delivered by such Party or Parties.

Article XIII.

GENERAL PROVISIONS

13.1 Expenses. Except as expressly provided in this Agreement to the contrary, each Party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

13.2 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in 12 C.F.R. § 261.2(c), “non-public OCC information” as identified in 12 C.F.R. § 4.32(b) and information subject to 12 C.F.R. Part 309) of a Regulatory Agency or Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

13.3 Public Communications. Fulton and Prudential agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual written approval (which approval shall not be unreasonably withheld, conditioned or delayed) by Fulton and Prudential, unless counsel has advised any such Party that such release or other public communication must immediately be issued, and the issuing Party has not been able, despite its good faith efforts, to obtain such approval.

13.4 Notices . All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, e-mail transmission (with confirmation), or mailed by registered or certified mail, return receipt requested, as follows:

(a) If to Fulton, to:

With a copy (which shall not constitute notice) to:

E. Philip Wenger, Chairman, President and Chief Executive Officer

Fulton Financial Corporation

One Penn Square

Lancaster, PA 17602

With a copy (which shall not constitute notice) to:

Natasha R. Luddington

Senior Executive Vice President, Chief Legal Officer and Corporate Secretary

Fulton Financial Corporation

One Penn Square

Lancaster, PA 17602

and

Paul G. Mattaini, Esq.

Kimberly J. Decker, Esq.

Barley Snyder LLP

126 East King Street

Lancaster, Pennsylvania 17602

(b)	If to Prudential, to:

Dennis Pollack

President and Chief Executive Officer

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, PA 19145

Tel: (215) 755-1500

With a copy (which shall not constitute notice) to:

Philip Ross Bevan, Esq.

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W.

Suite 100

Washington, DC 20007

(202) 295-4500

13.5 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

13.6 Governing Law; Jurisdiction; Waiver of Jury Trial .

(a) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Common Pleas of Lancaster, Pennsylvania and any state appellate court therefrom within the Commonwealth of Pennsylvania or, if the Court of Common Pleas of Lancaster, Pennsylvania declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 13.4.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.

13.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives; provided, however, that neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party (which consent may be withheld in such other Party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, the provisions of Section 11.2 with respect to the directors, officers and employees of Prudential and the Prudential Subsidiaries and except as otherwise expressly provided herein, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.8 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change.

13.9 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. For the avoidance of doubt, the Parties agree that the Confidentiality Agreement remains in full force and effect and is not superseded by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ Dennis Pollack
Dennis Pollack, President and CEO

Attest:	/s/ Anthony Migliorino

PRUDENTIAL BANCORP, INC.

By:	/s/ E. Philip Wenger
E. Philip Wenger, Chairman and CEO

Attest:	/s/ Natasha R. Luddington

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.8(a).

“Acquisition Transaction” has the meaning given to it in Section 5.8(a).

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary subject to any restrictions on dissemination thereof imposed by applicable Bank Regulators.

“Adjusted Fulton Ratio” has the meaning given to it in Section 12.1(h).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning given to it in the Introduction.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Average Closing Price” has the meaning given to it in Section 12.1(h).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Merger Effective Time” has the meaning given to it in Section 1.1(b).

“Bank Regulators” means Federal Reserve Board, the FDIC, the OCC and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Bankruptcy Court” has the meaning given to it in Section 5.14.

“Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which the referenced Party or any Subsidiary or any trade or business of the referenced Party or any of its Subsidiaries, whether or not incorporated, all of which together with the referenced Party would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the referenced Party or any of its Subsidiaries or the referenced Party’s ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the referenced Party or any of its Subsidiaries or any referenced Party ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Lancaster, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(iii).

“Cash Consideration” has the meaning given to it in Section 2.1(b).

“Chosen Courts” has the meaning given to it in Section 13.6(b).

“Claim” has the meaning given to it in Section 11.2(b).

“Closing” has the meaning given to it in Section 9.1.

“Closing Consideration” has the meaning given to it in Section 12.1(h).

“Closing Date” has the meaning given to it in Section 9.1.

“Closing Financial Statement” has the meaning given to it in Section 8.2(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties, dated October 1, 2021.

“Conversion Ratio” has the meaning given to it in Section 2.1(b), subject to modification by Section 12.1(h).

“Current Year” means the current fiscal year of a Party.

“Determination Date” has the meaning given to it in Section 12.1(h).

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Agreements” has the meaning given to it in Section 3.23.

“Employment Obligation” means any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Fulton Bank or such third party as Fulton and Prudential shall agree upon in writing.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Office” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.8(e).

“FINRA” means the Financial Industry Regulatory Authority.

“Fulton Bank” has the meaning given to it in the Background.

“Fulton” has the meaning given to it in the heading of this Agreement.

“Fulton Balance Sheet” has the meaning given to it in Section 4.8.

“Fulton Closing Documents” has the meaning given to it in Section 8.3(e).

“Fulton Common Stock” has the meaning given to it in the Background.

“Fulton Disclosure Schedule” has the meaning given to it in Article IV.

“Fulton Incentive Equity” means equity-based awards under a Fulton Stock Plan.

“Fulton Plans” has the meaning given to it in Section 11.1(b).

“Fulton Ratio” has the meaning given to it in Section 12.1(h).

“Fulton SEC Reports” has the meaning given to it in Section 4.6(b).

“Fulton Stock Consideration” has the meaning given to it in Section 2.1(b).

“Fulton Stock Plan” has the meaning given to it in Section 4.4(c).

“Fulton Subsidiaries” shall have the meaning given to it in Section 4.3.

“Fulton Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 11.2(b).

“Indemnified Parties” has the meaning given to it in Section 11.2(b).

“Index Price” has the meaning given to it in Section 12.1(h).

“Index Ratio” has the meaning given to it in Section 12.1(h).

“Injunction” has the meaning given to it in Section 8.1(d).

“Insiders” has the meaning given to it in Section 2.8.

“Intellectual Property” has the meaning given to it in Section 3.19.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to Fulton, the actual knowledge of the individuals set forth on Appendix II. With respect to Prudential, “Knowledge” means the actual knowledge of the individuals set forth on Appendix II.

“Letter of Transmittal” has the meaning given to it in Section 2.1(g).

“Liens” has the meaning given to it in Section 3.4(c).

“Loans” has the meaning given to it in Section 3.25(a).

“Look Back Date” means January 1, 2019.

“Market” shall mean the NASDAQ Stock Market.

“Material Adverse Effect” means, with respect to Prudential, Fulton or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material adverse impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries taken as a whole, provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (including the Pandemic Measures); (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally (including any such changes arising out of the Pandemic or any Pandemic Measures), changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic); (D) the failure, in and of itself, of such Party to meet earnings projections or internal financial forecasts or any decrease in the market price of a Party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, including the Bankruptcy Litigation Settlement Agreement and the State Court Litigation Settlement Agreement, (F) any legal action asserted or other actions initiated by any holder of shares of Prudential Common Stock or the holder of shares of Fulton Common Stock arising out of or related to this Agreement, (G) actions or omissions taken pursuant to the written consent or request of Fulton, in the case of Prudential, or Prudential, in the case of Fulton, or (H) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective Subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Prudential, on the one hand, or Fulton on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of Prudential or any Prudential Subsidiary:

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness in excess of $75,000 or by which Prudential or any Prudential Subsidiary is bound;

(2) any contract containing covenants that limit in any respect the ability of Prudential or any Prudential Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, Prudential or any Prudential Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of Prudential or any Prudential Subsidiary;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations or contains continuing indemnity obligations of Prudential or any Prudential Subsidiary;

(4) any real property lease and any other lease with annual rental payments aggregating $75,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $75,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which Prudential or any Prudential Subsidiary is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for Prudential or any Prudential Subsidiary or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by Prudential or any Prudential Subsidiary);

(7) any contract that by its terms limits the payment of dividends or other distributions by Prudential or any Prudential Subsidiary;

(8) any standstill or similar agreement pursuant to which any Party has agreed not to acquire assets or securities of another Person;

(9) any contract that would reasonably be expected to prevent, delay, or impede Prudential’s or any Prudential Subsidiary’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by Prudential or any Prudential Subsidiary of any person, except for immaterial contracts entered into in the Ordinary Course of Business;

(11) any contract that contains a put, call, or similar right pursuant to which Prudential or any Prudential Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $75,000;

(12) any contract relating to (a) interest rate swaps or other derivative products or (b) wholesale funding, including federal funds, foreign deposits and brokered deposits; and

(13) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(14) any contract of Prudential or an Prudential Subsidiary that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if Prudential or an Prudential Subsidiary was subject to compliance with the Exchange Act of 1934).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(a)(i).

“Minimum Threshold” has the meaning given to it in Section 12.1(h).

“Multiple Employer Plan” has the meaning given to it in Section 3.24(f).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Notice of Superior Proposal” has the meaning given to it in Section 5.8(e).

“Notice Period” has the meaning given to it in Section 12.1(h).

“OCC” means the Office of the Comptroller of Currency.

“Ordinary Course of Business” means the ordinary course of operations of a Person, consistent with its customary business practices.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” has the meaning given to it in Section 3.17(d).

“Parties” and “Party” means Fulton and/or Prudential, as applicable in the content.

“PBGC” has the meaning given to it in Section 3.24(e).

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“PPP” has the meaning given to it in Section 3.25(g).

“Prior Year” means the prior fiscal year of a Party.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Prudential” has the meaning given to it in the Introduction.

“Prudential 2008 RRP” has the meaning given to it in Section 2.3.

“Prudential 2008 SOP” has the meaning given to it in Section 2.3.

“Prudential 2014 SIP” has the meaning given to it in Section 2.3.

“Prudential Balance Sheet” has the meaning given to it in Section 3.9.

“Prudential Bank” has the meaning given to it in the Background.

“Prudential Benefit Plans” has the meaning given to it in Section 3.24(a).

“Prudential Closing Documents” has the meaning given to it in Section 8.2(e).

“Prudential Common Stock” has the meaning given to it in the Background.

“Prudential Disclosure Schedule” has the meaning given to it in Article III.

“Prudential ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Prudential or any Prudential Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA..

“Prudential Incentive Equity” has the meaning given to it in Section 3.4(b).

“Prudential Options” has the meaning given to it in Section 2.3.

“Prudential PEO Plans” has the meaning given to it in Section 3.24(a).

“Prudential Preferred Stock” has the meaning given to it in Section 3.4(a).

“Prudential Qualified Plans” has the meaning given to it in Section 3.24(d).

“Prudential Recommendation” has the meaning given to it in Section 5.2.

“Prudential Representatives” has the meaning given to it in Section 5.8(a).

“Prudential SEC Reports” has the meaning given to it in Section 3.7(b).

“Prudential Share” and “Prudential Shares” have the meaning given to them in Section 2.1(a)(i).

“Prudential Shareholders’ Meeting” means the meeting of Prudential for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“Prudential Stock Plans” has the meaning given to it in Section 2.3.

“Prudential Subsidiaries” shall have the meaning given to it in Section 3.3.

“Prudential Subsidiaries Common Equity” has the meaning given to it in Section 3.4(c).

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency” and “Regulatory Agencies” have the meaning given to them in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Requisite Shareholder Vote” has the meaning give to it in Section 3.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.2(c).

“Security Breach” has the meaning given to it in Section 3.18(b).

“SOX Act” has the meaning given to it in Section 3.8(b).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Date” has the meaning given to it in Section 12.1(h).

“Starting Price” has the meaning given to it in Section 12.1(h).

“Statement of Merger” has the meaning given to it in Section 9.2.

“Subsequent Determination” has the meaning given to it in Section 5.8(e).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Fulton or Prudential, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.8(b).

“Surviving Corporation” has the meaning given to it in Section 1.1(a).

“Takeover Statutes” has the meaning given to it in Section 3.34.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” means November 30, 2022.

“Termination Fee” has the meaning given to it in Section 12.2(b)(iii).

“Transitional Period” has the meaning given to it in Section 11.1.

“Unclaimed Shares” has the meaning given to it in Section 2.2(c).

“Unexchanged Shareholder” has the meaning given to it in Section 2.2.

“Voting Agreements” has the meaning given to it in the Background.

“Willful Breach” has a meaning set forth in 12.2(b)(ii).

APPENDIX B

March 1, 2022

The Board of Directors

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, PA 19145

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Prudential Bancorp, Inc. (“Prudential”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Prudential with and into Fulton Financial Corporation (”Fulton”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Prudential and Fulton. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Fulton, Prudential or the holder of any share of common stock, $0.01 par value, of Prudential (“Prudential Common Stock”), each share of Prudential Common Stock issued and outstanding immediately prior to the Effective Time other than Canceled Shares (as defined in the Agreement) shall be converted into the right to receive: (i) 0.7974 of a share of common stock, $2.50 par value, of Fulton (“Fulton Common Stock” and, such fraction of a share of Fulton Common Stock, the “Stock Consideration”) and (ii) $3.65 in cash (the “Cash Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement also provides that, at a date and time following the Merger as determined by Fulton, Prudential Bank, a wholly-owned subsidiary of Prudential, shall merge with and into Fulton Bank, a wholly-owned subsidiary of Fulton, pursuant to a separate bank merger agreement to be entered into by Prudential Bank and Fulton Bank (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Prudential and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationship between KBW and a KBW broker-dealer affiliate and each of Prudential and Fulton), may from time to time purchase securities from, and sell securities to, Prudential and Fulton. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prudential or Fulton for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Prudential (the “Board”) in rendering this opinion and will receive a fee from Prudential for our services. A portion of our fee is payable upon the rendering of this opinion, a portion will be payable on the first date of mailing of the proxy statement relating to the Merger and a significant portion is contingent upon the successful completion of the Merger. In addition, Prudential has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company

www.kbw.com

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Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Prudential. In the past two years, KBW has provided investment banking and financial advisory services to Fulton and received compensation for such services. KBW acted as a joint book-running manager to Fulton in connection with its October 2020 offering of preferred stock and as a passive book-runner to Fulton in connection with both of its February 2020 offerings of fixed-to-floating rate subordinated notes. We may in the future provide investment banking and financial advisory services to Prudential or Fulton and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Prudential and Fulton and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 1, 2022 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of Prudential; (iii) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 of Prudential; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Fulton; (v) certain regulatory filings of Prudential and Fulton and their respective subsidiaries, including, as applicable, the quarterly reports on Form Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2021; (vi) certain other interim reports and other communications of Prudential and Fulton provided to their respective shareholders; and (vii) other financial information concerning the businesses and operations of Prudential and Fulton furnished to us by Prudential and Fulton or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Prudential and Fulton; (ii) the assets and liabilities of Prudential and Fulton; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Prudential and Fulton with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Prudential that were prepared by Prudential management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) certain pro forma financial data of Prudential as of December 31, 2021, as adjusted for estimated data relating to Prudential’s pending settlement of certain litigation that was provided to us by Prudential management, which pro forma financial data was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (vii) publicly available consensus “street estimates” of Fulton, as well as assumed Fulton long-term growth rates that were provided to us by Fulton management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Prudential management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on Fulton (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by Fulton management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Prudential management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held with the managements of Prudential and Fulton, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Prudential and Fulton and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Prudential as to the reasonableness and achievability of the financial and operating forecasts

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and projections of Prudential referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Prudential, upon Fulton management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Fulton, the assumed Fulton long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on Fulton (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Fulton consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Fulton management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Fulton referred to above, is based on numerous variables and assumptions that are inherently uncertain including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Prudential and Fulton and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Prudential and Fulton. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Prudential or Fulton since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Prudential and Fulton are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Prudential or Fulton, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Prudential or Fulton under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Prudential Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the

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related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Prudential, Fulton or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Prudential that Prudential has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Prudential, Fulton, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to the holders of Prudential Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction (including the form of the Merger Consideration or the allocation thereof between cash and stock), any consequences of the Merger or any such related transaction to Prudential, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Prudential to engage in the Merger or any related transaction or enter into the Agreement; (ii) the relative merits of the Merger or any related transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Prudential or the Board; (iii) the fairness of the amount or nature of any compensation to any of Prudential’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Prudential Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Prudential (other than the holders of Prudential Common Stock, solely with respect to the Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Fulton or any other party to any transaction contemplated by the Agreement; (v) whether Fulton has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Prudential Common Stock at the closing of the Merger; (vi) the actual value of Fulton Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Prudential Common Stock or Fulton Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Fulton Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Prudential, Fulton, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Prudential Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it

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constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of Prudential Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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PART II

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article VIII of Fulton’s bylaws provides for indemnification of directors, officers, employees and other agents of Fulton and advancement of expenses upon the undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined that the indemnified person is not entitled to be indemnified.

Article V Section 3 of Fulton’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, indemnification rights provided for under any agreement, by vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Article V Section 4 of Fulton’s bylaws, Futon maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Fulton for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Fulton.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Fulton’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article V of the bylaws of Fulton.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No. Description

2.1	Agreement and Plan of Merger, dated as of March 1, 2022, between Fulton Financial Corporation and Prudential Bancorp, Inc.	Included as Annex A of the Proxy statement/Prospectus contained in this Registration Statement. The registrant agrees to provide to the Securities and Exchange Commission, upon request, a copy of the schedules to this Agreement.

3.1(i)	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 of the Fulton Financial corporation report on Form 8-K filed June 24, 2011.

3.1(ii)	Bylaws	Incorporated by reference to Exhibit 3.1 of the Fulton Financial corporation report on Form 8-K filed May 14, 2021.

3.1(iii)	Statement with Respect to Shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A of Fulton Financial Corporation, dated October 23, 2020	Incorporated by reference to Exhibit 3.1 of the Fulton Financial corporation current report on Form 8-K filed October 29, 2020.

4.1	Form of Common Stock Certificate	Filed herewith

5.1	Opinion of Barley Snyder, LLP as to the legality of the securities to be registered	Filed herewith

8.1	Form of Opinion of Barley Snyder, LLP as to the tax consequences of the merger	Filed herewith

8.2	Form of Opinion of Silver, Freedman, Taff & Tiernan LLP as to the tax consequences of the merger	Filed herewith

10.1	Amended Employment Agreement between Fulton Financial Corporation and E. Philip Wenger dated November 12, 2008	Incorporated by reference to Exhibit 10.5 of the Fulton Financial Corporation Current Report on Form 8-K filed November 14, 2008

10.2	Form of Executive Employment Agreement between Fulton Financial Corporation and certain Executive Officers of Fulton Financial Corporation	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Current Report on Form 8-K filed January 4, 2018

10.2.1	Schedule of Executive Employment Agreements between Fulton Financial Corporation and certain Executive Officers of Fulton Financial Corporation	Incorporated by reference to Exhibit 10.2.1 of the Fulton Financial Annual Report on Form 10-K filed February 28, 2022.

10.3	Form of Key Employee Change in Control Agreement between Fulton Financial Corporation and certain Executive Officers of Fulton Financial Corporation	Incorporated by reference to Exhibit 10.2 of the Fulton Financial Corporation Current Report on Form 8-K filed January 4, 2018

10.3.1	Schedule of Key Employee Change in Control Agreements between Fulton Financial Corporation and certain Executive Officers of Fulton Financial Corporation	Incorporated by reference to Exhibit 10.3.1 of the Fulton Financial Annual Report on Form 10-K filed February 28, 2022

10.4	Form of Death Benefit Only Agreement to Senior Management	Incorporated by reference to Exhibit 10.9 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2006

10.5	Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Current Report on Form 8-K filed May 3, 2013

10.6	Amendment No. 1 to Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016

10.7	Amendment No. 2 to Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan	Incorporated by reference to Exhibit 10.9 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2017

10.8	Form of Option Award and Form of Restricted Stock Award under the Fulton Financial Corporation Amended and Restated Equity and Cash Incentive Compensation Plan between Fulton Financial Corporation and Officers of the Corporation	Incorporated by reference to Exhibits 10.1 and 10.2, respectively, of the Fulton Financial Corporation Current Report on Form 8-K filed June 19, 2013

10.9	Amended and Restated Fulton Financial Corporation Employee Stock Purchase Plan	Incorporated by reference to Exhibit A to Fulton Financial Corporation’s definitive proxy statement, filed March 26, 2014

10.10	Amendment No. 1 to the Amended and Restated Fulton Financial Corporation Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.10 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2019

10.11	Fulton Financial Corporation Deferred Compensation Plan, as amended and restated effective December 1, 2015	Incorporated by reference to Exhibit 10.12 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2015

10.12	First Amendment effective January 1, 2019 to the Fulton Financial Corporation Deferred Compensation Plan	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019

10.13	Second Amendment effective January 1, 2021 to the Fulton Financial Corporation Deferred Compensation Plan	Incorporated by reference to Exhibit 10.13 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2020

10.14	Third Amendment effective March 11, 2021 to the Fulton Financial Corporation Deferred Compensation Plan	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021

10.15	Fourth Amendment effective July 20, 2021 to the Fulton Financial Corporation Deferred Compensation Plan	Incorporated by reference to Exhibit 10.2 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021

10.16	Fifth Amendment, effective January 1, 2022, to the Fulton Financial Corporation Deferred Compensation Plan	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021

10.17	Forms of Time-Vested Restricted Stock Unit Award Agreement and Performance Share Restricted Stock Unit Award Agreement between Fulton Financial Corporation and Certain Employees of the Corporation as of March 18, 2014	Incorporated by reference to Exhibits 10.1 and 10.2, respectively, of the Fulton Financial Corporation Current Report on Form 8-K filed March 24, 2014

10.18	Fulton Financial Corporation Non-Employee Director Compensation	Incorporated by reference to Exhibit 10.18 of the Fulton Financial Annual Report on Form 10-K filed February 28, 2022

10.19	Form of Director Stock Unit Award Agreement under the Directors’ Equity Participation Plan, as amended	Incorporated by reference to Exhibit 10.15 of the Fulton Financial Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2018

10.20	Fulton Financial Corporation Amended and Restated Directors’ Equity Participation Plan	Incorporated by reference to Exhibit 10.1 of Fulton Financial Corporation’s Current Report on Form 8-K filed May 23, 2019

10.21	Form of Master Confirmation between Fulton Financial Corporation and Goldman, Sachs & Co.	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Current Report on Form 8-K filed November 17, 2014

10.22	Agreement between Fulton Financial Corporation and Fiserv Solutions, LLC dated July 11, 2016	Incorporated by reference to Exhibit 10.1 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. Portions of this exhibit have been redacted and are subject to a confidential treatment request filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Exchange Act, as amended. The redacted material was filed separately with the Securities and Exchange Commission.

10.23	Amendment to Agreement between Fulton Financial Corporation and Fiserv Solutions, LLC dated December 20, 2021. Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.	Incorporated by reference to Exhibit 10.23 of the Fulton Financial Annual Report on Form 10-K filed February 28, 2022

21.1	Subsidiaries	Incorporated by reference to Exhibit 21 of the registrant’s Annual Report on Form 10-K, filed February 28, 2022.

23.1	Consent of Barley Snyder, LLP	Included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement

23.2	Consent of Silver, Freedman, Taff & Tiernan, LLP	Included in Exhibit 8.2 to this Registration Statement

23.3	Consent of KPMG LLP	Filed herewith

23.4	Consent of S.R. Snodgrass, P.C.	Filed herewith

24.1	Power of Attorney	Filed herewith

99.1	Form of Proxy Card for Special Meeting of Shareholders of Prudential Bancorp, Inc.	Filed herewith

99.2	Consent of Keefe, Bruyette & Woods, Inc.	Filed herewith

107	Filing fee table	Filed herewith

(d) Financial statement schedules: Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act, which we refer to as the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Exchange Act, each filing of the registrant’s annual report pursuant to section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(d) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fulton Financial Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lancaster, Commonwealth of Pennsylvania, on April 20, 2022.

FULTON FINANCIAL CORPORATION

By:	/s/ E. Philip Wenger
Name: E. Philip Wenger
Title: Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S 4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer Craighead Carey		April 20, 2022
Jennifer Craighead Carey*	Director

/s/ Lisa Crutchfield		April 20, 2022
Lisa Crutchfield*	Director

/s/ Denise L. Devine		April 20, 2022
Denise L. Devine*	Director

/s/ Steven S. Etter		April 20, 2022
Steven S. Etter*	Director

/s/ Carlos E. Graupera		April 20, 2022
Carlos E. Graupera*	Director

/s/ George W. Hodges		April 20, 2022
George W. Hodges*	Director

/s/ George K. Martin		April 20, 2022
George K. Martin*	Director

/s/ James R. Moxley III		April 20, 2022
James R. Moxley III*	Director

/s/ Curtis J. Myers		April 20, 2022
Curtis J. Myers*	Director, President and Chief Operating Officer

/s/ Ronald H. Spair		April 20, 2022
Ronald H. Spair*	Director

Signature	Title	Date

/s/ Mark F. Strauss		April 20, 2022
Mark F. Strauss*	Director

/s/ Ernest J. Waters		April 20, 2022
Ernest J. Waters*	Director

/s/ E. Philip Wenger		April 20, 2022
E. Philip Wenger*	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Mark R. McCollom		April 20, 2022
Mark R. McCollom	Chief Financial Officer (Principal Financial Officer)

/s/ Anthony L. Cossetti		April 20, 2022
Anthony L. Cossetti	(Principal Accounting Officer)

* By his or her attorney-in-fact, Natasha R. Luddington.		April 20, 2022